As filed with the Securities and Exchange Commission on March 11, 2019

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Richmond Mutual Bancorporation, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6022	36-4926041
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

31 North 9th Street

Richmond, Indiana 47374

(765) 962-2581

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Garry Kleer

Chairman of the Board, President and Chief Executive Officer

Richmond Mutual Bancorporation, Inc.

31 North 9th Street

Richmond, Indiana 47374

(765) 962-2581

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James Fleischer, Esquire
Martin L. Meyrowitz, P.C.
Michael S. Sadow, P.C.

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W., Suite 100

Washington, D.C. 20007

(202) 295-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	13,526,625 shares	$10.00	$135,266,250	$16,395

(1) Includes 500,000 shares to be issued to the First Bank Richmond, Inc. Community Foundation.

(2) Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

RICHMOND MUTUAL BANCORPORATION, INC.

(Proposed Holding Company for First Bank Richmond)

Up to 11,327,500 Shares of Common Stock

(Subject to increase to up to 13,026,625 shares)

Richmond Mutual Bancorporation, Inc., a newly formed Maryland corporation, is offering up to 11,327,500 shares of common stock for sale to the public at $10.00 per share on a best efforts basis in connection with the conversion and reorganization of First Bank Richmond from the mutual holding company form of organization, which we refer to in this document as the “reorganization.” When the reorganization is completed, all of the outstanding common stock of First Bank Richmond will be owned by the newly formed Richmond Mutual Bancorporation, Inc., and all of the outstanding common stock of Richmond Mutual Bancorporation, Inc. will be owned by public stockholders. In addition to the shares that we will sell in the offering, we intend to contribute a total of $6.25 million to a charitable foundation that we are establishing in connection with the reorganization, which contribution will consist of $1.25 million of cash and $5.0 million (500,000 shares) of common stock. Currently, there is no established trading market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “RMBI” upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered in a subscription offering to eligible depositors and certain borrowers of First Bank Richmond and to First Bank Richmond’s tax-qualified employee benefit plans. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the communities served by First Bank Richmond. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public in a syndicated offering through a syndicate of broker-dealers managed by Keefe, Bruyette & Woods, Inc., a Stifel company (“KBW”). The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. However, shares purchased in the subscription offering or the community offering will not be issued until the completion of any syndicated offering. The subscription, community and syndicated community offerings are sometimes collectively referred to as the “offering.”

We may sell up to 13,026,625 shares of common stock as a result of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 8,372,500 shares in order to complete the offering. KBW will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

The minimum order is 25 shares of common stock. Generally, no individual or individuals through a single account held jointly may purchase more than 30,000 shares of common stock, and no individual or other person, along with their associates and those with whom they are acting in concert, may purchase more than 40,000 shares of common stock.

The subscription and community offerings are expected to expire at 2:00 p.m., Eastern Time, on [Date 1]. We may extend this expiration time and date, without notice to you, until [Date 2]. Once submitted, stock orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond [Date 2], or the number of shares of common stock offered for sale is increased to more than 13,026,625 shares or decreased to less than 8,372,500 shares. If the subscription and community offerings are extended beyond [Date 2], we will notify all subscribers and give them an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offerings is increased to more than 13,026,625 shares or decreased to less than 8,372,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at First Bank Richmond and will earn interest at [•]% per annum until completion or termination of the offerings.

In addition, our officers, directors and employees may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. They will pay the same $10.00 per share offering price as paid by all other persons who purchase shares in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	8,372,500	9,850,000	11,327,500	13,026,625
Gross offering proceeds	$83,725,000	$98,500,000	$113,275,000	$130,266,250
Estimated offering expenses, excluding selling agent fees and expenses	$1,600,000	$1,600,000	$1,600,000	$1,600,000
Estimated selling agent fees and expenses (1) (2)	$766,270	$902,200	$1,038,130	$1,194,450
Estimated net proceeds	$81,358,730	$95,997,800	$110,636,870	$127,471,801
Estimated net proceeds per share	$9.72	$9.75	$9.77	$9.79

(1)	See “The Reorganization and Offering − Plan of Distribution and Marketing Arrangements” for a discussion of KBW’s compensation for this offering and the compensation to be received by KBW and the other broker-dealers who may participate in a syndicated community offering.
(2)	Excludes reimbursable expenses and records agent fees, which are included in estimated offering expenses.

This investment involves a degree of risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page 18.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Indiana Department of Financial Institutions, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (___) ___-____.

The date of this prospectus is _____, 2019.

69
127
Sidney
SHELBY
Piqua
Troy
MIAMI
36
WAYNE
Richmond
Centerville
Cambridge City
27
70
Indianapolis
Shelbyville
SHELBY
52
74
75
Columbus
FRANKLIN
270
Cincinnati
INDIANA
OHIO
KENTUCKY

INDIANA
OHIO
Indianapolis
Columbus
Cincinnati

## First Bank Richmond Locations

1. ***Bank Center/Main Office***
   20 N. 9th Street
   Richmond, IN
2. ***Corporate Office/Financial Center ****
   31 N 9th Street
   Richmond, IN
3. ***Centerville Branch***
   119 E Main Street
   Centerville, IN
4. ***Westside Branch***
   2929 National Rd. W
   Richmond, IN
5. ***Cambridge City Branch***
   200 W Main Street
   Cambridge City, IN
6. ***Motor Branch***
   601 S A. Street
   Richmond, IN
7. ***Eastside Branch***
   3403 E Main Street
   Richmond, IN
8. ***Shelbyville Branch***
   1835 Marketplace Blvd.
   Shelbyville, IN
9. ***Northside Branch***
   2499 Chester Blvd.
   Richmond, IN
10. ***Offsite ATM location***
    Indiana University East
    Whitewater Hall
    2325 Chester Blvd.
    Richmond, IN

**administration & lending*

11. ***Sidney***
    2601 Michigan Street
    Sidney, OH
12. ***Sidney – Downtown***
    121 S. Ohio Avenue
    Sidney, OH
13. ***Piqua***
    138 N. Sunset Drive
    Piqua, OH
14. ***Piqua - Downtown***
    126 W. High Street
    Piqua, OH
15. ***Troy***
    1867 W. Main Street
    Troy, OH
16. ***Loan Production Office***
    8351 N High Street, Suite #282
    Columbus, OH

**FIRST BANK RICHMOND**

SUMMARY

The following summary explains material information in this prospectus, but it may not contain all of the information that is important to you. Before making an investment decision, you should read carefully this entire document, including the consolidated financial statements and the notes thereto and the section entitled “Risk Factors.”

Richmond Mutual Bancorporation, Inc., a Delaware corporation, which is referred to in this document as “Richmond Mutual Bancorporation-Delaware,” owns 100% of the outstanding shares of common stock of First Bank Richmond. Upon the completion of the reorganization Richmond Mutual Bancorporation-Delaware will cease to exist, and First Bank Richmond will be a wholly owned subsidiary of Richmond Mutual Bancorporation, our newly formed Maryland corporation, which is hereafter referred to in this document as “Richmond Mutual Bancorporation-Maryland.” In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to (i) Richmond Mutual Bancorporation-Delaware and First Bank Richmond with respect to discussions in this document involving matters occurring prior to completion of the reorganization and (ii) Richmond Mutual Bancorporation-Maryland and First Bank Richmond with respect to discussions in this document involving the offering and matters occurring post-reorganization, in each case unless the context indicates another meaning.

The Companies

Richmond Mutual Bancorporation, Inc. Richmond Mutual Bancorporation, Inc., a Maryland corporation, was incorporated in February 2019. The offering of common stock by means of this prospectus is being made by Richmond Mutual Bancorporation-Maryland in connection with the reorganization of First Bank Richmond from the mutual holding company form of organization. Upon completion of the reorganization and offering, Richmond Mutual Bancorporation-Maryland will become the bank holding company for First Bank Richmond by owning all of the outstanding shares of capital stock of First Bank Richmond, and will be regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Indiana Department of Financial Institutions. Our corporate office is located at 31 North 9th Street, Richmond, Indiana, and our telephone number is (765) 962-2581.

To date, Richmond Mutual Bancorporation-Maryland has engaged in organizational activities only. Following the reorganization and offering, Richmond Mutual Bancorporation-Maryland’s primary business activity will relate to owning all of the outstanding shares of capital stock of First Bank Richmond. In the future, Richmond Mutual Bancorporation-Maryland will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Richmond Mutual Bancorporation-Maryland at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds received in the offering that we retain, and any dividends received from First Bank Richmond. Initially, Richmond Mutual Bancorporation-Maryland will neither own nor lease any property, but will instead use the premises, equipment and furniture of First Bank Richmond. At the present time, we intend to employ only persons who are officers of First Bank Richmond to serve as officers of Richmond Mutual Bancorporation-Maryland. We will also use the support staff of First Bank Richmond from time to time. These persons will not be separately compensated by Richmond Mutual Bancorporation-Maryland. Richmond Mutual Bancorporation-Maryland may hire additional employees, as appropriate, to the extent it expands its business in the future. The initial directors of Richmond Mutual Bancorporation-Maryland consist of the current directors of First Bank Richmond. See “Management.”

First Bank Richmond. First Bank Richmond is an Indiana state-chartered commercial bank headquartered in Richmond, Indiana. The bank was originally established in 1887 as an Indiana state-chartered mutual savings and loan association and in 1935 converted to a federal mutual savings and loan association operating under the name First Federal Savings and Loan Association of Richmond. In 1993, the bank converted to a state-chartered mutual savings bank and changed its name to First Bank Richmond, S.B. In 1998, the bank, in connection with its non-stock mutual holding company reorganization, converted to a national bank charter operating as First Bank Richmond, National Association. In July 2007, Richmond Mutual Bancorporation-Delaware, the bank’s current holding company, acquired Mutual Federal Savings Bank headquartered in Sidney, Ohio, which it operated independently as a separately chartered, wholly owned subsidiary of Richmond Mutual Bancorporation-Delaware until 2016 when Mutual Federal Savings Bank was combined with the bank through an internal merger transaction that consolidated both banks into a single, more efficient commercial bank charter. In 2017, the bank converted to an Indiana state-chartered commercial bank and changed its name to First Bank Richmond. Mutual Federal Savings Bank continues to operate in Ohio under the name Mutual Federal, a division of First Bank Richmond.

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First Bank Richmond provides full banking services through its seven full- and one limited-service offices located in Cambridge City (1), Centerville (1), Richmond (5) and Shelbyville (1), Indiana, its five full service offices located in Piqua (2), Sidney (2) and Troy (1), Ohio, and its loan production office in Columbus, Ohio. Administrative, trust and wealth management services are conducted through First Bank Richmond’s Corporate Office/Financial Center located in Richmond, Indiana. As an Indiana-chartered commercial bank, First Bank Richmond is subject to regulation by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. At December 31, 2018, on a consolidated basis, we had total assets of $849.6 million, total deposits of $620.6 million and stockholders’ equity of $85.9 million.

First Bank Richmond generates commercial, mortgage and consumer loans and leases and receives deposits from customers located primarily in Wayne and Shelby Counties, in Indiana and Shelby, Miami and Franklin (no deposits) Counties, in Ohio. We sometimes refer to these counties as our primary market area. First Bank Richmond’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Our leasing operation consists of direct investments in equipment that we lease (referred to as direct finance leases) to small businesses located throughout the United States. Our lease portfolio consists of various kinds of equipment, generally technology related, such as computer systems, medical equipment and general manufacturing, industrial, construction and transportation equipment. We seek leasing transactions where we believe the equipment leased is integral to the lessee's business.

We also provide trust and wealth management services, including serving as executor and trustee under wills and deeds and as guardian and custodian of employee benefits, and manage private investment accounts for individuals and institutions. Total wealth management assets under management and administration were $126.0 million at December 31, 2018.

Our corporate offices are located at 31 North 9th Street, Richmond, Indiana, and our telephone number is (765) 962-2581. Our website addresses are www.firstbankrichmond.com and http://www.mutualbancorp.com. Information on these websites should not be considered a part of this prospectus.

Our Current Organizational Structure

In 1998, First Bank Richmond’s mutual predecessor reorganized into the mutual holding company form of organization by forming First Mutual of Richmond, Inc. (“First Mutual of Richmond-MHC”), a mutual holding company that has no stockholders and is controlled by its members. First Mutual of Richmond-MHC owns 100% of the outstanding shares of common stock of Richmond Mutual Bancorporation-Delaware. Richmond Mutual Bancorporation-Delaware owns 100% of the outstanding shares of common stock of First Bank Richmond.

Pursuant to the terms of our plan of reorganization and stock offering, First Mutual of Richmond-MHC will convert from a mutual holding company to the stock holding company corporate structure. Upon the completion of the transaction, First Mutual of Richmond-MHC and Richmond Mutual Bancorporation-Delaware will cease to exist, and First Bank Richmond will be a wholly owned subsidiary of Richmond Mutual Bancorporation-Maryland, our newly formed Maryland corporation.

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The following diagram shows our current organization structure:

(1)	First Mutual of Richmond-MHC owns all of the common stock of First Mutual of Richmond Statutory Trust (the “Trust”), which was formed to issue trust preferred securities to the public. All of the trust preferred securities issued by the Trust and outstanding following the reorganization will be redeemed with proceeds from the offering, after which the Trust will be dissolved.

After the reorganization and offering are completed, we will be organized as a fully public stock holding company, as follows:

Business Strategy

We are a community-oriented financial institution dedicated to serving the needs of customers in our primary market area. Our commitment is to offer a full array of consumer and commercial banking products and services to meet the needs of our customers. We offer mortgage lending products to qualified borrowers to give them the broadest access to home ownership in our markets. We offer commercial lending products and services tailored to complement their businesses. Our goal is to maintain asset quality while continuing to build our strong capital position while looking for growth opportunities in the markets we serve. To achieve these goals, we will focus on the following strategies:

Lending. We believe that commercial lending offers an opportunity to enhance our profitability while managing credit, interest rate and operational risk. We seek quality commercial loan opportunities in our existing markets and purchase loan participations that complement our existing portfolios. We will continue to focus our efforts on our existing markets as well as to further develop the Columbus, Ohio market through our loan production office. We anticipate that the majority of our commercial and multi-family real estate and commercial construction loan originations will range in size from $1.0 million to $8.0 million, while the majority of our commercial and industrial loan originations will range in size from $250,000 to $1.5 million.

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Deposit Services. Deposits are our primary source of funds for lending and investment. We intend to continue to focus on increasing core deposits (which we define as all deposits except for certificates of deposit greater than $250,000 and brokered certificates of deposit) in our primary market area, with a particular emphasis on non-interest bearing deposits. We will continue to enhance our offering of retail deposit products to maintain and increase our market share, while continuing to build our product offering of commercial deposit products to strengthen our relationships with our business customers. Core deposits represented 75.0% of our total deposits as of December 31, 2018.

Balance Sheet Growth. As a result of our efforts to build our management and infrastructure, we believe we are well-positioned to increase the size of our balance sheet without a proportional increase in overhead expense or operating risk. Accordingly, we intend to increase, on a managed basis, our assets and liabilities, particularly loans and deposits.

Asset Quality. We believe that strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on an experienced team of credit professionals, well-defined credit policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our non-performing loans to total loans ratio was 0.69% at December 31, 2018.

Capital Position. Our policy has always been to protect the safety and soundness of First Bank Richmond through credit and operational risk management, balance sheet strength, and sound operations. The end result of these activities has been a capital ratio in excess of the well-capitalized standards set by our regulators. We believe that maintaining a strong capital position safeguards the long-term interests of First Bank Richmond.

Interest Rate Risk Management. Changes in interest rates are our primary market risk as our balance sheet is almost entirely comprised of interest-earning assets and interest-bearing liabilities. As such, fluctuations in interest rates have a significant impact not only upon our net income but also upon the cash flows related to those assets and liabilities and the market value of our assets and liabilities. In order to maintain what we believe to be acceptable levels of net interest income in varying interest rate environments, we actively manage our interest rate risk and assume a moderate amount of interest rate risk consistent with board policies.

Reasons for the Reorganization and Offering

Our primary reasons for converting and raising additional capital through the offering are to:

Enhance our capital base to support continued growth on a prudent basis. We intend to continue to grow our franchise, both organically and through strategic transactions as opportunities arise, on a prudent basis. While we currently exceed all regulatory capital requirements, the offering proceeds will strengthen our capital position and support our planned growth.

Offer our customers, employees and directors an equity ownership interest in Richmond Mutual Bancorporation-Maryland. We believe that offering stock to our depositors will provide them with an economic interest in our future success should they decide to invest. The offering will also further enable us to attract and retain directors, management and employees through various stock-based benefit plans, including an employee stock ownership plan and one or more equity incentive plans.

Support our local communities through establishing and funding a charitable foundation. The contribution to the charitable foundation will complement our existing charitable activities, and should enable the communities that we serve to share in our long-term growth.

Facilitate future mergers and acquisitions, if available, on a prudent basis. Although we do not currently have any understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance mergers with, and acquisitions of, other financial institutions, asset portfolios and branch offices when and if attractive opportunities arise.

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Terms of the Offering

We are offering between 8,372,500 and 11,327,500 shares of common stock of Richmond Mutual Bancorporation-Maryland to eligible depositors and certain borrowers of First Bank Richmond and to our tax-qualified employee benefit plans, and, to the extent shares remain available, to the general public in a community offering. If necessary, we will also offer shares to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 13,026,625 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 13,026,625 shares or decreased to fewer than 8,372,500 shares, or the subscription and community offerings are extended beyond [Date 2], subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past [Date 2], all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will cancel your order and promptly return your funds with interest at [•]% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 13,026,625 shares or decreased to less than 8,372,500 shares, all subscribers’ stock orders will be canceled, all withdrawal authorizations will be canceled, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at the same rate. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated offering.

Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering − Offering of Common Stock − Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or the syndicated offering. Investors will not be charged a commission to purchase shares of common stock in the offering. KBW, our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings but is not obligated to purchase any shares of common stock in the subscription and community offerings.

How We Determined the Offering Range and the $10.00 Price Per Share

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Richmond Mutual Bancorporation-Maryland, assuming the offering has been completed and the charitable foundation has been established and the contribution of shares of common stock and cash to it has been made. RP Financial, LC., our independent appraiser, has estimated that, at February 8, 2019, and assuming we were undertaking the offering, this market value, including the shares to be issued to the charitable foundation, was $103.5 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $88.7 million and a maximum of $118.3 million. Based on this valuation range and the offering price of $10.00 per share, Richmond Mutual Bancorporation-Maryland is offering for sale a range of shares of common stock, from 8,372,500 shares to 11,327,500 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversion transactions undertaken by financial institutions. If demand for shares or market conditions warrant, the appraisal can be increased by 15%, which would result in an appraised value of $135.3 million, and we may sell up to 13,026,625 shares of common stock.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan holding companies that RP Financial considers comparable to Richmond Mutual Bancorporation-Maryland on a pro forma basis. See “The Reorganization and Offering – How We Determined the Stock Pricing and the Number of Shares to be Issued.” The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Total assets are as of December 31, 2018.

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Company Name	Ticker Symbol	Headquarters	Assets
			(In thousands)
Elmira Savings Bank	ESBK	Elmira, NY	$590
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	1,862
HMN Financial, Inc.	HMNF	Rochester, MN	712
IF Bancorp, Inc	IROQ	Watseka, IL	664
MSB Financial Corp.	MSBF	Millington, NJ	585
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	1,115
Severn Bancorp, Inc.	SVBI	Annapolis, MD	974
Spirit of Texas Bancshares, Inc.	STXB	Conroe, TX	1,468
Standard AVB Financial Corp.	STND	Monroeville, PA	972
Wellesley Bancorp, Inc.	WEBK	Wellesley, MA	871

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $88.7 million or above $118.3 million, then Richmond Mutual Bancorporation-Maryland, after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s tangible book value and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its independent appraisal. Tangible book value is the same as total stockholders’ equity less any intangible assets, and represents the difference between the issuer’s assets and liabilities.

The following table presents a summary of selected pricing ratios for Richmond Mutual Bancorporation-Maryland (on a pro forma basis) at and for the 12-months ended December 31, 2018, and for the peer group companies based on earnings and other information at and for the 12-months ended December 31, 2018, with stock prices at February 8, 2019, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 42.4% on a price-to-book value basis, a discount of 47.1% on a price-to-tangible book value basis and a discount of 6.5% on a price-to-earnings basis.

	Pro Forma Price-to-Earnings Multiple(1)		Pro Forma Price-to-Book Ratio	Pro Forma Price-to-Tangible Book Value Ratio

Richmond Mutual Bancorporation-Maryland
Adjusted Maximum	20.41	x	74.52%	74.52%
Maximum	17.86	x	70.92%	70.92%
Midpoint	15.63	x	67.20%	67.20%
Minimum	13.51	x	62.89%	62.89%

Valuation of peer group companies (historical)
Averages	16.71	x	116.62%	127.09%
Medians	15.83	x	115.44%	126.60%

(1)	Price-to-earnings multiples calculated by RP Financial are based on reported earnings, and assumes all shares are outstanding, including shares owned by the ESOP, for purposes of earnings per share calculations. These ratios are different than those presented in “Pro Forma Data.”

The pro forma calculations for Richmond Mutual Bancorporation-Maryland include the following assumptions:

•	A number of shares equal to 8% of the shares sold in the offering and contributed to the charitable foundation are purchased by the employee stock ownership plan, with the expense to be amortized over 20 years;

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•	A number of shares equal to 4% of the shares sold in the offering and contributed to the charitable foundation are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•	A number of options equal to 10% of the shares sold in the offering and contributed to the charitable foundation are granted under a stock-based benefit plan, with option expense of $2.95 per option amortized over five years; and

•	offering expenses would equal 2.5% of the offering amount at the midpoint of the offering range.

The independent appraisal does not indicate market value. Do not assume or expect that Richmond Mutual Bancorporation-Maryland’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering − Stock Pricing and the Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to (i) invest at least 50% of the net proceeds from the offering in First Bank Richmond, (ii) fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, (iii) contribute $1.25 million in cash to the charitable foundation, (iv) use approximately $5.0 million to redeem outstanding subordinated debentures and related trust preferred securities issued by First Mutual of Richmond-MHC which will be assumed by Richmond Mutual Bancorporation-Maryland in connection with the reorganization and (v) retain the remainder of the net proceeds from the offering at Richmond Mutual Bancorporation-Maryland. Therefore, assuming we sell 11,327,500 shares of common stock in the offering at the maximum of the offering range, resulting in net proceeds of $110.6 million, we intend to invest $55.3 million in First Bank Richmond, lend $9.5 million to our employee stock ownership plan to fund its purchase of shares of common stock (which may include, subject to market conditions, open market purchases after the completion of the reorganization and offering if the employee stock ownership plan is unable to purchase its shares in the subscription offering due to an oversubscription by our eligible account holders), use $1.25 million of the net proceeds to fund the cash contribution to the charitable foundation, use approximately $5.0 million to redeem outstanding subordinated debentures, and retain the remaining $39.6 million of the net proceeds at Richmond Mutual Bancorporation-Maryland.

Richmond Mutual Bancorporation-Maryland expects to initially invest the net proceeds it retains from the offering in interest-earning deposits and securities issued by the U.S. government and its agencies or government sponsored enterprises, and as otherwise permitted under our investment policy. Richmond Mutual Bancorporation-Maryland may use a portion of the net proceeds to repurchase shares of our common stock in the future, although we are generally not permitted to do so during the first year following our reorganization, and may use a portion of the net proceeds to finance the possible acquisition of other financial institutions or other financial service businesses. We may also use the net proceeds for other general corporate purposes.

First Bank Richmond intends to use approximately $13.3 million ($9.8 million after tax) of the funds it receives from Richmond Mutual Bancorporation-Maryland to terminate its participation in the Pentegra Defined Benefit Plan for Financial Institutions (the “Pentegra DB Plan”), an industry-wide, tax-qualified defined-benefit pension plan, and generally intends to use the remaining proceeds it receives to originate loans. Funds used to pay the termination expense related to the Pentegra DB Plan may be higher or lower depending on a number of factors, including but not limited to the interest rate environment and the valuation of plan assets. First Bank Richmond may also purchase securities as permitted under our investment policy, expand its banking franchise organically through de novo branching, or expand through acquisitions of other financial institutions, branch offices, or other financial service businesses. It may also use the proceeds it receives to support new loan, deposit or other financial products and services, and for general corporate purposes. Neither First Bank Richmond nor Richmond Mutual Bancorporation-Maryland has any plans or agreements for any specific acquisition transactions at this time.

See “How We Intend to Use the Proceeds from the Offering.”

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Persons Who May Order Stock in the Offerings

We are offering the shares of common stock of Richmond Mutual Bancorporation-Maryland in a “subscription offering” in the following descending order of priority:

(1)	To depositors who had accounts at First Bank Richmond with aggregate balances of at least $50 at the close of business on December 31, 2017;

(2)	To our tax-qualified employee benefit plans (including First Bank Richmond’s employee stock ownership plan) which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering and contributed to the charitable foundation. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering and contributed to the charitable foundation;

(3)	To depositors who had accounts at First Bank Richmond with aggregate balances of at least $50 at the close of business on [SERD]; and

(4)	depositors of First Bank Richmond at the close of business on [VRD] and borrowers of First Bank Richmond as of October 16, 1997 whose borrowings remained outstanding at the close of business on [VRD], to the extent not already included in a prior category.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Wayne, Fayette, Henry, Randolph, Shelby and Union counties, Indiana and Darke, Franklin, Miami, Preble and Shelby counties, Ohio. The community offering may commence concurrently with, during or promptly after the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with Federal Reserve Board approval.

In addition, any shares of our common stock not purchased in the subscription offering or community offering are expected to be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers. We may begin the syndicated community offering at any time following the commencement of the subscription offering. The syndicated community offering will be managed by KBW acting as our agent. In such capacity, KBW may form a syndicate of other broker-dealers. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, KBW has agreed to use its best efforts in the sale of shares in any syndicated community offering. See “The Reorganization and Offering - Syndicated Community Offering.”

We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all accounts in which he or she had an ownership interest at December 31, 2017, [SERD] or [VRD], as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering − Offering of Common Stock.”

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Limits on the Amount of Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual, or individuals through a single account held jointly, may purchase more than 30,000 shares ($300,000) of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 40,000 shares ($400,000) of common stock:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of First Bank Richmond;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; and

•	Any other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 40,000 shares ($400,000). We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and Offering – Additional Limitations on Common Stock Purchases.”

We expect that the employee stock ownership plan will purchase 8.0% of our outstanding shares (including shares contributed to the charitable foundation). Subject to the approval of the Federal Reserve Board, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. Our employee stock ownership plan purchases will range from 709,800 shares to 1,082,130 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order payable to Richmond Mutual Bancorporation, Inc. (cash and third-party checks will not be accepted); or

(ii)	authorizing us to withdraw available funds (without any early withdrawal penalty) from the types of deposit account(s) maintained with First Bank Richmond designated on the stock order form.

First Bank Richmond is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a First Bank Richmond line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to First Bank Richmond’s office located at 20 North 9th Street, Richmond, Indiana. Please do not mail stock order forms to First Bank Richmond. Once submitted, your order is irrevocable. We do not intend to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at First Bank Richmond. Subscription funds will earn interest at [•]%. If the offering is terminated, we will promptly return your subscription funds with interest.

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Withdrawals from certificate of deposit accounts at First Bank Richmond for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with First Bank Richmond must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at [•]% thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by First Bank Richmond, the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at First Bank Richmond, the applicable funds must be transferred to an IRA, or other retirement account that can hold common stock, maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ, and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [Date 1], 2019 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at First Bank Richmond or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held. For a complete description of how to use IRA funds to purchase shares in the offering, see “The Reorganization and Offering − Procedure for Purchasing Shares − Using Retirement Account Funds to Purchase Shares.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the name(s) of person who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible subscribers who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 2:00 p.m., Eastern Time, on [Date 1], 2019, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. Orders received after 2:00 p.m., Eastern Time, on [Date 1], 2019 will be rejected unless the offering is extended.

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Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on [Date 1], 2019, whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering - Offering Deadline” for a complete description of the deadline for purchasing shares in the offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond [Date 2], 2019, or the number of shares to be sold in the offering is increased to more than 13,026,625 shares or decreased to fewer than 8,372,500 shares.

Termination of the Offering

The subscription offering will expire at 2:00 p.m., Eastern Time, on [Date 1], 2019. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until [Date 2], 2019, or such later date as the applicable regulators may approve. If the offerings are extended beyond [Date 2], 2019 we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be canceled. All further extensions, in the aggregate, may not last beyond [Date 4], 2021, which is two years after the special meeting of members of First Mutual of Richmond-MHC to be held on [Date 3], 2019 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 8,372,500 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the [Date 2], 2019 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond [Date 2], 2019, subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 13,026,625 shares or decreased to less than 8,372,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the on the Nasdaq Capital Market under the symbol “RMBI” upon conclusion of the offering. See “Market for the Common Stock.”

Our Dividend Policy

Following completion of the reorganization and offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. We currently intend to pay quarterly cash dividends but have not determined the amount or when payment would start. The payment and amount of any dividends will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Policy Regarding Dividends” in this prospectus for additional information regarding our dividend policy.

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Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 13,026,625 shares in the offering without further notice to you. If our pro forma market value at that time is either below $88.7 million or above $135.3 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at [•]%;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Indiana Department of Financial Institutions, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at [•]% for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of First Mutual of Richmond-MHC that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at [•]%, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement a stock-based benefit plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The boards of directors of Richmond Mutual Bancorporation-Maryland and First Bank Richmond have adopted an employee stock ownership plan, which will award shares of our common stock to all eligible employees primarily based on their compensation. We expect the employee stock ownership plan to purchase up to 8.0% of the shares of common stock sold in the offering (including shares contributed to the charitable foundation) from the proceeds of a loan to be made by Richmond Mutual Bancorporation-Maryland to the plan. If market conditions warrant, in the judgment of the plan’s trustees, and the employee stock ownership plan’s subscription order is not filled, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the offering, subject to the approval of the Indiana Department of Financial Institutions and the Federal Reserve Board.

Stock-Based Benefit Plan. In addition to shares purchased by the employee stock ownership plan, we intend to adopt a stock-based benefit plan. The plan will be designed to attract and retain qualified personnel in key positions and provide directors, officers and key employees with an ownership interest in Richmond Mutual Bancorporation-Maryland, which will be an incentive to contribute to our success and will reward key employees for their performance. The number of options and shares of restricted common stock awarded under a stock-based benefit plan may not exceed 10.0% and 4.0%, respectively, of the shares of common stock sold in the offering (including shares contributed to the charitable foundation), provided that if First Bank Richmond’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 3.0% of our outstanding shares. If a stock-based benefit plan is adopted more than 12 months after the completion of the offering, it would not be subject to the percentage limitations set forth above.

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Under applicable regulations, a stock-based benefit plan cannot be established sooner than six months after the offering, and if adopted within one year after the offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders. If a stock-based benefit plan is established more than one year after the offering, it must be approved by a majority of votes cast by our stockholders.

The following additional restrictions would apply to our stock-based benefit plan only if such plan is adopted within one year after completion of the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plan;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plan;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plan;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of First Bank Richmond or Richmond Mutual Bancorporation-Maryland.

We have not determined whether we will present a stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

The shares needed for our stock-based benefit plan may be obtained either by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Equity Plan Expenses. The implementation of an employee stock ownership plan and a stock-based benefit plan will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors − Risks Related to the Offering − Our stock-based benefit plans will increase our costs, which will reduce our net income” and “Management – Existing and Future Benefit Plans and Agreements.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 8.0% of the total shares of common stock sold in the offering (including shares contributed to the charitable foundation) and that we implement a stock-based benefit plan granting options to purchase 10.0% of the total shares of common stock sold in the offering (including shares contributed to the charitable foundation) and awarding shares of restricted common stock equal to 4.0% of the total shares of common stock sold in the offering (including shares contributed to the charitable foundation).

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Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range (In Thousands)

Employee stock ownership plan	All employees	8.0%	$10,821
Stock awards	Directors, officers and employees	4.0	5,411
Stock options	Directors, officers and employees	10.0	3,990	(1)
Total		22.0%	$20,222

(1)	The fair value of stock options has been estimated at $2.95 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 2.69%; and a volatility rate of 13.53% based on an index of publicly traded financial institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of Richmond Mutual Bancorporation-Maryland’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	354,900 Shares Awarded at Minimum of Offering Range	414,000 Shares Awarded at Midpoint of Offering Range	473,100 Shares Awarded at Maximum of Offering Range	541,065 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)

$8.00	$2,839	$3,312	$3,785	$4,329
$10.00	$3,549	$4,140	$4,731	$5,411
$12.00	$4,259	$4,968	$5,677	$6,493
$14.00	$4,969	$5,796	$6,623	$7,575

The grant-date fair value of the options granted under the stock-based benefit plan will be based in part on the price of shares of Richmond Mutual Bancorporation-Maryland’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant-Date Fair Value Per Option	887,250 Options at Minimum of Offering Range	1,035,000 Options at Midpoint of Offering Range	1,182,750 Options at Maximum of Offering Range	1,352,662 Options at Adjusted Maximum of Offering Range
(In thousands, except market/exercise price and fair value information)

$8.00	$2.36	$2,094	$2,443	$2,791	$3,192
$10.00	$2.95	$2,617	$3,053	$3,489	$3,990
$12.00	$3.54	$3,141	$3,664	$4,187	$4,788
$14.00	$4.13	$3,664	$4,275	$4,885	$5,586

Restrictions on the Acquisition of Richmond Mutual Bancorporation-Maryland and First Bank Richmond

Federal and state regulations, as well as provisions contained in the articles of incorporation of Richmond Mutual Bancorporation-Maryland, restrict the ability of any person, firm or entity to acquire Richmond Mutual Bancorporation-Maryland or a controlling interest in its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board before acquiring in excess of 10% of the voting stock of Richmond Mutual Bancorporation-Maryland, as well as a provision in Richmond Mutual Bancorporation-Maryland’s articles of incorporation that generally provides that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock of Richmond Mutual Bancorporation-Maryland, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. See “Risk Factors - Risks Related to the Offering — Various factors may make takeover attempts more difficult to achieve.”

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Proposed Stock Purchases by Management

Richmond Mutual Bancorporation-Maryland’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 225,100 shares ($2,251,000) of common stock in the offering, which represents 2.5% of the shares of common stock to be issued in the offering (including shares contributed to the charitable foundation) at the minimum of the offering range. If more shares are sold in the offering, then officers and directors will own a lesser percentage of Richmond Mutual Bancorporation-Maryland. Like all of our eligible subscribers, our directors and executive officers and their associates have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

The plan of reorganization provides that the aggregate number of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 25% of the shares of common stock sold in the offering, except with the approval of federal regulators. We may seek approval from the federal regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 25% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

These proposed purchases of common stock by our directors and executive officers (2.5% of the aggregate shares sold in the offering and contributed to the charitable foundation at the minimum of the offering range, together with the purchase by the employee stock ownership plan (8.0% of the aggregate shares sold in the offering and contributed to the charitable foundation), as well as the potential acquisition of common stock through the proposed equity incentive plan (an amount equal to 14% of the aggregate shares sold in the offering and contributed to the charitable foundation) will result in ownership by insiders of Richmond Mutual Bancorporation-Maryland in excess 24.5% of the total shares sold in the offering (including shares contributed to the charitable foundation) at the minimum of the offering range. As a result, it could be more difficult to obtain majority support for stockholder proposals opposed by the board and management. See “Risk Factors - Risks Related to This Offering – Various factors make takeover attempts more difficult to achieve.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 8,372,500 shares, the minimum of the offering range;

•	the members of First Mutual of Richmond-MHC vote to approve the reorganization and offering; and

•	we receive final approval from the Federal Reserve Board to complete the reorganization and offering, as well as any additional required approvals from the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation.

Federal Reserve Board, Indiana Department of Financial Institutions or the Federal Deposit Insurance Corporation approval does not constitute a recommendation or endorsement of an investment in our stock.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

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We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on [Date 1], 2019, whether or not we have been able to locate each person entitled to subscription rights.

Our Contribution of Cash and Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a charitable foundation as part of the reorganization and offering. Assuming we receive regulatory approval, we intend to contribute a total of $6.25 million to the charitable foundation, consisting of $1.25 million of cash and $5.0 million (500,000 shares) of common stock (with the contribution of common stock representing 6.0% and 3.8% of the shares of our common stock at the minimum and adjusted maximum of the offering range, respectively).

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, which we expect to be offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors – Risks Related to the Charitable Foundation — The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2019”, “Risk Factors − Risks Related to the Charitable Foundation — Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “First Bank Richmond, Inc. Community Foundation.”

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

First Bank Richmond and Richmond Mutual Bancorporation-Maryland have received an opinion of counsel, Silver, Freedman, Taff & Tiernan LLP, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by members as a result of the exercise of the nontransferable subscription rights. First Bank Richmond and Richmond Mutual Bancorporation-Maryland have also received an opinion of BKD LLP regarding the material Indiana state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to First Bank Richmond, Richmond Mutual Bancorporation-Maryland or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

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Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors − Risks Related to the Offering − We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision − Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You May Obtain Additional Information Regarding the Reorganization and Offering

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the reorganization and offering, please call the Stock Information Center at (___) ___-____. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

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RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in our common stock.

Risks Related to Our Business

We have a substantial amount of commercial and multi-family real estate and commercial and industrial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

We intend to continue to originate and purchase commercial and multi-family real estate loans and commercial and industrial loans. At December 31, 2018, our commercial real estate, multi-family real estate and commercial and industrial loans totaled $326.9 million, or 49.5% of our total loans and leases, with approximately $77.2 million of these loans, or 11.7% of our total loans and leases, located in the Columbus, Ohio market. While these types of loans are potentially more profitable than residential mortgage loans, they are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict. These loans also generally have relatively large balances to single borrowers or related groups of borrowers. Given their larger balances and the complexity of the underlying collateral, commercial and multi-family real estate and commercial and industrial loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of these types of loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment can be affected by adverse conditions in the local, regional and national real estate market or economy. A downturn in the real estate market or the local, regional and national economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Further, unlike residential mortgage loans, commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may depreciate over time, may be more difficult to appraise or liquidate and may be more susceptible to fluctuation in value at default. As our commercial and multi-family real estate and commercial and industrial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial loan portfolio may result in errors in judging its collectability, which may lead to additional provisions for loan losses or charge-offs, which would hurt our profits.

Our commercial loan portfolio, which includes commercial and multi-family real estate loans, commercial and industrial loans and construction loans, has increased to $399.9 million, or 60.5% of total loans and leases, at December 31, 2018 from $226.9 million, or 48.5% of total loans and leases, at December 31, 2016. A large portion of our commercial loan portfolio is unseasoned, meaning they were originated recently. Our limited experience with these borrowers does not provide us with a significant payment history pattern with which to judge future collectability. Further, these loans have not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

If our allowance for loan and lease losses is not sufficient to cover actual losses, our earnings could decrease.

We periodically review our allowance for loan and lease losses for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and nonperforming assets. We cannot be certain that our allowance for loan and lease losses will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy, market conditions or events adversely affecting specific customers, industries or markets, and changes in borrower behaviors. Differences between our actual experience and assumptions and the effectiveness of our models may adversely affect our business, financial condition, including liquidity and capital, and results of operations.

The Financial Accounting Standards Board, or FASB, adopted Accounting Standards Update, or ASU, No. 2016-13 “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” or CECL, on June 16, 2016, which changed the loss model to take into account current expected credit losses. This accounting pronouncement is expected to be applicable to us, as an emerging growth company, effective for our fiscal year beginning January 1, 2022. The federal banking regulators, including the Federal Reserve and the FDIC, have adopted a rule that gives a banking organization the option to phase in over a three-year period the day-one adverse effects of CECL on its regulatory capital.

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CECL substantially changes how we calculate our allowance for loan and lease losses. We are evaluating CECL and when we will be required to adopt it. We cannot predict when and how it will affect our results of operations and financial condition, including our regulatory capital. See “- We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.”

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general local, regional or national economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Changes in the valuation of our securities portfolio could hurt our profits and reduce our capital levels.

Our securities portfolio may be impacted by fluctuations in market value, potentially reducing accumulated other comprehensive income and/or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for other-than-temporary impairment on a quarterly basis, with more frequent evaluation for selected issues. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and, to a lesser extent given the relatively insignificant levels of depreciation in our debt portfolio, spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, a potential loss to earnings may occur. Changes in interest rates can also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are impacted by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. Declines in market value could result in other-than-temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels. As of December 31, 2018, we have no securities that are deemed impaired.

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A tightening of credit markets and liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. A tightening of the credit markets and the inability to obtain adequate funding to replace deposits and fund continued loan growth may affect asset growth, our earnings capability and capital levels negatively. We rely on a number of different sources in order to meet our potential liquidity demands. Our primary sources of liquidity are increases in deposit accounts, including brokered deposits, as well as cash flows from loan payments and our securities portfolio. Borrowings, especially from the Federal Home Loan Bank and repurchase agreements, also provide us with a source of funds to meet liquidity demands. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically, or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include adverse regulatory action against us or a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated. Our ability to borrow also could be impaired by factors that are not specific to us, such as a disruption in the financial markets, negative views and expectations about the prospects for the financial services industry or deterioration in credit markets.

Our utilization of time deposits, including brokered certificates of deposit, as a source of funds for loans and our other liquidity needs could have an adverse effect on our operating results.

We rely primarily on deposits for funds to make loans and provide for our other liquidity needs, including time deposits and brokered certificates of deposit. As of December 31, 2018, brokered certificates of deposit represented 20.1% of our total deposits. Such deposits may not be as stable as other types of deposits and, in the future, depositors may not renew those time deposits when they mature, or we may have to pay a higher rate of interest to attract or keep them or to replace them with other deposits or with funds from other sources. Not being able to attract those deposits or to keep or replace them as they mature would adversely affect our liquidity. Additionally, we are regulated by the FDIC, which requires us to maintain certain capital levels to be considered "well capitalized." If we fail to maintain these capital levels, we could lose our ability to obtain funding through brokered deposits. In addition, we may also be restricted from paying higher deposit rates to attract, keep or replace those deposits, which could have a negative effect on our operating results and the value of our common stock.

We may be adversely affected by recent changes in U.S. tax laws.

Changes in tax laws contained in the Tax Cuts and Jobs Act, which was enacted in December 2017, include a number of provisions that will have an impact on the banking industry, borrowers and the market for single-family residential real estate. Changes include (i) a lower limit on the deductibility of mortgage interest on single-family residential mortgage loans, (ii) the elimination of interest deductions for home equity loans, (iii) a limitation on the deductibility of business interest expense and (iv) a limitation on the deductibility of property taxes and state and local income taxes. The recent changes in the tax laws may have an adverse effect on the market for, and valuation of, residential properties, and on the demand for such loans in the future, and could make it harder for borrowers to make their loan payments. If home ownership becomes less attractive, demand for mortgage loans could decrease. The value of the properties securing loans in our loan portfolio may be adversely impacted as a result of the changing economics of home ownership, which could require an increase in our provision for loan and lease losses, which would reduce our profitability and could materially adversely affect our business, financial condition and results of operations.

We use estimates in determining the fair value of certain assets, such as mortgage servicing rights (“MSRs”). If our estimates prove to be incorrect, we may be required to write down the value of these assets which could adversely affect our earnings.

We sell a portion of our one- to four-family loans in the secondary market. We generally retain the right to service these loans through First Bank Richmond. At December 31, 2018, the book value of our MSRs was $1.2 million. We use a financial model that uses, wherever possible, quoted market prices to value our MSRs. This model is complex and also uses assumptions related to interest and discount rates, prepayment speeds, delinquency and foreclosure rates and ancillary fee income. Valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the model. The primary risk associated with MSRs is that they will lose a substantial portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than anticipated. If prepayment speeds increase more than estimated, or delinquency and default levels are higher than anticipated, we may be required to write down the value of our MSRs which could have a material adverse effect on our net income and capital levels. We obtain independent valuations annually to determine if impairment in the asset exists.

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If our investment in the Federal Home Loan Bank of Indianapolis becomes impaired, our earnings and stockholders’ equity could decrease.

At December 31, 2018, we owned $6.4 million in Federal Home Loan Bank (“FHLB”) of Indianapolis stock. We are required to own this stock to be a member of and to obtain advances from the FHLB of Indianapolis. This stock is not marketable and can only be redeemed by the FHLB of Indianapolis. The most recent stock buyback initiated by the FHLB of Indianapolis was in 2015. The FHLB of Indianapolis’ financial condition is linked, in part, to the eleven other members of the FHLB System and to accounting rules and asset quality risks that could materially lower their capital, which would cause our FHLB of Indianapolis stock to be deemed impaired, resulting in a decrease in our earnings and assets.

Our size makes it more difficult for us to compete.

Our asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities brokerage or the sale of insurance products. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

As a community bank, maintaining our reputation in our market area is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our current market and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. We operate in many different financial service businesses and rely on the ability of our employees and systems to process a significant number of transactions. Operational risk is the risk of loss from operations, including fraud by employees or outside persons, employees’ execution of incorrect or unauthorized transactions, data processing and technology errors or hacking and breaches of internal control systems. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

We face significant operational risks because the financial services business involves a high volume of transactions and because of our reliance on technology.

Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. Our operational and security systems infrastructure, including our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity.

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In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to our reputation. Although to date we have not experienced any technology failures, cyber-attacks or other information or security breaches, there can be no assurance that we will not suffer such losses or other consequences in the future. Our risk and exposure to these matters remain heightened because of, among other things, the evolving nature of these threats and our role as a provider of financial services, our continuous transmission of sensitive information to, and storage of such information by, third parties, including our vendors and regulators, the outsourcing of some of our business operations, threats of cyber-terrorism, and system and customer account updates and conversions. As a result, cyber-security and the continued development and enhancement of our controls, processes and practices designed to protect our systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority.

Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions and security breaches, including privacy breaches and cyber-attacks, and, although we have not experienced any such events to date, such failures, interruptions or breaches may still occur or may not be adequately addressed if they do occur.

There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. There have been several recent instances involving financial services and consumer-based companies reporting the unauthorized disclosure of client or customer information or the destruction or theft of corporate data. Although we take protective measures, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In addition, we outsource a majority of our data processing requirements to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not suffered any security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

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Future changes in interest rates could reduce our profits and affect the value of our assets and liabilities.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense, the provision for loan and lease losses and taxes. Net interest income makes up a majority of our net income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many financial institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed-rate mortgage loans. At December 31, 2018, 44.6% of our loan and lease portfolio consisted of fixed-rate loans and leases.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and liabilities and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets, liabilities and equity (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. As of December 31, 2018, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 10.1% decrease in EVE. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Economic Value of Equity.”

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and securities brokerage firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and fees on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans due to competition, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve greater economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of First Bank Richmond − Market Area” and “− Competition.”

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Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

First Bank Richmond is subject to extensive regulation, supervision and examination by the FDIC and the Indiana Department of Financial Institutions, and Richmond Mutual Bancorporation-Maryland will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of First Bank Richmond, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan and lease losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations. See “ - We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.”

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have exercised significant discretion in drafting the implementing rules and regulations. It will be some time before the full effect of the Dodd-Frank Act and the regulations thereunder can be assessed. Compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, all of which have adversely affected our financial condition and results of operations.

We are subject to an extensive body of accounting rules and best practices. Periodic changes to such rules may change the treatment and recognition of critical financial line items and affect our profitability.

The nature of our business makes us sensitive to the large body of accounting rules in the United States. From time to time, the governing bodies that oversee changes to accounting rules and reporting requirements may release new guidance for the preparation of our financial statements. These changes can materially impact how we record and report our financial condition and results of operations. In some instances, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements. Changes which have been approved for future implementation, or which are currently proposed or expected to be proposed or adopted include requirements that we calculate the allowance for loan and lease losses on the basis of the current expected credit losses over the lifetime of our loans, referred to as the CECL model, which is expected to be applicable to us, as an emerging growth company, beginning in 2022. CECL adoption will have broad impact on our financial statements, which will affect key profitability and solvency measures, including, but not limited to higher loan loss reserve levels and related deferred tax assets.  Increased reserve levels also may lead to a reduction in capital levels. Any such changes could have a material adverse effect on our business, financial condition and results of operations.

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Under the CECL model, banks will be required to present certain financial assets carried at amortized cost, such as loans held for investment and held-to-maturity debt securities, at the net amount expected to be collected. The measurement of expected credit losses is to be based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This measurement will take place at the time the financial asset is first added to the balance sheet and periodically thereafter. This differs significantly from the “incurred loss” model required under current GAAP, which delays recognition until it is probable a loss has been incurred. The forward-looking modeling required by CECL relies on a number of macroeconomic variables. Unexpected changes to such indicators between periods could potentially result in greater earnings volatility from period to period. Our reserves may need to be adjusted in response to not only to our actual experience, but also to external factors. If we are required to materially increase the level of the allowance for loan and lease losses for any reason, such increase could adversely affect our business, financial condition and results of operations.

An additional impact of CECL will be the asymmetry in accounting between loan related income, which will continue to be recognized on a periodic basis based on the effective interest method, and the related credit losses, which will be recognized up front at origination. This will make periods of loan expansion seem less profitable due to the immediate recognition of expected credit losses. Periods of stable or declining loan levels will look comparatively more profitable as the income trickles in for loans, where losses had been previously recognized.

We are evaluating the impact the CECL accounting model will have on our accounting, but expect to recognize a one-time cumulative-effect adjustment to the allowance for loan and lease losses as of the beginning of the first reporting period in which the new standard is effective. We cannot yet determine the magnitude of any such one-time cumulative adjustment or of the overall impact of the new standard on our financial condition or results of operations. The federal banking regulators, including the Federal Reserve and the FDIC, have adopted a rule that gives a banking organization the option to phase in over a three-year period the day-one adverse effects of CECL on its regulatory capital.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and defines “capital” for calculating these ratios. The minimum capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%; (iii) a total capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5% which results in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amounts.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, First Bank Richmond’s ability to pay dividends to Richmond Mutual Bancorporation-Maryland will be limited if it does not have the capital conservation buffer required by the capital rules, which may further limit Richmond Mutual Bancorporation-Maryland’s ability to pay dividends to stockholders. See “Regulation and Supervision − Federal Banking Regulation − Capital Requirements.”

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The cost of additional finance and accounting systems, procedures, compliance and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. In some cases, we could be required to apply new or revised guidance retroactively. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan and lease losses and our determinations with respect to amounts owed for income taxes.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

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We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed or on terms acceptable to us.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We believe the net proceeds of this offering will be sufficient to permit Richmond Mutual Bancorporation-Maryland to maintain regulatory compliance for the foreseeable future. Nevertheless, we may elect to raise more capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital in the future. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. We cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, or if the terms of such a capital raise are not advantageous, it may have a material adverse effect on our financial condition, results of operations and prospects.

There may be future sales of additional common stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Our board of directors is authorized to allow us to issue additional common stock, as well as classes or series of preferred stock, generally without any action on the part of the stockholders. In addition, the board has the power, generally without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue additional preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue additional preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market value of the common stock could be adversely affected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In some cases, shares of common stock issued by newly converted financial institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Richmond Mutual Bancorporation-Maryland and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

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The capital we raise in the offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

We have broad discretion in using the proceeds of the offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $40.7 million and $55.3 million, or $63.7 million if the offering is increased by 15%, of the net proceeds of the offering in First Bank Richmond. We also expect to use a portion of the net proceeds we retain to fund a loan to the employee stock ownership plan for the purchase of shares of common stock in the offering by the employee stock ownership plan, will contribute $1.25 million in cash to the charitable foundation that we are establishing in connection with the reorganization and will use approximately $5.0 million to redeem outstanding subordinated debentures and related trust preferred securities issued by First Mutual of Richmond-MHC which will be assumed by Richmond Mutual Bancorporation-Maryland in connection with the reorganization. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including, subject to regulatory limitations, the repurchase of shares of common stock and the payment of dividends. First Bank Richmond intends to use approximately $13.3 million ($9.8 million after tax) of the funds it receives from Richmond Mutual Bancorporation-Maryland in the offering to terminate its participation in the Pentegra DB Plan and generally intends to use the remaining net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. Funds used to pay the termination expense related to the Pentegra DB Plan may be higher or lower depending on a number of factors, including but not limited to the interest rate environment and the valuation of plan assets. With the exception of the loan to the employee stock ownership plan, the contribution to the charitable foundation, the redemption of the subordinated debentures and related trust preferred securities, and the termination expense of the Pentegra DB Plan, we have not allocated specific amounts of the net proceeds for any purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require prior regulatory approval. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long it will take to reinvest the net proceeds. Our failure to utilize these funds effectively and timely would reduce our profitability and may adversely affect the value of our common stock. For additional information see “How We Intend To Use The Proceeds From The Offering.”

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the Nasdaq Capital Market under the symbol “RMBI” upon conclusion of the offering, subject to completion of the offering and compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three companies making a market for our common stock. KBW has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.

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The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment.

We will incur a substantial expense in connection with the termination of First Bank Richmond’s participation in the Pentegra DB Plan, which will most likely eliminate all of our earnings for 2019 and result in us reporting a net loss for the year ending 2019.

First Bank Richmond participates in the Pentegra DB Plan, an industry-wide, tax-qualified defined-benefit pension plan, which covers substantially all of its employees. First Bank Richmond intends to use funds it receives from Richmond Mutual Bancorporation-Maryland in the offering to terminate its participation in the Pentegra DB Plan, which will require us to pay an amount based on the underfunded status of the plan, referred to as a withdrawal liability, which we currently estimate to be approximately $13.3 million ($9.8 million after tax). Our actual termination expense may be higher or lower depending on a number of factors, including but not limited to the interest rate environment and the valuation of plan assets. For the year ended December 31, 2018, we reported net income before income taxes of $7.0 million. As a result of the one-time termination fee and based on our historical earnings, we expect to report a net loss for the fiscal year ending December 31, 2019.

Our stock-based and other benefit plans will increase our costs, which will reduce our net income.

We intend to adopt a new stock-based benefit plan after the reorganization and offering, subject to shareholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plan. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plan, the fair market value of our stock or options on the date of grant, the vesting period, and other factors that we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the offering, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the offering and contributed to the charitable foundation. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the offering, our costs would increase further.

We also will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased by the employee stock ownership plan in the offering and for our new stock-based benefit plans has been estimated to be approximately $2.4 million ($1.9 million after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share offering price as fair market value. Actual expense may be higher if the price of our common stock at the time the shares are allocated or awarded is greater than $10.00 per share.

For further discussion of our proposed stock-based plans, see “Management - Existing and Future Benefit Plans and Agreements — Proposed Employee Stock Ownership Plan” and “— Proposed Stock-Based Incentive Plan.”

In addition, First Bank Richmond entered into a nonqualified deferred compensation plan with Garry Kleer, its Chairman, President and Chief Executive Officer, which will result in a $1.9 million ($1.4 million after tax) expense to First Bank Richmond in 2019. For a discussion of the non-qualified deferred compensation plan, see “Management - Existing and Future Benefit Plans and Agreements — Nonqualified Deferred Compensation Plan.”

The implementation of a stock-based benefit plan may dilute your ownership interest.

We intend to adopt a stock-based benefit plan following the reorganization and offering. The stock-based benefit plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on common stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plan through open market purchases, stockholders would experience a reduction in ownership interest totaling 12.3% in the event newly issued shares are used to fund stock options and restricted stock awards in an amount equal to 10.0% and 4.0%, respectively, of the total shares issued in the reorganization and offering (including shares contributed to the charitable foundation).

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We have not determined when we will adopt our new stock-based benefit plan. Stock-based benefit plans adopted more than 12 months following the completion of the reorganization and offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt a stock-based benefit plan more than 12 months following the completion of the offering, then grants of shares of common stock or stock options under our existing and proposed stock-based benefit plan may exceed 4% and 10%, respectively, of shares of common stock sold in the offering and contributed to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “- Our stock-based and other benefit plans will increase our costs, which will reduce our net income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to shareholders in excess of that described in “- The implementation of a stock-based benefit plan may dilute your ownership interest.” Although the implementation of stock-based benefit plans would be subject to shareholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors. Historically, shareholders have approved these stock-based benefit plans.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Richmond Mutual Bancorporation -Maryland without our board of directors’ prior approval.

Under Federal Reserve Board regulations, for a period of three years following completion of the reorganization and offering, no person may directly or indirectly acquire or offer to acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board before acquiring control of a bank holding company. Acquisition of 10% or more of any class of voting stock of a bank holding company creates a rebuttable presumption that the acquirer “controls” the bank holding company. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of any class of voting shares of any bank, including First Bank Richmond.

There also are provisions in our articles of organization that may be used to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of the shares of common stock outstanding and a provision governing certain business combinations. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Richmond Mutual Bancorporation-Maryland without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our articles of incorporation could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

For additional information, see “Restrictions on Acquisition of Richmond Mutual Bancorporation-Maryland” for a discussion of applicable Federal Reserve Board regulations regarding acquisitions and provisions in our articles of incorporation and bylaws that could impact acquisitions of control of Richmond Mutual Bancorporation-Maryland.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly traded company or complying with the complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to a public company, which will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our management team and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

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You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. Richmond Mutual Bancorporation-Maryland will depend primarily upon the proceeds it retains from the offering as well as earnings of First Bank Richmond to provide funds to pay dividends on our common stock. The payment of dividends by First Bank Richmond also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations. As a result, any payment of dividends in the future by Richmond Mutual Bancorporation-Maryland will depend, in large part, on First Bank Richmond’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or on any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

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Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2019.

We intend to establish and fund a new charitable foundation in connection with the reorganization and offering, subject to approval of the members of First Mutual of Richmond-MHC. We intend to contribute a total of $6.25 million to the charitable foundation, which contribution will consist of $5.0 million (500,000 shares) of common stock and $1.25 million of cash. The 500,000 shares of common stock contributed to the charitable foundation will represent approximately 6.0%, 5.1%, 4.4% and 3.8% of the common stock sold in the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income in fiscal 2019 by approximately $4.6 million. Our fiscal 2018 net income was $5.7 million. In addition, persons purchasing shares in the offering will have their ownership and voting interests in Richmond Mutual Bancorporation-Maryland diluted by up to 5.6% and 3.7% at the minimum and adjusted maximum of the offering range, respectively due to the contribution of shares of common stock to the charitable foundation.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

As previously stated, we will incur a substantial expense in connection with the termination of First Bank Richmond’s participation in the Pentegra DB Plan, which will most likely eliminate all of our earnings for 2019 and result in us reporting a net loss for the year. As a result, we do not expect to be able to use the tax deduction in 2019 from our contribution to the charitable foundation. There are no assurances that we will have sufficient profits in the future to be able to fully use the tax deduction from our contribution to the charitable foundation.

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SELECTED FINANCIAL AND OTHER DATA

The Financial Condition Data as of December 31, 2018 and 2017 and the Operating Data for the years ended December 31, 2018, 2017 and 2016 are derived from the audited financial statements and related notes included elsewhere in the prospectus. The Financial Condition Data as of December 31, 2016, 2015 and 2014 and the Operating Data for the years ended December 31, 2015 and 2014 are derived from audited financial statements not included in this prospectus. The following information is only a summary and you should read it in conjunction with our financial statements and related notes beginning on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	At December 31,
	2018	2017	2016	2015	2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$849,618	$753,621	$693,956	$674,637	$614,197
Loans and leases, net(1)	654,755	557,929	461,990	400,427	366,332
Securities available for sale, at fair value	122,482	118,357	144,214	189,571	180,350
Investment securities, at amortized cost	21,080	24,892	27,360	28,837	13,567
Federal Reserve and FHLB stock	6,561	6,717	6,224	5,384	7,129
Deposits	620,637	560,395	516,302	520,487	475,161
FHLB advances	136,100	104,000	92,300	71,600	57,600
Stockholders’ equity	85,853	81,798	78,105	77,576	75,920

	Years Ended December 31,
	2018	2017	2016	2015	2014
	(In thousands)
Selected Operations Data:
Total interest income	$35,199	$29,104	$26,686	$25,561	$25,586
Total interest expense	7,752	5,250	4,068	3,630	4,090
Net interest income	27,447	23,854	22,618	21,931	21,496
Provision for loan and lease losses	1,680	1,370	1,155	830	1,800
Net interest income after provision for loan and lease losses	25,767	22,484	21,463	21,100	19,696
Service charges on deposit accounts	1,115	1,111	1,157	1,282	1,409
Card fee income	698	644	673	661	670
Loan and lease servicing fees (losses)	335	208	84	(198)	125
Gain on loan and lease sales	459	794	712	375	298
Gain on sales of securities	15	96	473	1,567	527
Other income	1,671	1,662	1,491	1,202	2,370
Total non-interest income	4,294	4,515	4,590	4,889	5,399
Total non-interest expenses	23,105	21,312	21,574	20,284	20,710
Income before provision for income taxes	6,956	5,687	4,479	5,705	4,385
Provision for income taxes(2)	1,278	2,972	1,075	1,651	1,437
Net income(2)	$5,678	$2,715	$3,404	$4,054	$2,948

(1)	Net of allowances for loan and lease losses, loans in process and deferred loan fees.
(2)	The Tax Cuts and Jobs Act (“Tax Act”) was enacted on December 22, 2017 reducing our federal corporate tax rate from 34% to 21%, effective January 1, 2018. As a result of the Tax Act, our provision for income taxes and net income in 2018 were positively impacted by a $676,000 tax benefit related to tax rate changes, while our provision for income taxes and net income in 2017 were negatively impacted by an additional $1.5 million in tax expense related to an adjustment to our deferred tax asset.

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	At or For the
	Years Ended December 31,
	2018	2017	2016	2015	2014
Selected Financial Ratios and Other Data:
Performance ratios:
Return on average assets (ratio of net income (loss) to average total assets)	0.71%	0.38%	0.50%	0.63%	0.47%
Return on average equity (ratio of net income (loss) to average equity)	6.89%	3.36%	4.28%	5.28%	4.03%
Yield on interest-earning assets	4.58%	4.24%	4.14%	4.18%	4.27%
Rate paid on interest-bearing liabilities	1.18%	0.92%	0.78%	0.76%	0.90%
Interest rate spread information:
Average during period	3.40%	3.32%	3.36%	3.43%	3.37%
End of period	3.11%	3.21%	3.27%	3.36%	3.45%
Net interest margin(1)	3.57%	3.48%	3.51%	3.59%	3.61%
Operating expense to average total assets	2.89%	2.96%	3.18%	3.16%	3.30%
Average interest-earning assets to average interest-bearing liabilities	117.01%	120.20%	124.13%	127.18%	131.52%
Efficiency ratio(2)	71.84%	73.22%	78.20%	78.79%	77.37%

Asset quality ratios:
Non-performing assets to total assets(3)	0.56%	0.60%	1.63%	2.11%	3.14%
Non-performing loans and leases to total gross loans and leases(4)	0.69%	0.80%	1.62%	3.24%	4.91%
Allowance for loan and lease losses to non-performing loans and leases(4)	122.40%	106.36%	71.31%	39.96%	34.27%
Allowance for loan and lease losses to loans and leases receivable, net	0.85%	0.85%	1.15%	1.29%	1.68%
Net charge-offs to average outstanding loans and leases during the period	0.14%	0.38%	0.23%	0.49%	0.64%

Capital ratios: (5)
Common equity tier 1 capital (to risk weighted assets)	11.49%	11.80%	13.10%	15.30%	16.80%
Tier 1 leverage (core) capital (to adjusted tangible assets)	10.06%	10.30%	9.80%	10.30%	10.50%
Tier 1 risk-based capital (to risk weighted assets)	11.49%	11.80%	13.10%	15.30%	16.80%
Total risk-based capital (to risk weighted assets)	12.26%	12.60%	14.10%	16.50%	18.00%
Equity to total assets at end of period	10.11%	10.85%	11.26%	11.50%	12.36%
Average equity to average assets	10.30%	11.22%	11.71%	11.97%	11.69%

Other data:
Number of full service offices	12	12	11	11	12
Full-time equivalent employees	172	174	173	170	180

(1)	Net interest income (on a tax equivalent basis) divided by average interest earning assets.
(2)	Total other (non-interest) expenses as a percentage of net interest income (on a tax equivalent basis) and total other (non-interest) income, excluding net securities transactions.
(3)	Non-performing assets consist of non-accruing loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)	Non-performing loans and leases consist of non-accruing loans and leases and accruing loans and leases more than 90 days past due.
(5)	Capital ratios are for First Bank Richmond.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan or lease delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan and lease losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	risks associated with the relatively unseasoned nature of a significant portion of our loan portfolio;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions and equipment financing companies;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans and leases we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

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•	the inability of third-party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees;

•	the deductibility of our contribution to the charitable foundation for tax purposes; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 18.

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HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $81.4 million and $110.6 million, or $127.5 million if the offering is increased by 15%.

Richmond Mutual Bancorporation-Maryland intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	8,372,500 Shares at Minimum of Offering Range		9,850,000 Shares at Midpoint of Offering Range		11,327,500 Shares at Maximum of Offering Range		13,026,625 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Gross offering proceeds	$83,725		$98,500		$113,275		$130,266
Less: estimated offering expenses	(2,366)		(2,502)		(2,638)		(2,794)
Net offering proceeds	$81,359	100.0%	$95,998	100.0%	$110,637	100.0%	$127,472	100.0%
Less:
Proceeds contributed to First Bank Richmond	$(40,680)	(50.0)%	$(47,999)	(50.0)%	$(55,318)	(50.0)%	$(63,736)	(50.0)%
Proceeds used for loan to employee stock ownership plan (2)	(7,098)	(8.7)%	(8,280)	(8.6)%	(9,462)	(8.6)%	(10,821)	(8.5)%
Proceeds used to redeem subordinated debentures	(5,000)	(6.1)%	(5,000)	(5.2)%	(5,000)	(4.5)%	(5,000)	(3.9)%
Cash Contribution to the charitable foundation	(1,250)	(1.5)%	(1,250)	(1.3)%	(1,250)	(1.1)%	(1,250)	(1.0)%
Proceeds retained by Richmond Mutual Bancorporation-Maryland	$27,331	33.7%	$33,469	34.9%	$39,607	35.8%	$46,665	36.6%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The employee stock ownership plan (“ESOP”) will purchase 8.0% of the shares of common stock sold in the offering (including shares contributed to the charitable foundation) with the ESOP obtaining the funds to purchase the shares from a loan made available by Richmond Mutual Bancorporation-Maryland to the ESOP. The loan will be repaid principally through First Bank Richmond’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of fees to be paid in the event that shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of First Bank Richmond’s deposits. First Bank Richmond will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by Richmond Mutual Bancorporation-Maryland

Richmond Mutual Bancorporation-Maryland:

•	intends to initially invest the proceeds that it retains in interest-earning deposits and in securities, including securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of First Bank Richmond − Investment Activities;”

•	may, in the future, use a portion of the proceeds that it retains to pay cash dividends or to repurchase shares of our common stock, although under current federal regulations we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist with prior regulatory approval;

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•	may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions, or branches thereof, or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no specific expansion is being considered at this time;

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the offering.

Use of Proceeds Received by First Bank Richmond

First Bank Richmond:

•	intends to use approximately $13.3 million ($9.8 million after tax) to terminate its participation in the Pentegra DB Plan; however, this amount may be higher or lower depending on a number of factors, including but not limited to the interest rate environment and the valuation of plan assets;

•	intends to use a portion of the proceeds received to fund new loans;

•	may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•	may invest a portion of the proceeds received in securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy;

•	may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring other financial institutions, branch offices or other financial services businesses, or establishing new branches or loan production offices, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds by Richmond Mutual Bancorporation-Maryland and First Bank Richmond may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

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OUR POLICY REGARDING DIVIDENDS

Following completion of the reorganization, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. We currently intend to pay quarterly cash dividends but have not determined the amount or when payment would start. The payment and amount of dividends would depend upon a number of factors, including: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, they will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law, regulations and policy, may be paid in addition to, or in lieu of, regular cash dividends.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate of earnings retention is inconsistent with its capital needs and overall financial condition. In addition, First Bank Richmond’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the applicable capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision − Federal Banking Regulation − Capital Requirements.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future.

Richmond Mutual Bancorporation-Maryland will file a consolidated federal tax return with First Bank Richmond. Accordingly, it is anticipated that any cash distributions that Richmond Mutual Bancorporation-Maryland makes to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the offering, Richmond Mutual Bancorporation-Maryland will not take any action to declare an extraordinary dividend to its stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to Richmond Mutual Bancorporation-Maryland’s articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Richmond Mutual Bancorporation-Maryland − Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from First Bank Richmond, because initially we will have no source of income other than dividends from First Bank Richmond and earnings from the investment of the net proceeds from the sale of shares of common stock retained by Richmond Mutual Bancorporation-Maryland and interest payments received in connection with the loan to the employee stock ownership plan. Indiana banking law imposes limitations on “capital distributions” by First Bank Richmond. See “Regulation and Supervision – Indiana Banking Regulation — Dividends.”

Any payment of dividends by First Bank Richmond to Richmond Mutual Bancorporation-Maryland that would be deemed to be drawn out of First Bank Richmond’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by First Bank Richmond on the amount of earnings deemed to be removed from the reserves for such distribution. First Bank Richmond does not intend to make any distribution to Richmond Mutual Bancorporation-Maryland that would create such a federal tax liability. See “Taxation.”

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MARKET FOR THE COMMON STOCK

Richmond Mutual Bancorporation-Maryland has never issued capital stock. Accordingly, there is no established market for our common stock. Richmond Mutual Bancorporation-Maryland expects that its common stock will be listed for trading on the Nasdaq Capital Market under the symbol “RMBI”, subject to completion of the reorganization and offering, and compliance with certain listing conditions, including the presence of at least three registered and active market makers. KBW has advised us that it intends to make a market in shares of our common stock following the offering, but it is not obligated to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of an active trading market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

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HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2018, First Bank Richmond exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of First Bank Richmond at December 31, 2018, and the pro forma equity capital and regulatory capital of First Bank Richmond after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by First Bank Richmond of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	First Bank Richmond Historical at		Pro Forma at December 31, 2018, Based Upon the Sale in the Offering of (1)
	December 31, 2018		8,372,500 Shares		9,850,000 Shares		11,327,500 Shares		13,026,625 Shares (2)
	Amount	Percent of Assets (3(4))	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)

Equity	$80,857	9.57%	$101,059	11.59%	$106,605	12.13%	$112,152	12.67%	$118,531	13.27%

Tier 1 leverage capital	$84,250	10.06%	$104,452	12.07%	$109,998	12.62%	$115,545	13.15%	$121,924	13.76%
Tier 1 leverage capital requirement	41,888	5.00	43,253	5.00	43,590	5.00	43,926	5.00	44,313	5.00
Excess	$42,362	5.06%	$61,199	7.07%	$66,408	7.62%	$71,619	8.15%	$77,611	8.76%

Tier 1 risk-based capital (5)	$84,250	11.49%	$104,452	14.14%	$109,998	14.87%	$115,545	15.59%	$121,924	16.42%
Tier 1 risk-based requirement	58,640	8.00	59,077	8.00	59,184	8.00	59,292	8.00	59,416	8.00
Excess	$25,610	3.49%	$45,375	6.14%	$50,814	6.87%	$56,253	7.59%	$62,508	8.42%

Total risk-based capital (5)	$89,850	12.26%	$110,052	14.90%	$115,598	15.63%	$121,145	16.35%	$127,524	17.17%
Total risk-based requirement	73,300	10.00	73,846	10.00	73,981	10.00	74,115	10.00	74,270	10.00
Excess	$16,550	2.26%	$36,206	4.90%	$41,617	5.63%	$47,030	6.35%	$53,254	7.17%

Common equity tier 1 risk-based capital (5)	$84,250	11.49%	$104,452	14.14%	$109,998	14.87%	$115,545	15.59%	$121,924	16.42%
Common equity tier 1 risk-based requirement	47,645	6.50	48,000	6.50	48,087	6.50	48,175	6.50	48,275	6.50
Excess	$36,605	4.99%	$56,452	7.64%	$61,911	8.37%	$67,370	9.09%	$73,649	9.92%

Reconciliation of capital infused into First Bank Richmond:
Net offering proceeds			$81,359		$95,998		$110,637		$127,472
Proceeds to First Bank Richmond			$40,680		$47,999		$55,318		$63,736
Less:
Expense of Pentegra DB Plan termination, net of taxes			(9,831)		(9,831)		(9,831)		(9,831)
Common stock acquired by employee stock ownership plan			(7,098)		(8,280)		(9,462)		(10,821)
Common stock acquired by stock-based benefit plans			(3,549)		(4,140)		(4,731)		(5,411)
Pro forma increase			$20,202		$25,748		$31,296		$37,674

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8.0% of our total outstanding shares (including shares contributed to the charitable foundation) with funds we lend and that one or more stock-based benefit plans purchases 4.0% of our total outstanding shares (including shares contributed to the charitable foundation) for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“U.S. GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management – Existing and Future Benefit Plans and Agreements” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Based on total assets of $845.0 million for the purposes of the GAAP capital ratio, total assets of $837.8 million, for the purposes of the Tier 1 leverage capital requirement and risk-weighted assets of $733.0 million, for the purposes of the Tier 1 risk-based and total risk-based capital requirements.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

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CAPITALIZATION

The following table presents, on a consolidated basis, our historical deposits, borrowings and capitalization at December 31, 2018, and the pro forma consolidated capitalization of Richmond Mutual Bancorporation-Maryland after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	Consolidated Historical Capitalization	Pro Forma Consolidated Capitalization at December 31, 2018 of Richmond Mutual Bancorporation-Maryland Based Upon the Sale for $10.00 Per Share of
	at December 31, 2018	8,372,500 Shares	9,850,000 Shares	11,327,500 Shares	13,026,625 Shares(1)
	(Dollars in thousands)

Deposits(2)	$620,637	$620,637	$620,637	$620,637	$620,637
Borrowings	136,100	136,100	136,100	136,100	136,100
Subordinated debentures	5,000	—	—	—	—
Total deposits and borrowed funds	$761,737	$756,737	$756,737	$756,737	$756,737

Stockholders’ equity:
Preferred Stock, $0.01 par value per share: 10,000,000 shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
90,000,000 shares authorized (post offering); shares to be issued as reflected(3)	—	89	104	118	135
Additional paid-in capital(3)	12,751	94,020	108,645	123,269	140,087
Retained earnings(4)	77,480	77,480	77,480	77,480	77,480
First Mutual of Richmond-MHC consolidation Adjustment(5)	(6,035)	(6,035)	(6,035)	(6,035)	(6,035)
Accumulated other comprehensive loss, net	(4,378)	(4,378)	(4,378)	(4,378)	(4,378)
Stock contribution to charitable foundation	—	5,000	5,000	5,000	5,000
Less:
Expense of contribution to charitable foundation, net of taxes(6)	—	(4,629)	(4,629)	(4,629)	(4,629)
Expense of Pentegra DP termination, net of taxes	—	(9,831)	(9,831)	(9,831)	(9,831)
Common stock acquired by employee stock ownership plan(7)	—	(7,098)	(8,280)	(9,462)	(10,821)
Common stock acquired by stock-based benefit plans(8)	—	(3,549)	(4,140)	(4,731)	(5,411)
Total stockholders’ equity	$79,818	$141,070	$153,936	$166,802	$181,598
Total tangible stockholders’ equity(9)	$79,818	$141,070	$153,936	$166,802	$181,598

Pro forma shares of common stock outstanding:
Shares offered for sale	—	8,372,500	9,850,000	11,327,500	13,026,625
Shares issued to charitable foundation	—	500,000	500,000	500,000	500,000
Total shares outstanding	—	8,872,500	10,350,000	11,827,500	13,526,625

Total stockholders’ equity as a percentage of pro forma total assets	9.39%	15.49%	16.66%	17.81%	19.09%
Total stockholders’ tangible equity as a percentage of pro forma total assets(9)	9.39%	15.49%	16.66%	17.81%	19.09%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	The sum of the par value and the additional paid-in capital equals the net offering proceeds plus Richmond Mutual Bancorporation-Delaware’s historical retained earnings. No effect has been given to the issuance of additional shares of common stock pursuant to the exercise of options under one or more stock-based benefit plans that we expect to adopt following completion of the reorganization and offering. See “Management - Existing and Future Benefit Plans and Agreements.”
(4)	The retained earnings of First Bank Richmond will be substantially restricted after the offering. See “Regulation and Supervision - Indiana Banking Regulation — Dividends.”
(5)	To reflect adjustments required to consolidate the financial statements of First Mutual of Richmond-MHC with those of Richmond Mutual Bancorporation-Delaware’s consolidated financial statements presented in this prospectus.

(footnotes continued on following page)

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(6)	Represents the expense of the contribution to the charitable foundation based on a 25.9% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable donations equal to 10% of our annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(7)	Assumes that 8.0% of the shares of common stock outstanding following the reorganization and offering (including shares contributed to the charitable foundation) will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Richmond Mutual Bancorporation-Maryland and will represent unearned compensation, reflected as a reduction of stockholders’ equity. First Bank Richmond will provide the funds to repay the employee stock ownership plan loan. See “Management – Existing and Future Benefit Plans and Agreements.”
(8)	Assumes a number of shares of common stock equal to 4.0% of the shares of common stock outstanding following the reorganization and offering (including shares contributed to the charitable foundation) will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by Richmond Mutual Bancorporation-Maryland. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. Richmond Mutual Bancorporation-Maryland will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval. See “Management – Existing and Future Benefit Plans and Agreements.”
(9)	At December 31, 2018, we had no intangible assets, other than our Mortgage Servicing Rights which are included for purposes of calculating tangible stockholder equity.

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PRO FORMA DATA

The following tables summarize our historical data and the pro forma data of Richmond Mutual Bancorporation-Maryland at and for the year ended December 31, 2018. This information is based on assumptions set forth below, and in the table and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the reorganization.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	all shares of common stock will be sold in the subscription and community offerings;

(ii)	our directors, executive officers, and their associates will purchase 225,100 shares of common stock;

(iii)	our employee stock ownership plan will purchase an amount of shares equal to 8.0% of our outstanding shares, including shares contributed to the charitable foundation, with a loan from Richmond Mutual Bancorporation-Maryland. The loan will be repaid in substantially equal principal payments over a period of 20 years. Interest income that we earn on the loan will offset the interest paid by First Bank Richmond;

(iv)	Richmond Mutual Bancorporation-Maryland will contribute $1.25 million in cash to the charitable foundation;

(v)	we will pay KBW a fee equal to 1.0% of the aggregate amount of common stock sold in the subscription and community offerings, excluding any shares of common stock purchased by our tax-qualified and non-qualified employee stock benefit plans or contributed to the charitable foundation; and

(vi)	total expenses of the offering, other than fees and commissions to be paid to KBW, will be $1.6 million.

We calculated the pro forma consolidated net income of Richmond Mutual Bancorporation-Maryland for the year as if the shares of common stock had been sold at the beginning of the year and the net proceeds had been invested at 2.51% (1.86% on an after-tax basis), which is equal to the yield on the five-year U.S. Treasury Note as of December 31, 2018. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma income calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. We have assumed that the stock-based benefit plans will acquire an amount of common stock equal to 4.0% of our outstanding shares of common stock (including shares contributed to the charitable foundation) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

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We have also assumed that the stock-based benefit plans will grant options to acquire common stock equal to 10.0% of our outstanding shares of common stock (including shares of common stock contributed to the charitable foundation). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.95 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 13.53% for the common stock based on an index of publicly traded thrifts, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 2.69%.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” Richmond Mutual Bancorporation-Maryland intends to contribute 50% of the net proceeds from the offering to First Bank Richmond and will retain the remainder of the net proceeds from the offering. Richmond Mutual Bancorporation-Maryland will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan, will utilize its funds to make the cash contribution to the foundation and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering;

•	increased fees and expenses that we would pay KBW and other broker-dealers if we conducted a syndicated offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amounts of assets and liabilities of Richmond Mutual Bancorporation-Maryland, computed in accordance with U.S. GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we were to be liquidated.

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At or For the Year Ended December 31, 2018 Based Upon the Sale at $10.00 Per Share of
8,372,500 Shares at Minimum of Offering Range	9,850,000 Shares at Midpoint of Offering Range	11,327,500 Shares at Maximum of Offering Range	13,026,625 Shares at Adjusted Maximum of Offering Range (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of the offering	$83,725	$98,500	$113,275	$130,266
Market value of shares issued to foundation	5,000	5,000	5,000	5,000
Market value of Richmond Mutual Bancorporation-Maryland	$88,725	$103,500	$118,275	$135,266

Gross proceeds of the offering	$83,725	$98,500	$113,275	$130,266
Estimated expenses	(2,366)	(2,502)	(2,638)	(2,794)
Estimated net proceeds	81,359	95,998	110,637	127,472
Cash contribution to foundation	(1,250)	(1,250)	(1,250)	(1,250)
Redemption of subordinated debentures	(5,000)	(5,000)	(5,000)	(5,000)
Termination of Pentegra DB Plan	(9,831)	(9,831)	(9,831)	(9,831)
Common stock acquired by employee stock ownership plan (2)	(7,098)	(8,280)	(9,462)	(10,821)
Common stock acquired by stock-based benefit plans (3)	(3,549)	(4,140)	(4,731)	(5,411)
Estimated net proceeds, as adjusted	$54,631	$67,497	$80,363	$95,160

For the year ended December 31, 2018
Consolidated net income:
Historical (4)	$5,678	$5,678	$5,678	$5,678
First Mutual of Richmond-MHC consolidation adjustment (5)	(283)	(283)	(283)	(283)
Historical, as adjusted	5,395	5,395	5,395	5,395
Reduction in expense from termination of Pentegra DB Plan	1,278	1,278	1,278	1,278
Reduction in expense from redemption of subordinated debenture	148	148	148	148
Income on adjusted net proceeds	1,016	1,255	1,494	1,769
Employee stock ownership plan (2)	(263)	(307)	(350)	(401)
Shares granted under stock-based benefit plans (3)	(526)	(613)	(701)	(801)
Options granted under stock-based benefit plans (6)	(490)	(571)	(653)	(746)
Pro forma net income	$6,558	$6,585	$6,611	$6,642

Earnings per share:
Historical	$0.69	$0.59	$0.52	$0.45
First Mutual of Richmond-MHC consolidation adjustment	(0.03)	(0.03)	(0.03)	(0.02)
Historical, as adjusted	0.66	0.56	0.49	0.43
Reduction in expense from termination of Pentegra DB Plan	0.16	0.13	0.12	0.10
Reduction in expense from redemption of subordinated debenture	0.02	0.02	0.01	0.01
Income on net proceeds	0.12	0.13	0.14	0.14
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Shares granted under stock-based benefit plans (3)	(0.06)	(0.06)	(0.06)	(0.06)
Options granted under stock-based benefit plans (6)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma earnings per share	$0.81	$0.69	$0.61	$0.53

Offering price to pro forma earnings per share	12.35	x	14.49	x	16.39	x	18.87	x
Number of shares used in earnings per share calculations (2)	8,198,190	9,563,400	10,928,610	12,498,602

At December 31, 2018
Stockholders’ equity:
Historical (4)	$85,853	$85,853	$85,853	$85,853
First Mutual of Richmond-MHC consolidation adjustment (5)	(6,035)	(6,035)	(6,035)	(6,035)
Historical, as adjusted	79,818	79,818	79,818	79,818
Estimated net proceeds	81,359	95,998	110,637	127,472
Termination of Pentegra DB Plan	(9,831)	(9,831)	(9,831)	(9,831)
Stock contribution to foundation	5,000	5,000	5,000	5,000
After tax cost of foundation	(4,629)	(4,629)	(4,629)	(4,629)
Common stock acquired by employee stock ownership plan (2)	(7,098)	(8,280)	(9,462)	(10,821)
Common stock acquired by stock-based benefit plans (3)	(3,549)	(4,140)	(4,731)	(5,411)
Pro forma stockholders’ equity(7)	$141,070	$153,936	$166,802	$181,598
Pro forma tangible stockholders’ equity	$141,070	$153,936	$166,802	$181,598

Stockholders’ equity per share:
Historical	$9.68	$8.30	$7.26	$6.35
First Mutual of Richmond-MHC consolidation adjustment	(0.68)	(0.58)	(0.51)	(0.45)
Historical, as adjusted	9.00	7.72	6.75	5.90
Estimated net proceeds	9.17	9.27	9.35	9.42
Termination of Pentegra DB Plan	(1.11)	(0.95)	(0.83)	(0.73)
Shares issued to foundation	0.56	0.48	0.42	0.37
After tax cost of foundation	(0.52)	(0.44)	(0.39)	(0.34)
Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (3)(7)	$15.90	$14.88	$14.10	$13.42
Pro forma tangible stockholders’ equity per share	$15.90	$14.88	$14.10	$13.42

Offering price as a percentage of pro forma stockholders’ equity per share	62.89%	67.20%	70.92%	74.52%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	62.89%	67.20%	70.92%	74.52%
Number of shares outstanding for pro forma equity per share calculations	8,872,500	10,350,000	11,827,500	13,526,625

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.

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(2)	It is assumed that 8.0% of the shares outstanding following the offering (including shares of common stock contributed to the charitable foundation) will be purchased in the offering by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Richmond Mutual Bancorporation-Maryland. The amount to be borrowed is reflected as a reduction of stockholders’ equity. First Bank Richmond intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. First Bank Richmond’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) First Bank Richmond’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 709,800, 828,000, 946,200 and 1,082,130 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 35,490, 41,400, 47,310 and 54,107 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 20-year loan term), were committed to be released during the year ended December 31, 2018 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares (which is also the number of shares outstanding for pro forma equity per share calculations) of 674,310, 786,600, 898,890 and 1,028,023 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, to determine the number of shares outstanding for earnings per share calculations.
(3)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 4.0% of the shares issued in the reorganization and offering (including shares of common stock contributed to the charitable foundation) either through open market purchases or from authorized but unissued shares of common stock of Richmond Mutual Bancorporation-Maryland, if any. Funds used by the stock-based benefit plans to purchase the shares will be contributed to the plan by Richmond Mutual Bancorporation-Maryland. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the year presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2018. The actual purchase price of the shares granted under the stock-based benefit plans may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of Richmond Mutual Bancorporation-Maryland, there would be a dilutive effect of up to 3.8% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based benefit plans are obtained from authorized but unissued shares.
(4)	Derived from our audited December 31, 2018 consolidated financial statements included elsewhere in this prospectus.
(5)	To reflect adjustments required to consolidate the financial statements of First Mutual of Richmond-MHC with those of Richmond Mutual Bancorporation-Delaware’s consolidated financial statements presented in this prospectus.
(6)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 10.0% of the shares of common stock issued in the reorganization and offering (including shares of common stock contributed to the charitable foundation). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.95 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 25.9%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 9.1% on the ownership interest of persons who purchase common stock in the offering.
(7)	The retained earnings of First Bank Richmond will continue to be substantially restricted after the offering. See “Regulation and Supervision – Indiana Banking Regulation.”

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COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded in connection with the reorganization and offering, RP Financial estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, the amount of the stock sold in the offering is $83.7 million, $98.5 million, $113.3 million and $130.3 million, respectively, with the charitable foundation, as compared to $94.4 million, $111.0 million, $127.7 million and $146.8 million, respectively, without the charitable foundation. There is no assurance that if the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the year ended December 31, 2018, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the period, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)

Estimated offering amount	$83,725		$94,350		$98,500		$111,000		$113,275		$127,650		$130,266		$146,798
Pro forma market capitalization	88,725		94,350		103,500		111,000		118,275		127,650		135,266		146,798
Total assets	910,870		920,346		923,736		934,845		936,602		949,344		951,398		966,017
Total liabilities	769,800		769,800		769,800		769,800		769,800		769,800		769,800		769,800
Pro forma stockholders’ equity	141,070		150,546		153,936		165,045		166,802		179,544		181,598		196,217
Pro forma net income (1)	6,558		6,683		6,585		6,713		6,611		6,744		6,642		6,777
Pro forma stockholders’ equity per share	15.90		15.96		14.88		14.86		14.10		14.06		13.42		13.37
Pro forma net income per share	0.81		0.78		0.69		0.65		0.61		0.58		0.53		0.50

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	62.89%		62.66%		67.20%		67.29%		70.92%		71.12%		74.52%		74.79%
Offering price as a multiple of pro forma price to earnings	12.35	x	12.82	x	14.49	x	15.38	x	16.39	x	17.24	x	18.87	x	20.00	x

Pro forma financial ratios:
Return on assets	0.72%		0.73%		0.71%		0.72%		0.71%		0.71%		0.70%		0.70%
Return on equity	4.65%		4.44%		4.28%		4.07%		3.96%		3.76%		3.66%		3.45%
Equity to assets	15.49%		16.36%		16.66%		17.65%		17.81%		18.91%		19.09%		20.31%
Total shares issued	8,872,500		9,435,000		10,350,000		11,100,000		11,827,500		12,765,000		13,526,625		14,679,750

(footnote on following page)

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(1)	The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income (loss), pro forma net income (loss) per share, pro forma return on assets and pro forma return on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the year ended December 31, 2018.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range

After-tax expense of stock and cash contribution to foundation	$4,629		$4,629		$4,629		$4,629
Pro forma net income (loss)	$1,929		$1,956		$1,982		$2,013
Pro forma net income (loss) per share	$0.24		$0.20		$0.18		$0.16
Offering price to pro forma net income (loss) per share	41.67	x	50.00	x	55.56	x	62.50	x
Pro forma return on assets (annualized)	0.21%		0.21%		0.21%		0.21%
Pro forma return on equity (annualized)	1.37%		1.27%		1.19%		1.11%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

Our principal business consists of attracting deposits from the general public, as well as brokered deposits, and investing those funds primarily in loans secured by first mortgages on owner-occupied, one- to four-family residences, a variety of consumer loans, direct financing leases, commercial and industrial loans, and loans secured by commercial and multi-family real estate. We also obtain funds by utilizing FHLB advances. Funds not invested in loans generally are invested in investment securities, including mortgage-backed and mortgage-related securities and agency and municipal bonds.

Our results of operations are primarily dependent on net interest income. Net interest income is the difference between interest income, which is the income that is earned on loans and investments, and interest expense, which is the interest that is paid on deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts and loan servicing fees), and fees from sale of residential mortgage loans originated for sale in the secondary market. We also recognize income from the sale of investment securities.

At December 31, 2018, on a consolidated basis, we had $849.6 million in assets, $654.8 million in loans, $620.6 million in deposits and $85.9 million in stockholders’ equity. Our total risk-based capital ratio at December 31, 2018 was 12.3%, exceeding the 10.0% requirement for a well-capitalized institution. The ratio of tangible common equity decreased to 11.3% as of December 31, 2018 compared to 11.8% at December 31, 2017 primarily due to growth in our loan and lease portfolio. For the year ended December 31, 2018, net income was $5.7 million, compared with net income of $2.7 million for 2017.

Critical Accounting Policies

Certain accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Management believes that its critical accounting policies include determining the allowance for loan and lease losses, the valuation of foreclosed assets, mortgage servicing rights, valuation of intangible assets and securities, deferred tax asset and income tax accounting.

Allowance for Loan and Lease Losses. We maintain an allowance for loan and lease losses to cover probable incurred credit losses at the balance sheet date. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in our judgment, should be charged-off. A provision for loan and lease losses is charged to operations based on our periodic evaluation of the necessary allowance balance.

We have an established process to determine the adequacy of the allowance for loan and lease losses. The determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on other classified loans and pools of homogeneous loans, and consideration of past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors, all of which may be susceptible to significant change.

Foreclosed Assets. Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. Management estimates the fair value of the properties based on current appraisal information. Fair value estimates are particularly susceptible to significant changes in the economic environment, market conditions, and real estate market. A worsening or protracted economic decline would increase the likelihood of a decline in property values and could create the need to write down the properties through current operations.

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Mortgage Servicing Rights. MSRs associated with loans originated and sold, where servicing is retained, are capitalized and included in the consolidated balance sheet. The value of the capitalized servicing rights represents the fair value of the right to service loans in the portfolio. Critical accounting policies for MSRs relate to the initial valuation and subsequent impairment tests. The methodology used to determine the valuation of MSRs requires the development and use of a number of estimates, including anticipated principal amortization and prepayments of that principal balance. Events that may significantly affect the estimates used are changes in interest rates, mortgage loan prepayment speeds and the payment performance of the underlying loans. The carrying value of the MSRs is periodically reviewed for impairment based on a determination of fair value. For purposes of measuring impairment, the servicing rights are compared to a valuation prepared based on a discounted cash flow methodology, utilizing current prepayment speeds and discount rates. Impairment, if any, is recognized through a valuation allowance and is recorded as a reduction in loan servicing fee income.

Securities. Under FASB Codification Topic 320 (ASC 320), Investments-Debt, investment securities must be classified as held to maturity, available for sale or trading. Management determines the appropriate classification at the time of purchase. The classification of securities is significant since it directly impacts the accounting for unrealized gains and losses on securities. Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and the Company has the ability to hold the securities to maturity. Securities not classified as held to maturity are classified as available for sale and are carried at fair value, with the unrealized holding gains and losses, net of tax, reported in other comprehensive income and do not affect earnings until realized.

The fair values of our securities are generally determined by reference to quoted prices from reliable independent sources utilizing observable inputs. Certain of our fair values of securities are determined using models whose significant value drivers or assumptions are unobservable and are significant to the fair value of the securities. These models are utilized when quoted prices are not available for certain securities or in markets where trading activity has slowed or ceased. When quoted prices are not available and are not provided by third party pricing services, management judgment is necessary to determine fair value. As such, fair value is determined using discounted cash flow analysis models, incorporating default rates, estimation of prepayment characteristics and implied volatilities.

We evaluate all securities on a quarterly basis, and more frequently when economic conditions warrant additional evaluations, for determining if any other-than-temporary-impairments (“OTTI”) exist pursuant to guidelines established in ASC 320. In evaluating the possible impairment of securities, consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and our ability and intent to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, we may consider whether the securities are issued by the federal government or its agencies or government sponsored agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

If management determines that an investment experienced an OTTI, we must then determine the amount of the OTTI to be recognized in earnings. If we do not intend to sell the security and it is more likely than not that we will not be required to sell the security before recovery of its amortized cost basis less any current period loss, the OTTI will be separated into the amount representing the credit loss and the amount related to all other factors. The amount of OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the OTTI related to other factors will be recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings will become the new amortized cost basis of the investment. If management intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the OTTI will be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. Any recoveries related to the value of these securities are recorded as an unrealized gain (as accumulated other comprehensive income (loss) in stockholders’ equity) and not recognized in income until the security is ultimately sold.

From time to time we may dispose of an impaired security in response to asset/liability management decisions, future market movements, business plan changes, or if the net proceeds can be reinvested at a rate of return that is expected to recover the loss within a reasonable period of time.

Deferred Tax Asset. We have evaluated our deferred tax asset to determine if it is more likely than not that the asset will be utilized in the future. Our most recent evaluation has determined that we will more likely than not be able to utilize our remaining deferred tax asset.

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Income Tax Accounting. We file a consolidated federal income tax return. The provision for income taxes is based upon income in our consolidated financial statements, rather than amounts reported on our income tax return. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on our deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date.

The Tax Cuts and Jobs Act (“Tax Act”) was enacted on December 22, 2017 reducing our federal corporate tax rate from 34% to 21%, effective January 1, 2018. At December 31, 2017, we completed our accounting for the tax effects of enactment of the Tax Act. For deferred tax assets and liabilities, amounts were re-assessed based on the rates expected to reverse in the future, which is now 21%. Based on this new law, we recorded an additional tax expense of $1.5 million due to the revaluation of our deferred tax asset.

Management Strategy

We are a community-oriented financial institution dedicated to serving the needs of customers in our primary market area. Our commitment is to offer a full array of consumer and commercial banking products and services to meet the needs of our customers. We offer mortgage lending products to qualified borrowers to give them the broadest access to home ownership in our markets. We offer commercial lending products and services tailored to complement their businesses. Our goal is to maintain asset quality while continuing to build our strong capital position while looking for growth opportunities in the markets we serve. To achieve these goals, we will focus on the following strategies:

Lending. We believe that commercial lending offers an opportunity to enhance our profitability while managing credit, interest rate and operational risk. We seek quality commercial loan opportunities in our existing markets and purchase loan participations that complement our existing portfolios. We will continue to focus our efforts on our existing markets as well as to further develop the Columbus, Ohio market through our loan production office. We anticipate that the majority of our commercial and multi-family real estate and commercial construction loan originations will range in size from $1.0 million to $8.0 million, while the majority of our commercial and industrial loan originations will range in size from $250,000 to $1.5 million.

Deposit Services. Deposits are our primary source of funds for lending and investment. We intend to continue to focus on increasing core deposits (which we define as all deposits except for certificates of deposit greater than $250,000 and brokered certificates of deposit) in our primary market area, with a particular emphasis on non-interest bearing deposits. We will continue to enhance our offering of retail deposit products to maintain and increase our market share, while continuing to build our product offering of commercial deposit products to strengthen our relationships with our business customers. Core deposits represented 75.0% of our total deposits as of December 31, 2018.

Balance Sheet Growth. As a result of our efforts to build our management and infrastructure, we believe we are well-positioned to increase the size of our balance sheet without a proportional increase in overhead expense or operating risk. Accordingly, we intend to increase, on a managed basis, our assets and liabilities, particularly loans and deposits.

Asset Quality. We believe that strong asset quality is a key to long-term financial success. Our strategy for credit risk management focuses on an experienced team of credit professionals, well-defined credit policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our non-performing loans to total loans ratio was 0.69% at December 31, 2018.

Capital Position. Our policy has always been to protect the safety and soundness of First Bank Richmond through credit and operational risk management, balance sheet strength, and sound operations. The end result of these activities has been a capital ratio in excess of the well-capitalized standards set by our regulators. We believe that maintaining a strong capital position safeguards the long-term interests of First Bank Richmond.

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Interest Rate Risk Management. Changes in interest rates are our primary market risk as our balance sheet is almost entirely comprised of interest-earning assets and interest-bearing liabilities. As such, fluctuations in interest rates have a significant impact not only upon our net income but also upon the cash flows related to those assets and liabilities and the market value of our assets and liabilities. In order to maintain what we believe to be acceptable levels of net interest income in varying interest rate environments, we actively manage our interest rate risk and assume a moderate amount of interest rate risk consistent with board policies.

Financial Condition at December 31, 2018 Compared to December 31, 2017

General. Total assets at December 31, 2018 were $849.6 million, reflecting a $96.0 million increase during the year, due to a $96.8 million, or 17.4% increase in the total loan and lease portfolio.

Cash and Investments. Cash and investments decreased $1.1 million from $159.6 million at year-end 2017 to $158.5 million at year-end 2018. At December 31, 2018, our investment portfolio consisted of $92.7 million in government-sponsored agency and government-sponsored entity mortgage-backed securities and collateralized mortgage obligations, $48.4 million in municipal securities and $2.5 million in corporate obligations and equity securities.

Loans and Leases. Our loan and lease portfolio increased $96.8 million, or 17.4%, during 2018, ending the year at $654.8 million. The majority of the growth occurred in the commercial real estate and the construction and development categories. Those two categories grew a combined $94.0 million during the year and at December 31, 2018 represented 43.4% of the total loan and lease portfolio. Much of this growth occurred in the Columbus, Ohio market as Columbus is currently experiencing strong economic growth. Our residential mortgage loan portfolio experienced a modest 2.9% growth during 2018 as we continued to sell longer term fixed-rate mortgage loans whenever possible, to reduce related interest rate risk. We generally retain the servicing rights on the fixed-rate mortgages sold in order to foster and to continue to develop customer relationships.

Our allowance for loan and lease losses increased 16.7% during 2018, from $4.8 million at December 31, 2017 to $5.6 million at December 31, 2018. At both December 31, 2018 and 2017, the allowance for loan and lease losses equaled 0.85% of total loans and leases outstanding. Loans individually evaluated for impairment decreased $935,000, or 28.8% from December 31, 2017 while the allowance allocated to such loans decreased to $694,000. Net charge-offs during 2018 were $880,000, $1.1 million less than in 2017.

Premises and Equipment, Net. Premises and equipment, net increased $433,000, reflecting normal capital expenditures plus the purchase and refurbishing of a bank branch office in Piqua, OH that had been closed by another bank.

Deposits. Total deposits increased $60.2 million during 2018 to $620.6 million at December 31, 2018. This growth was primarily due to increases in certificates of deposit. Brokered certificates of deposit increased $38.8 million to $124.5 million as of December 31, 2018, while other certificates increased $19.3 million during 2018. This deposit growth was used to fund a portion of the loan growth experienced during 2018.

Borrowings. Total borrowings increased $32.1 million, or 30.9%, to $136.1 million at December 31, 2018. This increase was used to fund a portion of our loan growth in 2018 and to lengthen the duration of our liabilities.

Stockholders’ Equity. Stockholders’ equity was $85.9 million as of December 31, 2018, an increase of $4.1 million from December 31, 2017. The increase was primarily due to net income of $5.7 million, partially offset by an accumulated other comprehensive loss of $1.7 million resulting from an increase in market rates of interest during 2018. First Bank Richmond’s tangible common equity ratio and its risk-based capital ratios were well in excess of “well-capitalized” levels as defined by all regulatory standards as of December 31, 2018.

Comparison of Results of Operations for the Years Ended December 31, 2018 and 2017.

General. Net income for 2018 was $5.7 million, compared to $2.7 million in 2017. The increase was primarily a result of a $3.6 million increase in net interest income and a $1.7 million decrease in income tax expense, partially offset by a $1.8 million increase in non-interest expense, a $310,000 increase in provision for loan and lease losses and a $221,000 decrease in non-interest income.

Interest Income. Total interest income for 2018 increased $6.1 million or 20.9% over 2017. The increase was primarily a result of the $100.4 million increase in the average balance of loans and leases outstanding year-over-year and a 17 basis point increase in average yield on loans and leases resulting in a $6.0 million increase in interest income. Interest on investment securities decreased $10,000 during 2018 primarily due to a $13.1 million decrease in the average balance of the portfolio, partially offset by an 18 basis point increase in the average yield on investment securities.

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Interest Expense. Total interest expense increased $2.5 million, or 47.7% to $7.8 million during 2018 compared to $5.2 million during 2017. The reason for this increase was an increase in the average rate paid and the average balance of certificates of deposit and FHLB advances. The average rate paid on certificates of deposit increased 37 basis points in 2018 compared to 2017, partially due to a 52 basis point increase in the average rate paid on brokered certificates of deposit. The rate paid on FHLB advances was 1.82% in 2018, an increase of 32 basis points over the average rate of 1.50% in 2017. The primary reason for these increases was an increase in market rates of interest. The average balance of certificates of deposit and FHLB advances in 2018 increased by $55.8 and $18.4 million, respectively, compared to those in 2017. The primary reason for these increases was to fund loan growth during 2018.

Net Interest Income. Net interest income before the provision for loan and lease losses increased $3.6 million, or 15.1% in 2018 compared to 2017. This was due to the increase in average earning assets. Our net interest margin in 2018 was 3.57%, an increase of nine basis points over 2017.

Provision for Loan and Lease Losses. The provision for loan and lease losses in 2018 was $1.7 million, a $310,000 increase over the $1.4 million provision in 2017. The increase in the provision was due to the growth of the loan and lease portfolio during 2018, despite lower net charge-offs than were experienced in 2017. Net charge-offs in 2018 were $1.1 million less than 2017, which allowed the allowance to remain at a level of 0.85% of the total loan and lease portfolio. Net charge-offs in 2018 equaled 0.14% of total average loans and leases outstanding compared to 0.38% of total average loans and leases outstanding in 2017. The decrease in net charge-offs was due to one large loan charge-off in 2017 with no similar charge-off during 2018.

Non-Interest Income. Total non-interest income decreased $221,000 from 2017 to 2018. Service charges on deposit accounts remained flat while card fee income increased $55,000, or 8.5%, from 2017 levels. Loan and lease servicing fees increased $127,000 due to a $2.1 million increase in our loan servicing portfolio during 2018. Net gains on securities declined $81,000 in 2018. Net gains on loan and lease sales declined $336,000, or 42.2%, from 2017 to 2018. In addition, in 2017, the Bank sold two lease portfolios for a total gain of $221,000 while there were no sales in 2018.

Non-Interest Expenses. Total non-interest expenses increased $1.8 million to $23.1 million in 2018 from 2017. $1.0 million of this increase was attributable to salaries and employee benefits. This increase reflected the hiring of additional personnel to support First Bank Richmond’s loan growth, as well as higher health insurance costs. Higher occupancy expenses of $72,000 reflected increased maintenance costs while equipment expense increased $150,000 due to equipment purchases and increased depreciation. Deposit insurance expense increased $280,000 primarily as a result of the increase in our asset size. Legal and professional fees increased $310,000 in 2018 compared to 2017 primarily as a result of expenses related to this offering.

Income Tax Expense. Income tax expense decreased in 2018 by $1.7 million compared to 2017. In 2017, we incurred a one-time income tax expense of $1.5 million during the fourth quarter, related to the remeasurement of our deferred tax assets and liabilities as a result of the Tax Act. We also recorded a $72,000 tax credit in 2018 associated with a low-income housing tax credit.

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Average Balances, Interest and Average Yields/Cost

The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using quarterly balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Years Ended December 31,
	2018			2017			2016
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$613,569	$31,559	5.14%	$513,129	$25,523	4.97%	$431,238	$22,554	5.23%
Securities	142,140	3,167	2.23%	155,250	3,177	2.05%	189,515	3,798	2.00%
Federal Reserve and FHLB stock	6,686	341	5.10%	6,631	267	4.03%	6,234	281	4.51%
Other	5,771	132	2.29%	11,250	137	1.22%	17,732	53	0.30%
Total interest-earning assets	768,166	35,199	4.58%	686,261	29,104	4.24%	644,720	26,686	4.14%

Interest-bearing liabilities:
Savings and money market accounts	161,111	884	0.55%	157,926	784	0.50%	147,826	706	0.48%
Interest-bearing checking accounts	100,958	205	0.20%	92,698	169	0.18%	95,533	156	0.16%
Certificate accounts	278,810	4,559	1.64%	223,060	2,843	1.27%	195,256	2,195	1.12%
Borrowings	115,620	2,104	1.82%	97,240	1,454	1.50%	80,760	1,011	1.25%
Total interest-bearing liabilities	656,499	7,752	1.18%	570,924	5,250	0.92%	519,375	4,068	0.78%

Net interest income		$27,447			$23,854			$22,618
Net earning assets	$111,667			$115,337			$125,345
Net interest rate spread(1)			3.40%			3.32%			3.36%
Net interest margin(2)			3.57%			3.48%			3.51%
Average interest-earning assets to average interest-bearing liabilities	117.01%			120.20%			124.13%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.

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Rate/Volume Analysis

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31,			Years Ended December 31,
	2018 vs. 2017			2017 vs. 2016
	Increase/ (decrease) due to		Total increase/	Increase/ (decrease) due to		Total increase/
	Volume	Rate	(decrease)	Volume	Rate	(decrease)
	(In thousands)
Interest-earning assets:

Loans and leases receivable	$5,142	$894	$6,036	$4,117	$(1,148)	$2,969
Securities	(280)	270	(10)	(700)	79	(621)
Federal Reserve and FHLB stock	2	72	74	17	(31)	(14)
Other	(88)	83	(5)	(26)	110	84

Total interest-earning assets	$4,776	$1,318	$6,095	$3,408	$(990)	$2,418

Interest-bearing liabilities:
Savings and money market accounts	$(152)	$252	$100	$55	$23	$78
Interest-bearing checking accounts	16	20	36	(5)	18	13
Certificate accounts	804	912	1,716	334	314	648
Borrowings	303	347	650	227	216	443

Total interest-bearing liabilities	$971	$1,531	$2,502	$611	$571	$1,182

Change in net interest income			$3,593			$1,236

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Liquidity

We are required to have enough cash and investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure safe and sound operations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, liquid assets have been maintained above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

Liquidity management involves the matching of cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of the Company to manage those requirements. We strive to maintain an adequate liquidity position by managing the balances and maturities of interest-earning assets and interest-bearing liabilities so that the balance in short-term investments at any given time will cover adequately any reasonably anticipated, immediate need for funds. Additionally, First Bank Richmond maintains a relationship with the FHLB of Indianapolis which could provide funds on short-term notice if needed.

Liquidity management is both a daily and long-term function of the management of our business. It is overseen by the Asset and Liability Management Committee. Excess liquidity is generally invested in short-term investments, such as overnight deposits and holding excess funds at the Federal Reserve Board. On a long term basis, we maintain a strategy of investing in various lending products and investment securities, including mortgage-backed and municipal securities. First Bank Richmond uses its sources of funds primarily to meet its ongoing commitments, pay maturing deposits, fund deposit withdrawals and fund loan commitments.

First Bank Richmond can also generate funds from borrowings, primarily FHLB advances. In addition, we have historically sold eligible long-term, fixed-rate residential mortgage loans in the secondary market in order to reduce interest rate risk and to create another source of liquidity.

Liquidity, represented by cash, cash equivalents, and investment securities, is a product of our operating, investing and financing activities. Primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, excess funds are invested in short-term interest-earning assets, which provide liquidity to meet lending requirements. Cash is also generated through borrowings. FHLB advances are utilized to leverage our capital base and provide funds for lending and investment activities, as well as to enhance interest rate risk management.

Funds are used primarily to meet ongoing commitments, pay maturing deposits, fund withdrawals, and to fund loan commitments. It is management’s policy to offer deposit rates that are competitive with other local financial institutions. Based on this management strategy, we believe that a majority of maturing deposits will remain with us.

Except as set forth above, management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources or operations. Further, management is not aware of any current recommendations by regulatory agencies, which, if they were to be implemented, would have this effect.

Off-Balance Sheet Activities.

In the normal course of operations, we engage in a variety of financial transactions that are not recorded in our financial statements, including commitments to extend credit and unused lines of credit. These transactions involve varying degrees of off-balance sheet risks. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At December 31, 2018, we had $132.9 million in loan commitments and unused lines of credit.

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Capital Resources

First Bank Richmond is subject to minimum capital requirements imposed by the FDIC. The FDIC may require us to have additional capital above the specific regulatory levels if it believes we are subject to increased risk due to asset problems, high interest rate risk and other risks. Richmond Mutual Bancorporation-Delaware is subject to minimum capital requirements imposed by the Federal Reserve Board, which are substantially similar to those imposed on First Bank Richmond, including guidelines for bank holding companies to be considered well-capitalized.

At December 31, 2018, First Bank Richmond’s regulatory capital exceeded the FDIC regulatory requirements, and First Bank Richmond was well-capitalized under regulatory prompt corrective action standards. In addition, at December 31, 2018, Richmond Mutual Bancorporation-Delaware‘s capital levels exceeded the FRB’s requirements, and Richmond Mutual Bancorporation-Delaware was considered well-capitalized under FRB guidelines. Consistent with our goals to operate a sound and profitable organization, our policy is for First Bank Richmond to maintain well-capitalized status.

Impact of Inflation

The effects of price changes and inflation can vary substantially for most financial institutions. While management believes that inflation affects the economic value of total assets, it believes that it is difficult to assess the overall impact. Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of inflationary changes in the economy coincides with changes in interest rates. Since virtually all of our assets and liabilities are monetary in nature, interest rates generally have a more significant impact on our performance than does inflation.

Management of Market Risk

Our most significant form of market risk is interest rate risk as the majority of our assets and liabilities are sensitive to changes in interest rates. A principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Committee is responsible for evaluating the interest rate risk inherent in our balance sheet, for determining the appropriate level of risk given our business strategy, operating environment, capital and liquidity, and for managing this risk consistent with our policies and guidelines.

Our strategy attempts to manage the impact of changes in interest rates on net interest income, which is our primary source of earnings. Among the actions taken are:

•	Originate commercial and commercial real estate loans, which generally have shorter terms and higher yields than owner-occupied one-to four-family residential real estate loans.

•	Sell substantially all longer-term fixed-rate residential real estate loans in the secondary market.

•	Cultivate stable deposit relationships with business and consumer customers.

•	Acquire longer-term, fixed-rate borrowings when appropriate to reduce our sensitivity to changing interest rates.

Interest Rate Risk. The Asset/Liability Committee monitors First Bank Richmond’s interest rate risk (“IRR”) position and meets quarterly to review pricing, liquidity needs, and to assess our interest rate risk. We currently utilize a third-party modeling program prepared quarterly to evaluate our sensitivity to changing interest rates.

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The table below sets forth, as of December 31, 2018, the calculation of the estimated changes in our net interest income that results from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$27,789	2.48%
+300	27,557	1.63
+200	27,412	1.09
+100	27,197	0.30
Level	27,116	-
-100	26,349	(2.83)

(1) Assumes an immediate uniform change in interest rates at all maturities.

Economic Value of Equity. Interest rate risk is monitored through the use of a simulation model that also estimates the amounts by which the fair value of our assets and liabilities (Economic Value of Equity, or “EVE”) would change in the event of a range of assumed changes in market interest rates. The reports that are prepared quarterly in the simulation assist the Asset/Liability Committee in measuring and monitoring interest rate risk over a longer-term than the interest rate risk model does when looking at earnings simulations.

The table below sets forth, as of December 31, 2018, the estimated changes in our EVE that would result from instantaneous changes in market interest rates. This table assumes an instantaneous uniform change in interest rates at all maturities.

Basis Point (“bp”) Change in		Estimated Increase (Decrease) in EVE
Interest Rates(1)	Estimated EVE(2)	Amount	Percent
	(Dollars in thousands)
+400	$83,746	$(26,531)	(24.06)%
+300	91,279	(18,998)	(17.23)
+200	99,156	(11,121)	(10.08)
+100	105,197	(5,080)	(4.61)
Level	110,277	-	-
-100	113,350	3,073	2.79

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

In evaluating our exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or re-pricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. We consider all of these factors in monitoring our exposure to interest rate risk.

The Asset/Liability committee annually reviews reinvestment rate assumptions, along with the betas used in the IRR and EVE modeling. We generally manage our balance sheet based on potential changes to net interest income under various rate scenarios. The EVE ratio is useful in long-term planning; but management gives more weight to changes in net interest income under various rate scenarios. IRR projections are tested annually, and the model is subject to a third party review every three years.

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BUSINESS OF RICHMOND MUTUAL BANCORPORATION, INC. (MARYLAND)

Richmond Mutual Bancorporation-Maryland was incorporated in February 2019. The offering of common stock by means of this prospectus is being made by Richmond Mutual Bancorporation-Maryland in connection with the reorganization of First Bank Richmond from the mutual holding company form of organization. Upon completion of the reorganization and offering, Richmond Mutual Bancorporation-Maryland will become the bank holding company for First Bank Richmond by owning all of the outstanding shares of capital stock of First Bank Richmond, and will be regulated by the Federal Reserve and the Indiana Department of Financial Institutions. Our corporate office is located at 31 North 9th Street, Richmond, Indiana, and our telephone number is (765) 962-2581.

To date, Richmond Mutual Bancorporation-Maryland has engaged in organizational activities only. Following the reorganization and offering, our primary business activity will relate to owning all of the outstanding shares of capital stock of First Bank Richmond. In the future, Richmond Mutual Bancorporation-Maryland, as the holding company of First Bank Richmond, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Richmond Mutual Bancorporation-Maryland at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds received in the offering that we retain, and any dividends received from First Bank Richmond. Initially, Richmond Mutual Bancorporation-Maryland will neither own nor lease any property, but will instead use the premises, equipment and furniture of First Bank Richmond. At the present time, we intend to employ only persons who are officers of First Bank Richmond to serve as officers of Richmond Mutual Bancorporation-Maryland. We will also use the support staff of First Bank Richmond from time to time. These persons will not be separately compensated by Richmond Mutual Bancorporation-Maryland. Richmond Mutual Bancorporation-Maryland may hire additional employees, as appropriate, to the extent it expands its business in the future. The initial directors of Richmond Mutual Bancorporation-Maryland consist of the current directors of First Bank Richmond. See “Management.”

BUSINESS OF FIRST BANK RICHMOND

General

First Bank Richmond is an Indiana state-chartered commercial bank headquartered in Richmond, Indiana. The bank was originally established in 1887 as an Indiana state-chartered mutual savings and loan association and in 1935 converted to a federal mutual savings and loan association operating under the name First Federal Savings and Loan Association of Richmond. In 1993, the bank converted to a state-chartered mutual savings bank and changed its name to First Bank Richmond, S.B. In 1998, the bank, in connection with its non-stock mutual holding company reorganization, converted to a national bank charter operating as First Bank Richmond, National Association. In July 2007, Richmond Mutual Bancorporation-Delaware, the bank’s holding company, acquired Mutual Federal Savings Bank headquartered in Sidney, Ohio, which it operated independently as a separately chartered, wholly owned subsidiary of Richmond Mutual Bancorporation-Delaware until 2016 when Mutual Federal Savings Bank was combined with the bank through an internal merger transaction that consolidated both banks into a single, more efficient commercial bank charter. In 2017, the bank converted to an Indiana state-chartered commercial bank and changed its name to First Bank Richmond. Mutual Federal Savings Bank continues to operate in Ohio under the name Mutual Federal, a division of First Bank Richmond.

First Bank Richmond provides full banking services through its seven full- and one limited-service offices located in Cambridge City (1), Centerville (1), Richmond (5) and Shelbyville (1), Indiana, its five full service offices located in Piqua (2), Sidney (2) and Troy (1), Ohio, and its loan production office in Columbus, Ohio. Administrative, trust and wealth management services are conducted through First Bank Richmond’s Corporate Office/Financial Center located in Richmond, Indiana. As an Indiana-chartered commercial bank, First Bank Richmond is subject to regulation by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. At December 31, 2018, on a consolidated basis, we had total assets of $849.6 million, total deposits of $620.6 million and stockholders’ equity of $85.9 million.

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First Bank Richmond generates commercial, mortgage and consumer loans and leases and receives deposits from customers located primarily in Wayne and Shelby Counties, in Indiana and Shelby, Miami and Franklin (no deposits) Counties, in Ohio. First Bank Richmond’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Our leasing operation consists of direct investments in equipment that we lease (referred to as direct finance leases) to small businesses located throughout the United States. Our lease portfolio consists of various kinds of equipment, generally technology related, such as computer systems, medical equipment and general manufacturing, industrial, construction and transportation equipment. We seek leasing transactions where we believe the equipment leased is integral to the lessee's business.

We also provide trust and wealth management services, including serving as executor and trustee under wills and deeds and as guardian and custodian of employee benefits, and manage private investment accounts for individuals and institutions. Total wealth management assets under management and administration were $126.0 million at December 31, 2018.

Our corporate offices are located at 31 North 9th Street, Richmond, Indiana, and our telephone number is (765) 962-2581. Our website addresses are www.firstbankrichmond.com and http://www.mutualbancorp.com. Information on these websites should not be considered a part of this prospectus.

Market Area

Our primary market area includes Wayne and Shelby counties in Indiana and Shelby, Miami, and Franklin counties in Ohio. We conduct our business through 12 full service and one limited service banking offices, with seven full service and one limited service offices located in Indiana and five offices situated in Ohio. Our main full service banking office and four other branch offices are located in Richmond (Wayne County), Indiana. We operate two other offices in Wayne County in the towns of Cambridge City and Centerville, and one office in Shelbyville (Shelby County), Indiana, which is situated approximately 25 miles southeast of Indianapolis. Through Mutual Federal, a division of First Bank Richmond, we operate two offices in Sidney (Shelby County), Ohio, and two offices in Piqua and one office in Troy, Ohio (Miami County). We also operate a loan production office in Columbus (Franklin County), Ohio that focuses on commercial and multi-family real estate lending. Administrative, trust and wealth management services are provided at our Corporate Office/Financial Center located in Richmond, Indiana.

Indiana. Wayne County had an estimated population in 2019 of 65,600 with a median household income of approximately $56,500. The unemployment rate in December 2018 was 3.6% in Wayne County, as compared to the national and state unemployment rates of 3.7% and 3.4%, respectively. The top employers in Wayne County include Reid Health, Richmond Community Schools, Belden Wire & Cable, Sugar Creek Brandworthy Food Solutions, Richmond State Hospital, and Primex Plastics Corporation. First Bank Richmond operates seven banking offices in Wayne County including five in Richmond, which is the largest city in Wayne County.

Richmond is a city in east central Indiana and the county seat of Wayne County. Richmond represents our largest deposit concentration and branch office presence. Richmond had an estimated population of 35,000 in 2019 with a median household income of approximately $41,500. It is favorably located with excellent highway access and has over 6.0 million people within a 100-mile radius. Manufacturing is the primary source of employment, followed by health care and food service. The city is home to a regional hospital, Reid Health, as well as four higher educational institutions: Earlham College, Indiana University East, Purdue Polytechnic University-Richmond, and Ivy Tech Community College.

Within Wayne County, we also operate branches in Cambridge City and Centerville, which were initially opened in 1958 and 1959, respectively. Cambridge City is located in the western part of Wayne County approximately 15 miles west of Richmond, and had an estimated population of 1,760 with a median household income of approximately $43,500. The workforce in this community is primarily composed of factory workers and employees in the agricultural sector. Centerville had an estimated population of 2,650 with a median household income of approximately $53,300. It is a residential suburb to Richmond and home to many antique stores. While Wayne County experienced a 4.8% decline in population from 2010 to 2019, the population in Centerville increased by 3.5% during this period. The population growth in Centerville resulted in part from the influx of professionals and the appeal of its school system.

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Shelbyville, where we operate one branch, is the county seat of Shelby County, Indiana. Shelby County had an estimated population in 2019 of 44,500 with a median household income of approximately $58,600. Shelbyville, which had an estimated population of 19,800 with a median household income of $47,900, is located in central Indiana and within the Indianapolis metropolitan area. Manufacturing and retail trade are the largest employment sectors in Shelby County. The unemployment rate in Shelby County was 2.9% in December 2018.

Ohio. We operate two offices in Sidney (Shelby County), Ohio, and two offices in Piqua and one office in Troy (Miami County), Ohio. We also operate a loan production office in Columbus, Ohio (Franklin County) that focuses on commercial real estate lending.

Sidney is the largest city and the county seat of Shelby County. Sidney is located approximately 35 miles north of Dayton, Ohio and 75 miles west of Columbus, Ohio. Sidney had an estimated population in 2019 of 21,000 with a median household income of approximately $54,900. Manufacturing is the dominant industry among the employee workforce in Shelby County. Leading manufacturing employers in Shelby County include Honda of America Manufacturing, Emerson Climate Technologies, Airstream, NK Parts, and Plastipak Packaging. The unemployment rate in Shelby County was 4.1% in December 2018.

Miami County is located in west central Ohio and is part of the Dayton metropolitan area. Miami County had an estimated population in 2019 of 105,900 with a median household income of approximately $63,900. Within Miami County, we have offices in Troy, which is the county seat and most populous city, and Piqua. Troy is located 19 miles north of Dayton, while Piqua is located 27 miles north of Dayton. Troy had an estimated population in 2019 of 26,500 with a median household income of approximately $60,500, while Piqua had a population of 20,900 with a median household income of approximately $53,000. Manufacturing is the leading industry employment sector in Miami County, followed by retail trade and health care and social services. The largest employers in Miami County include Upper Valley Medical Center, Clopay Building Products, F&P America, UTC Aerospace Systems, Meijer Distribution Center, ConAgra Foods, American Honda, and Hobart Brothers. The unemployment rate in Miami County increased moderately from 3.9% in December 2017 to 4.2% in December 2018.

Columbus, Ohio, where we operate our loan production office, is the state capital of and most populous city in Ohio. Columbus ranked as the 14th most populous city in the United States with an estimated population in 2019 of 897,000 and a median household income of approximately $54,400. Columbus is the county seat of Franklin County, which along with nine other counties comprises the Columbus metropolitan area. The city has a diverse economy based on education, government, insurance, banking, defense, aviation, food, clothing, logistics, steel, energy, medical research, health care, hospitality, retail, and technology. Columbus is home to The Ohio State University, one of the largest universities in the nation.

The Columbus metropolitan area had an estimated population of 2.1 million and ranked as the 31st most populous metropolitan area in the United States and the second most populous metropolitan area in Ohio, just behind the Cincinnati metropolitan area and slightly ahead of the Cleveland metropolitan area. The unemployment rate in December 2018 was 4.0% for the entire Columbus metropolitan area and 3.9% for Franklin County.

Competition

We face significant competition within our market both in making loans and leases and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, equipment financing companies, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

As of June 30, 2018 (the most recent branch deposit data provided by the FDIC), First Bank Richmond’s share of deposits in Wayne and Shelby Counties, in Indiana, was approximately 33.9% and 5.7%, respectively, and in Shelby and Miami Counties, in Ohio, was approximately 7.2% and 2.8%, respectively. We do not accept deposits at our loan production office located in Columbus, Ohio.

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Lending Activities

We offer a full range of lending products, including multi-family and commercial real estate loans (including owner and non-owner occupied real estate loans), commercial and industrial loans (including equipment loans and working capital lines of credit), construction and development loans, residential real estate loans, including home equity loans and lines of credit, and consumer loans. We also engage in lease financing which consists of direct financing leases and is used by our commercial customers to finance purchases of equipment. We offer consumer loans, predominantly as an accommodation to our customers, secured by personal assets such as automobiles or recreational vehicles. Some consumer loans are unsecured, such as small installment loans and certain lines of credit. Lending activities originate from the relationships and efforts of our bankers.

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Loan and Lease Portfolio Composition. The following table presents information concerning the composition of our loan and lease portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for loan and lease losses) as of the dates indicated.

	At December 31,
	2018		2017		2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential(1)	$132,492	20.05%	$128,773	22.86%	$129,336	27.64%	$130,482	32.14%	$127,162	34.09%
Home equity lines of credit	7,214	1.09	7,245	1.29	7,370	1.58	7,687	1.89	6,344	1.70
Multi-family	43,816	6.63	63,701	11.31	32,624	6.97	20,028	4.93	13,533	3.63
Commercial	211,237	31.97	162,218	28.80	120,098	25.67	89,750	22.10	74,286	19.92
Construction and development	72,955	11.04	27,944	4.96	18,788	4.02	9,805	2.41	12,964	3.48
Total real estate loans	467,714	70.78	389,881	69.22	308,216	65.88	257,752	63.47	234,289	62.82

Consumer loans	13,520	2.05	11,628	2.06	10,858	2.32	10,508	2.59	10,831	2.90

Commercial business loans and leases:

Commercial and industrial	71,854	10.87	61,753	10.97	55,352	11.83	50,269	12.38	52,034	13.95
Direct financing leases	107,735	16.30	99,940	17.75	93,433	19.97	87,580	21.56	75,814	20.33
Total commercial business loans and leases	179,589	27.17	161,693	28.72	147,785	31.80	137,849	33.94	127,848	34.28

Total loans and leases	660,823	100.00%	563,202	100.00%	467,859	100.00%	406,109	100.00%	372,968	100.00%

Less:
Deferred fees and discounts	468		473		475		436		370
Allowance for loan and lease losses	5,600		4,800		5,394		5,246		6,266
Total loans and leases receivable, net	$654,755		$557,929		$461,990		$400,427		$366,332

(1)	Includes $5.1 million of loans secured by second mortgages on residential properties at December 31, 2018.

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Loan Maturity and Repricing. The following table sets forth certain information at December 31, 2018 regarding the dollar amount of loans maturing in our portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Loans with scheduled maturities are reported in the maturity category in which the loan is due. Loans that have adjustable rates are shown as amortizing to final maturity rather than when the interest rates are next subject to change. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan and lease losses.

	Consumer		Commercial and Industrial		Total
Due During Years Ending December 31,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2019(1)	$889	4.81%	$31,928	5.59%	$32,817	5.57%
2020	1,688	5.61	2,628	5.15	4,316	5.33
2021	1,838	5.50	3,512	4.83	5,350	5.06
2022 and 2023	5,938	4.57	6,650	5.05	12,588	4.82
2024 to 2028	3,080	4.01	22,090	4.89	25,170	4.78
2029 to 2033	87	6.23	1,106	5.70	1,193	5.74
2034 and following	—	—	3,940	5.09	3,940	5.09
Total	$13,520	4.73%	$71,854	5.25%	$85,374	5.16%

(1)	Includes demand loans, loans having no stated maturity and overdraft loans.

The total amount of loans set forth in the table above due after December 31, 2019 which have pre-determined or fixed interest rates is $31.2 million, while the total amount of loans due after this date which have floating or adjustable interest rates is $21.3 million.

Residential Mortgage Lending. We make one- to four-family residential real estate loans and home equity loans and lines of credit secured by the borrower’s primary residence. In addition, we may periodically purchase residential loans, which we refer to as brokered mortgages, primarily during periods of reduced loan demand in our primary market areas and at times to support our Community Reinvestment Act lending activities, although we have not purchased any brokered mortgage loans in the last six years. Any such purchases are made generally consistent with our underwriting standards for residential mortgage loans. At December 31, 2018, $139.7 million, or 21.1%, of our total loan and lease portfolio was secured by residential real estate, consisting of $127.4 million of one- to four-family residential real estate loans, including $5.1 million of home equity loans and $7.2 million of home equity lines of credit. Brokered mortgage loans totaled $1.2 million of our total residential mortgage loan portfolio at December 31, 2018.

We originate both fixed-rate and adjustable-rate one- to four-family residential real estate loans. At December 31, 2018, 70.3% of our one- to four-family residential real estate loans were fixed-rate loans, and 29.7% of such loans were adjustable-rate loans. Most of our loans are underwritten using generally-accepted secondary market underwriting guidelines. We typically sell most of the conforming, fixed-rate one- to four-family loans we originate into the secondary market to Fannie Mae and, to a lesser extent, the FHLB of Indianapolis. Loans that are sold into the secondary market to Fannie Mae or the FHLB of Indianapolis are sold with the servicing retained to maintain the client relationship and to generate noninterest income. The sale of mortgage loans provides a source of non-interest income through the gain on sale, reduces our interest rate risk, provides a stream of servicing income, enhances liquidity and enables us to originate more loans at our current capital level than if we held the loans in our loan portfolio. Our pricing strategy for mortgage loans includes establishing interest rates that are competitive with other financial institutions and consistent with our internal asset and liability management objectives. During the year ended December 31, 2018, we originated $37.3 million one- to four-family fixed-rate mortgage loans and $6.7 million one- to four-family adjustable rate mortgage (“ARM”) loans, and sold $20.2 million of these loans without recourse to Fannie Mae and the FHLB of Indianapolis. See “- Loan Originations, Purchases, Sales, Repayments and Servicing.”

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We also make a limited amount of Federal Housing Administration (“FHA”) loans, U.S. Department of Veterans Affairs (“VA”) loans and U.S. Department of Agriculture (“USDA”) loans, all of which we originate for sale on a servicing-released, non-recourse basis in accordance with FHA, VA and USDA guidelines. During the year ended December 31, 2018, we originated and sold $465,000 in the aggregate of FHA, VA and USDA loans.

Substantially all of the one- to four-family residential mortgage loans we retain in our portfolio consist of fixed-rate loans that do not satisfy acreage limits, income, credit, conforming loan limits (i.e., jumbo mortgages) or various other requirements imposed by Fannie Mae or are adjustable-rate loans. Some of these loans are also originated to meet the needs of borrowers who cannot otherwise satisfy Fannie Mae credit requirements because of personal and financial reasons (i.e., bankruptcy, length of time employed, etc.), and other aspects, which do not conform to Fannie Mae’s guidelines. Such borrowers may have higher debt-to-income ratios, or the loans are secured by unique properties in rural markets for which there are no sales of comparable properties to support the value according to secondary market requirements. We may require additional collateral or lower loan-to-value ratios to reduce the risk of these loans. We believe that these loans satisfy the needs of borrowers in our market area. As a result, subject to market conditions, we intend to continue to originate these types of loans. We also retain jumbo loans which exceed the conforming loan limits and therefore are not eligible to be purchased by Fannie Mae. At December 31, 2018, $24.7 million or 18.6% of our one- to four-family loan portfolio consisted of jumbo loans.

We generally underwrite our one- to four-family loans based on the applicant’s employment and credit history and the appraised value of the subject property. We generally lend up to 89% of the lesser of the appraised value or purchase price for one- to four-family first mortgage loans and non-owner occupied first mortgage loans. For first mortgage loans with a loan-to-value ratio in excess of 89%, we may require private mortgage insurance or other credit enhancement to help mitigate the risk. Fixed-rate loans secured by one- to four-family residences may have contractual maturities of up to 30 years. All of these loans are fully amortizing, with payments due monthly. Properties securing our one- to four-family loans are typically appraised by independent fee appraisers who are selected in accordance with criteria approved by the Loan Committee. For loans that are less than $250,000, we may use an automated valuation model, in lieu of an appraisal. We require title insurance policies on all first mortgage real estate loans originated over $100,000. Homeowners, liability, fire and, if required, flood insurance policies are also required for one-to four-family loans. Our real estate loans generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

ARM loans are offered with annual adjustments and life-time rate caps that vary based on the product, generally with a maximum annual rate change of 2.0% and a maximum overall rate change of 6.0%. We generally use the rate on one-year Treasury Bills to re-price our ARM loans. As a consequence of using caps, the interest rates on ARM loans may not be as rate sensitive as our cost of funds. Furthermore, because loan indexes may not respond perfectly to changes in market interest rates, upward adjustments on loans may occur more slowly than increases in our cost of interest-bearing liabilities, especially during periods of rapidly increasing interest rates. Because of these characteristics, future yields on ARM loans may not be sufficient to offset increases in our cost of funds.

ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment increases, which increases the potential for default. We continue to offer our fully amortizing ARM loans with a fixed interest rate for the first one, three, five or seven years, followed by a periodic adjustable interest rate for the remaining term.

The average balance of our one- to four-family residential loans secured by first mortgages was approximately $76,000 at December 31, 2018.

We originate fixed-rate home equity loans and fixed- and variable-rate lines of credit secured either by a first or second lien on the borrower’s primary residence. Our home equity loans are fixed rate fully amortizing loans with terms of up to 15 years and are generally originated in amounts, together with the amount of the existing first mortgage, of up to 89% of the appraised value of the subject property. Home equity loans originated with a loan to value ratio in excess of 80.0% are subject to a higher origination fee and higher interest rate than home equity loans with loan to value ratios of 80% or less. If the home equity loan is for home improvements, the improvements to be made to the property may be considered when calculating the loan to value ratio. If the loan to value ratio on the property is sufficient, regardless of the improvements to be made, the proceeds may be disbursed directly to the borrower. When the appraised value is dependent on the improvements to meet the loan to value requirement, the proceeds are held by us until we receive reasonable assurance that the improvements have been completed. The loan officers, at their discretion, may use a limited appraisal or a recertification of value on these types of loans. At December 31, 2018, home equity loans totaled $5.1 million, or 0.7% of our total loan and lease portfolio.

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Home equity lines of credit may be either fixed- or adjustable -rate and are typically originated in amounts, together with the amount of the existing first mortgage, of up to 89% of the appraised value of the subject property. Home equity lines of credit originated with a loan to value ratio in excess of 80% are subject to a higher interest rate than home equity lines of credit with loan to value ratios of 80% or less. Home equity lines of credit with an adjustable rate of interest adjust quarterly and are based on the Wall Street Journal Prime rate, plus a margin. Our fixed rate lines have a five year draw period and our adjustable rate lines have a 10 year draw period, during which time the funds may be paid down and redrawn up to the committed amount. Once the draw period has lapsed, the borrower either pays off the loan balance, or a new loan is negotiated. We charge an annual fee on each home equity line of credit and require a monthly payment of 0.9% of the outstanding balance drawn during the period, plus interest. At December 31, 2018, home equity lines of credit totaled $7.2 million, or 1.1% of our total loan and lease portfolio, with adjustable-rate home equity lines of credit totaling $5.5 million and fixed rate home equity lines making up the remaining balance. At December 31, 2018, unfunded commitments on home equity lines of credit totaled $10.8 million.

We do not engage in originating interest only, negative amortization, option adjustable rate or subprime loans and have no established program to originate or purchase these loans. Subprime loans are defined as loans that at the time of loan origination had a FICO credit score of less than 660. Of the $47.4 million in one- to four- family loans, including home equity loans and lines of credit, originated in 2018, only $2.6 million, or 5.5%, were to borrowers with a credit score under 660.

Multi-family and Commercial Real Estate Lending. We originate commercial real estate loans, including loans secured by multi-family residential properties, office buildings, hotels, industrial properties, retail buildings, medical and professional buildings, restaurants and various other commercial properties located principally in our primary market area. As of December 31, 2018, $255.1 million or 38.6% of our total loan and lease portfolio was secured by commercial and multi-family real estate, of which $74.5 million, or 11.3% of our total loan and lease portfolio, was secured by property located in the Columbus, Ohio market. Multi-family loans totaled $43.8 million of the $255.1 million commercial and multi-family real estate loan portfolio, or 6.6% of our total loan and lease portfolio, at December 31, 2018. Of the remaining $211.3 million of this portfolio, approximately $149.5 million was secured by income producing, or non-owner-occupied commercial real estate. We also purchase and participate, from time to time, in multi-family and commercial real estate loans from other financial institutions, which amounts are included in our multi-family and commercial real estate loan portfolios. Such loans are independently underwritten according to our policies. At December 31, 2018, our purchased multi-family and commercial real estate loan participations totaled $30.3 million, or 11.9% of our total multi-family and commercial real estate loan portfolios.

Multi-family and commercial real estate loans generally are priced at a higher rate of interest than one- to four-family residential loans. Typically, these loans have higher loan balances, are more difficult to evaluate and monitor, and involve a greater degree of risk than one- to four-family residential loans. Often payments on loans secured by commercial or multi-family properties are dependent on the successful operation and management of the property; therefore, repayment of these loans may be affected by adverse conditions in the real estate market or the economy. We generally require and obtain loan guarantees from financially capable parties based upon the review of personal financial statements. If the borrower is a corporation, we generally require and obtain personal guarantees from the corporate principals based upon a review of their personal financial statements and individual credit reports. In addition, the borrower’s and guarantor’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

Our commercial and multi-family real estate loans generally have initial terms of 10 to 20 years and amortization terms of up to 25 years, with a balloon payment at the end of the initial term, and may be fixed-rate or adjustable-rate loans. Our adjustable-rate multi-family and commercial real estate loans are generally tied to a margin above the prime rate or the applicable treasury rate. The maximum loan-to-value ratio of our multi-family and commercial real estate loans is generally 80% of the lower of cost or appraised value of the property securing the loan. At December 31, 2018, 16.1% of our multi-family and commercial real estate loans were fixed-rate loans and 83.9% were adjustable-rate loans.

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We consider a number of factors in originating multi-family and commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.10x. All multi-family and commercial real estate loans in excess of $500,000 are appraised by outside independent appraisers. We require property and casualty insurance and also require flood insurance if the property is determined to be in a flood zone area.

In addition, we generally require a Phase I Environmental Audit as a condition of making all multi-family and commercial real estate loans in excess of $1.0 million, which audit is performed by a qualified environmental consulting firm. The Phase I Environmental Audit includes appropriate inquiry into previous ownership and uses of the real estate to satisfactorily comply with the “Innocent Landowner Defense Amendment” to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA). The results and recommendations of the audit must be acceptable to us prior to loan closing. For loans less than $1.0 million but greater than $150,000, a full Phase I Environmental Audit is not be required, although an environmental investigation is typically performed by qualified bank personnel or a third party to determine if a full Phase I Environmental Audit should be done.

At December 31, 2018, the average loan size of our outstanding multi-family and commercial real estate loans was $720,000, and the largest of such loans was a $6.6 million loan secured by a first mortgage on a warehouse distribution facility located in the Columbus, Ohio metropolitan area. This loan was performing in accordance with its repayment terms at December 31, 2018. We had 22 other commercial and multi-family real estate loans with an outstanding balance in excess of $3.0 million at December 31, 2018, all of which were performing in accordance with their repayment terms at December 31, 2018. Our largest lending relationship at December 31, 2018 with one borrower was for $10.1 million consisting of four commercial real estate loans secured by four separate hotels, two in the Dayton, Ohio area and two in the Cincinnati, Ohio area, all with a common guarantor. All of these loans were performing in accordance with their repayment terms at December 31, 2018.

Multi-family and commercial real estate loans entail greater credit risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the repayment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for multi-family and commercial real estate than residential properties. If we foreclose on a commercial or multi-family real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on multi-family and commercial real estate loans can be unpredictable and substantial.

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The composition of, and location of the underlying collateral securing, our multi-family and commercial real estate loan portfolio at December 31, 2018 was as follows:

Type of Security	Indiana	Ohio	Other	Total	% of Total in Category
	(Dollars in thousands)

Office buildings	$9,790	$33,143	$3,633	$46,566	18.3%
Multi-family/Apartment buildings	21,104	18,706	4,006	43,816	17.2
Hotels	14,400	22,620	825	37,845	14.8
Industrial building	12,632	17,295	575	30,502	12.0
Retail	18,735	9,049	79	27,863	10.9
Medical	14,772	3,596	—	18,368	7.2
Automotive	10,454	919	—	11,373	4.5
Restaurants	5,075	5,234	1,214	11,523	4.5
Campgrounds/Golf Courses/Leisure Activities	6,266	1,463	2,612	10,341	4.0
Agricultural	3,466	606	—	4,072	1.6
Other	6,791	5,993	—	12,784	5.0
Total	123,485	118,624	12,944	255,053	100.0%

Commercial and Industrial Lending. We make secured and unsecured commercial and industrial loans, including commercial lines of credit, working capital loans, term loans, equipment financing, acquisition, expansion and development loans, letters of credit and other loan products, principally in our primary market area. These loans are made based primarily on historical and projected cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. We take as collateral a lien on general business assets including, among other things, available real estate, accounts receivable, inventory and equipment and generally obtain a personal guaranty of the borrower or principal. Our operating lines of credit typically are limited to a percentage of the value of the assets securing the line. Lines of credit and term loans typically are reviewed annually. As of December 31, 2018, we had $71.9 million of commercial and industrial loans, representing 10.9% of our total loan and lease portfolio.

The terms of our commercial and industrial loans vary by purpose and by type of underlying collateral. We typically make equipment loans for a term of five years or less at fixed or adjustable rates, with the loan fully amortized over the term. Terms greater than five years may be appropriate in some circumstances, based upon the useful life of the underlying asset being financed or if some form of credit enhancement, such as an SBA guarantee, is obtained. Loans to support working capital typically have terms not exceeding one year and are usually secured by accounts receivable, inventory and personal guarantees of the principals of the business. The interest rates charged on loans vary with the degree of risk and loan amount and are further subject to competitive pressures, money market rates, the availability of funds and government regulations. For loans secured by accounts receivable and inventory, principal is typically repaid as the assets securing the loan are converted into cash (monitored on a monthly or more frequent basis as determined necessary in the underwriting process), and for loans secured with other types of collateral, principal is typically due at maturity.

In general, commercial and industrial loans may involve increased credit risk and, therefore, typically yield a higher return. The increased risk in commercial and industrial loans derives from the expectation that such loans generally are serviced principally from the operations of the business, and those operations may not be successful. Any interruption or discontinuance of operating cash flows from the business, which may be influenced by events not under the control of the borrower such as economic events and changes in governmental regulations, could materially affect the ability of the borrower to repay the loan. In addition, the collateral securing commercial and industrial loans generally includes moveable property such as equipment and inventory, which may decline in value more rapidly than we anticipate, exposing us to increased credit risk. As a result of these additional complexities, variables and risks, commercial and industrial loans require extensive underwriting and servicing.

At December 31, 2018, the average loan size of our outstanding commercial and industrial loans was $183,000, and our largest outstanding commercial and industrial loan was a working capital loan totaling $4.5 million to a manufacturing company secured by a first lien on all business assets of the borrower and a second mortgage on a 350,000 square foot manufacturing plant located in Piqua, Ohio. This loan was performing in accordance with its repayment terms at December 31, 2018. We had three other commercial and industrial loans with an outstanding balance in excess of $3.0 million at December 31, 2018, all of which were performing in accordance with their repayment terms at December 31, 2018.

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Construction and Development Lending. We originate loans to finance the construction of commercial real estate projects, such as multi-family housing, industrial, office and retail centers. We also originate residential construction loans to borrowers and builders secured by single-family residences. On a much smaller scale, we may originate loans for the acquisition and development of residential or commercial land into buildable lots. At December 31, 2018, our construction and development loan portfolio totaled $73.0 million, or 11.0% of our total loan and lease portfolio, consisting of $68.3 million in commercial construction loans and $4.7 million in residential construction loans. At December 31, 2018, we had unfunded construction loan commitments totaling $28.2 million and $956,000 in commercial and residential construction loans, respectively.

Our commercial construction loans are typically made to builders/developers that have an established record of successful project completion and loan repayment. We conduct periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans based on the percentage of completion. Underwriting guidelines for our commercial construction loans are similar to those described above for our commercial real estate lending. General liability, builder’s risk hazard insurance, title insurance, and flood insurance (as applicable, for properties located or to be built in a designated flood hazard area) are also required on all construction and development loans.

Our commercial construction loans have terms that typically range from one to two years depending on factors such as the type and size of the development and the financial strength of the borrower/guarantor. Commercial construction loans are typically structured with an interest only period during the construction phase. Commercial construction loans are underwritten to either mature, or transition to a traditional amortizing loan, at the completion of the construction phase. The loan-to-value ratio on our commercial construction loans, as established by independent appraisal, typically will not exceed 80% of the appraised value on a completed basis or the cost of completion, whichever is less. These loans generally include an interest reserve of 1% to 5% of the loan commitment amount. The average outstanding loan size in our commercial construction loan portfolio was approximately $1.7 million at December 31, 2018.

Commercial construction loans on property built for speculative purposes that has not sold in a period of eighteen months after completion will require re-margining at 89% of current appraised value and monthly amortization based on a 25 year payout. At December 31, 2018, $14.9 million, or 21.8%, of our total commercial construction loan portfolio consisted of speculative construction loans.

We finance the construction of pre-sold owner occupied, one- to four-family residential properties in our market areas to builders and prospective homeowners. Our residential construction loans are originated primarily on a construction/permanent basis with such loans converting to an amortizing loan following the completion of the construction phase. Our residential construction loans generally provide for the payment of interest only during the construction phase, which is typically up to nine months. We do not make speculative construction loans to a builder for homes that are not pre-sold. The average outstanding residential construction loan balance was approximately $203,000 at December 31, 2018.

Residential construction loans are made with a maximum loan-to-value ratio of the lower of 80% of the cost or appraised value at completion. Commitments to fund residential construction loans generally are made subject to an appraisal of the property by an independent licensed appraiser. Loan proceeds are disbursed after inspection by a third party inspector based on the percentage of completion method.

On a more limited basis, we also make land loans to developers, builders and individuals to finance the commercial development of improved lots or unimproved land. In making land loans, we follow underwriting policies and disbursement and monitoring procedures similar to those for commercial construction loans. These land loans also involve additional risks because the loan amount is based on the projected value of the lots after development. We make these loans for up to 65% of the estimated value of raw land and up to 75% of the estimated value of developed land, with a term of up to two years with interest only payments, payable monthly.

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Construction loans generally involve greater credit risk than long-term financing on improved, owner occupied real estate. In the event a loan is made on property that is not yet approved for the planned development or improvements, there is a risk that necessary approvals will not be granted or will be delayed. Risk of loss on a construction loan also depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also carry the risk that construction will not be completed on time in accordance with specifications and projected costs. In addition, repayment of these loans can be dependent on the sale or rental of the property to third parties, and the ultimate sale or rental of the property may not occur as anticipated. Other risks may include the fraudulent diversion of construction funds, the filing of mechanics liens by contractors, subcontractors or suppliers, or the contractor’s failure to complete the construction of the project.

We seek to address the forgoing risks associated with construction and development lending by developing and adhering to underwriting policies, disbursement procedures and monitoring practices. Specifically, we (i) seek to diversify loans in our market areas, (ii) evaluate and document the creditworthiness of the borrower and the viability of the proposed project, (iii) obtain an appraisal of the property by an independent licensed appraiser, (iv) limit loan-to-value ratios to specified levels, (v) control disbursements on construction loans on the basis of on-site inspections by third party inspectors, and (vi) monitor economic conditions in each market. No assurances, however, can be given that these practices will be successful in mitigating the risks of construction and development lending.

At December 31, 2018, our largest construction and land development loan had an outstanding balance of $6.4 million, with an additional $1.6 million available to the borrower to complete construction, and was secured by a first mortgage on a 96 unit multi-family real estate development in the Columbus, Ohio metropolitan area. At December 31, 2018, this loan was performing according to its repayment terms. We had nine other construction and development loans with an outstanding balance in excess of $3.0 million at December 31, 2018, all of which were performing in accordance with their repayment terms at December 31, 2018.

Lease Financing. We conduct our leasing operations through First Federal Leasing, a division of First Bank Richmond. Our lease financing operation consists of direct financing leases and are used by commercial customers to finance purchases such as medical, computer and manufacturing equipment, industrial assets, construction and transportation equipment, and a wide variety of other commercial equipment. We rely solely on brokers and other third party originators to generate our lease transactions. The nature of our business requires the use of brokers and third party originators as it focuses on transactions generally ranging between $2,500 and $200,000 (with an average size of $45,000) with terms of 24 to 72 months. Our risk management profile centers on internally rated “A” quality credits. At December 31, 2018, our direct finance leasing portfolio totaled $107.7 million, or 16.3% of our total loan and lease portfolio.

At lease inception, we record an asset (net investment) representing the aggregate future minimum lease payments and deferred incremental direct costs less unearned income. Income is recognized over the life of the lease to approximate a level rate of return on the net investment.

To generate deal flow, we work with over 100 brokers and third party originators across the country, some of which are one person shops and others more established companies, with most of the volume coming from less than 20 referral sources that we know well. We have operated with this model since we commenced leasing operations in 1989 and have developed strong procedures to minimize fraud and concentration risk. The leases are processed by us through our lease origination software, which allows brokers to populate the fields with customer information and attach credit documentation, streamlining the data collection process. There is no automated approval process. Each lease application is reviewed by a credit administrator and then sent to a credit underwriter for review and approval. We have procedures in place to check and underwrite all the data we receive from the brokers and third party originators, including ensuring that the potential lessee is operating from the location given and tracking the performance of each vendor.

The credit decisions for these transactions are based upon an assessment of the overall financial capacity of the applicant and generally require that the applicant have a minimum FICO score of 675. A determination is made as to the applicant’s ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved. In addition to an evaluation of the applicant’s financial condition, a determination is made of the probable adequacy of the primary and secondary sources of repayment, such as personal guarantees, to be relied upon in the transaction. Credit agency reports of the applicant’s credit history supplement the analysis of the applicant’s creditworthiness.

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We generally file a UCC-1 financing statement on all of our lease transaction to perfect our interest in the equipment, except in the case of (i) titled equipment, where we would require the title in lieu of the UCC financing statement, (ii) transactions under $5,000 or (iii) for equipment with very little value, such as computer software. Perfection gives us a claim to the collateral that is superior to someone that obtains a lien through the judicial process subsequent to the perfection of a security interest.  The failure to perfect a security interest does not render the security interest unenforceable against the borrower. However, failure to perfect a security interest risks avoidance of the security interest in bankruptcy or subordination to the claims of third parties.

At December 31, 2018, our largest leasing relationship was with the State of Arkansas consisting of more than 3,000 leases totaling approximately $13.7 million in lease receivables, all of which were performing in accordance with the lease terms.

Consumer Lending. We offer a variety of secured and unsecured consumer loans to individuals who reside or work in our market area, including new and used automobile loans, motorcycle loans, boat loans, recreational vehicle loans, mobile home loans and loans secured by certificates of deposit. Most of our consumer loans are made as an accommodation to our existing customers. At December 31, 2018, our consumer loan portfolio totaled $13.5 million, or 2.1% of our total loan and lease portfolio, including $1.5 million of unsecured consumer loans.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Originations, Sales and Purchases of Loans

Our loan originations are generated by our loan personnel operating at our office locations. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period. During the year ended December 31, 2018, we originated $141.6 million of fixed rate loans and $146.7 million of adjustable rate loans, broken down as follows:

	Fixed Rate	Floating or Adjustable Rate	Total
	(Dollars in thousands)
Residential real estate (1)	$37,325	$6,673	$43,998
Home equity lines of credit	1,714	1,720	3,434
Multi-family and commercial real estate	16,473	75,246	91,719
Construction and development	8,770	25,330	34,100
Consumer	7,367	750	8,117
Commercial and Industrial	16,284	36,954	53,238
Direct finance leasing	53,686	—	53,686
Total	$141,619	$146,673	$288,292

(1)	Includes $2.5 million of fixed-rate and no adjustable-rate loans secured by second mortgages on residential properties.

We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold residential loans we originate for investment or to sell these loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. We sell the majority of the fixed-rate conforming and eligible jumbo one- to four-family residential real estate loans that we originate, generally on a servicing-retained basis, while retaining some non-eligible fixed-rate and adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio. All FHA, VA and USDA loans we originate are sold on a servicing-released, non-recourse basis in accordance with FHA, VA and USDA guidelines. For the years ended December 31, 2018 and 2017, we sold $20.7 million, and $21.1 million of one- to four-family residential real estate loans.

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We recognize, at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold. Subject to market and economic conditions, management intends to continue this sales activity in future periods to generate gain on sale income.

From time to time, we may purchase loan participations secured by properties within and outside of our primary lending market area in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At December 31, 2018, we had 18 loans totaling $30.3 million in which we were not the lead lender, all of which were performing in accordance with their original repayment terms. We also have sold portions of loans we originate that exceeded our loans-to-one borrower legal lending limit or for risk diversification. Historically, we have not purchased whole loans. Pursuant to our growth strategy, however, we may purchase whole loans in the future.

Loan Approval Procedures and Authority

Pursuant to Indiana law, the aggregate amount of loans that First Bank Richmond is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of First Bank Richmond’s unimpaired capital and surplus. An additional amount may be loaned, up to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At December 31, 2018, based on the 15% limitation, First Bank Richmond’s loans-to-one-borrower limit was approximately $13.4 million. As of December 31, 2018, First Bank Richmond was in compliance with the loans-to-one-borrower limitations. At December 31, 2018, our largest lending relationship with one borrower was for $10.1 million consisting of four commercial real estate loans secured by four separate hotels, two in the Dayton, Ohio area and two in the Cincinnati, Ohio area, all with a common guarantor. All of these loans were performing in accordance with their repayment terms at December 31, 2018. Our loan-to-one borrower limitation will increase following the completion of the offering due to the additional capital First Bank Richmond will receive.

Our lending is subject to written underwriting standards and origination procedures set forth in First Bank Richmond’s loan policy. Decisions on loan applications are made on the basis of detailed information submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan information is primarily designed to determine the borrower’s ability to repay the requested loan, and the more significant items are verified through use of credit reports, bank statements and tax returns. Loans containing a policy exception should have the exception noted in the credit file accompanied by a statement as to the reason for granting the exception. Exceptions must be approved in accordance with First Bank Richmond’s loan policy.

All loan approval amounts are based on the aggregate debt, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. In compiling the aggregate debt for determining the adequacy of an officer’s loan authority for commercial lending and leases, the following may be excluded: (i) consumer debt not to exceed $100,000, as long as the collateral is in the primary borrower’s name; and (ii) permanent first mortgage on the borrower’s primary residence, as long as the primary residence is in the name of the borrower.

First Bank Richmond’s board of directors has the responsibility for approving, on an annual basis, specific lending authority for individual officers, combinations of officers, or loan committees. Garry Kleer, President and Chief Executive Officer of First Bank Richmond, has individual authorization to approve any loan up to $1.5 million. Dean Weinert, President of Mutual Federal, a division of First Bank Richmond based in Ohio, has individual authorization to approve residential mortgage, commercial and consumer loans up to $1.5 million. The lending authorities of our other officers range from $50,000 to $1.0 million, and is granted based upon the ability and experience and need of the individual loan officers, relative to the degree of risk and level of expertise required for handling the different types of loans. Loans that exceed the lending authority of the individual loan officer with exposure up to $1.5 million can be approved by the recommending loan officer and by any one of four designate senior loan officers. Additionally, loans in excess of $1.5 million and up to $2.5 million can be approved by the recommending loan officer and two designated senior loan officers.

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Loans in excess of $2.5 million up to $5.0 million must be approved by (i) a majority vote of the members of the Officer Loan Committee present at the meeting (which committee currently consists of 12 bank officers), or (ii) if occurring outside an Officer Loan Committee meeting, five individuals, two of whom must be Garry Kleer, Paul Witte or Dean Weinert, plus the recommending loan officer and two additional members of the Officer Loan Committee. All new loans or renewals to relationships graded “substandard” or below in the amount of (i) $250,000 or less must be approved by one of four designated senior loan officers and (ii) over $250,000 but up to and including $1.0 million must be approved by the Officer Loan Committee.

Loans in excess of $5.0 million up to our legal lending limit must be approved by (i) a majority vote of the members of the Executive Loan Committee present at the meeting (which committee consists of the First Bank Richmond board of directors (excluding Director Jeffery Jackson), Dean Weinert, Paul Witte and two members of the Mutual Federal Advisory Board), or (ii) if occurring outside an Executive Loan Committee meeting, five members of the Executive Loan Committee. All new loans or renewals to relationships graded “substandard” or below in excess of $1.0 million must be approved by the Executive Loan Committee.

Delinquencies and Non-Performing Assets

Delinquency Procedures for Owner Occupied One- to Four-Family Residential and Consumer Loans. Prior to an owner-occupied residential real estate or consumer loan payment reaching 30 days past due, our loan officers and/or members of our loan collection department typically will contact the customer. If a loan payment becomes 30 days past due, we mail a late notice and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes more than 90 days past due, at which point we would generally refer the loan for foreclosure proceedings unless management determines that it is in the best interest of First Bank Richmond to work further with the borrower to arrange a workout plan. A workout plan generally is done if we believe that the borrower will be able to keep the loan current and in no event more often than one time per year, and two times in a three-year period.

Once the loan is more than 90 days past due, a demand notice will be sent to the borrower requiring payments to be brought current within 10 days for non-real estate secured loans and 30 days for real estate secured loans. The foreclosure process generally would begin when a loan becomes 120 days delinquent. From time to time we may accept deeds in lieu of foreclosure. Foreclosed real estate will be booked into other real estate owned. In most cases, the real estate will be listed with a realtor for sale if an accepted purchase offer is not received within 30 days of the bank taking title. For equipment and titled vehicles, if the borrower is unwilling to surrender the collateral voluntarily, a repossession company will be hired to repossess the collateral. Vehicles and other personal property will be sold in a commercially reasonable manner according to the property.

Delinquency Procedures for Commercial and Multi-family and Commercial Real Estate Loans and Leases. When a commercial loan or commercial or multi-family real estate loan or lease becomes 10 days past due, we contact the customer by mailing a late notice. The loan officer assigned to the account may also contact the borrower. If the loan continues past due, the loan officer will continue to contact the borrower to determine the cause of the past due payment(s) and arrange for payments. This information will be discussed with the commercial loan manager to determine the nature of the past due payment and, if necessary, to develop a plan to bring the past due payment(s) current and determine if the likelihood of repayment is in question. The loan will also be evaluated for a change to the risk rating. Depending on the circumstances, the lender and commercial loan manager may develop a plan to protect First Bank Richmond’s interest in the loan. If necessary, First Bank Richmond will engage an attorney to pursue further collection efforts.

Loan officers are required to complete a “problem loan workout report” on all loans over $500,000 that are rated as criticized or classified. The plans outlined in these reports detail the specific strategies proposed to resolve the defined credit weaknesses, the current condition of the relationship, identify the specific sources of repayment, give a current valuation of all collateral, the position we hold in all collateral, an analysis of all current financial information including cash flows, a timeline for specific actions to occur in the workout plan and set guidelines that would trigger consideration for grading changes. The reports also include an up to date accounting for any expenses that have been incurred on that account. Additional trigger dates for legal proceedings and or foreclosure action are generally discussed in the report in detail. In most cases a decision to foreclose or pursue other legal action on a problem credit will be determined at 120 days past due. In some cases, however, it may be in First Bank Richmond’s best interests to delay such action. The reason for delays are discussed and a trigger date established for final action.

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Loans and Leases Past Due and Nonperforming Assets. Loans and leases are reviewed on a regular basis. Management determines that a loan or lease is impaired or nonperforming when it is probable at least a portion of the loan or lease will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent. When a loan or lease is determined to be impaired, the measurement of the loan or lease in the allowance for loan and lease losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans and leases are loans and leases for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans and leases that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection.

When we acquire real estate as a result of foreclosure, the real estate is classified as foreclosed assets or Other Real Estate Owned. Foreclosed assets are recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal, or evaluation when acceptable, to determine the current market value of the property. Any excess of the recorded value of the loan over the market value of the property is charged against the allowance for loan and lease losses, or, if the existing allowance is inadequate, charged to expense, in either case during the applicable period of such determination. After acquisition, all costs incurred in maintaining the property are expensed.

Delinquent Loans and Leases. The following table shows our delinquent loans and leases by the type of loan or lease and number of days delinquent as of December 31, 2018.

	Loans Delinquent For:
	60-89 Days			90 Days and Over			Total Loans Delinquent 60 Days or More
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
Real Estate Loans:
Residential(1)	10	$807	0.6%	49	$2,193	1.7%	59	$3,000	2.3%
Home equity lines of credit	—	—	—	1	15	0.2	1	15	0.2
Multi-family	—	—	—	—	—	—	—	—	—
Commercial	2	412	0.2	1	78	0.0	3	490	0.2
Construction or development	—	—	—	—	—	—	—	—	—
Total Real Estate Loans	12	1,219	0.3	51	2,286	0.5	63	3,505	0.7

Consumer	5	24	0.2	5	38	0.3	10	62	0.5
Commercial and industrial	2	328	0.5	6	1,243	1.7	8	1,571	2.2
Direct financing leases	3	89	0.1	—	—	—	3	89	0.1

Total	22	$1,660	0.3%	62	$3,567	0.5%	84	$5,227	0.8%

(1)	Includes loans secured by first and second mortgages on residential properties.

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Nonperforming Loans and Leases. We generally cease accruing interest on our loans and leases when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan or lease is currently performing. A loan or lease may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan or lease is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans and leases generally is applied against principal or interest and is recognized on a cash basis. Generally, loans and leases are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Nonperforming loans and leases totaled $4.6 million, or 0.69% of total loans and leases, at December 31, 2018, $4.5 million, or 0.80% of total loans and leases, at December 31, 2017 and $7.6 million, or 1.62% of total loans and leases, at December 31, 2016.

Troubled Debt Restructurings. Loans are accounted for as troubled debt restructurings when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and First Bank Richmond grants a concession to the borrower that it would not otherwise consider. These concessions include a modification of terms, such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than current market rate for a new loan with similar risk, or some combination thereof to facilitate payment. Troubled debt restructurings are considered impaired loans. No additional loan commitments were outstanding to our troubled debt restructured borrowers at December 31, 2018.

Loans on non-accrual status at the date of modification are initially classified as non-accrual troubled debt restructurings. At December 31, 2018, we had $1.6 million in non-accrual troubled debt restructurings, none of which were in the process of foreclosure at December 31, 2018. Our policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring. Satisfactory payment performance is generally no less than six consecutive months of timely payments. At December 31, 2018, we had no loans or leases classified as accruing troubled debt restructurings.

Foreclosed Assets. Foreclosed assets consist of property acquired through formal foreclosure, in-substance foreclosure or by deed in lieu of foreclosure, and are recorded at the lower of recorded investment or fair value less estimated costs to sell. Write-downs from recorded investment to fair value, which are required at the time of foreclosure, are charged to the allowance for loan and lease losses. After transfer, adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. We had $176,000 in foreclosed assets at December 31, 2018.

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Nonperforming Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. The improvement in total non-performing assets from 2014 through 2017 resulted primarily from the resolution of older non-performing commercial real estate loans most of which were secured by property located outside our primary market area. Foreclosed assets include assets acquired in settlement of loans.

	At December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands)
Non-accruing loans and leases(1):
Residential(2)	$357	$320	$844	$1,359	1,214
Home equity lines of credit	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	743	181	2,032	8,937	13,506
Construction and development	—	—	—	—	—
Consumer	—	—	—	—	—
Commercial and industrial	1,177	2,609	2,557	1,343	2,109
Direct financing leases	202	25	124	72	60
Total non-accruing loans and leases	2,479	3,135	5,557	11,711	16,889

Accruing loans and leases delinquent more than 90 days:
Residential(2)	1,913	1,310	1,961	976	665
Home equity lines of credit	15	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	116	399
Construction and development	—	—	—	—	—
Consumer	38	—	38	9	8
Commercial and industrial	130	68	8	317	324
Direct financing leases	—	—	—	—	—
Total accruing loans and leases delinquent more than 90 days	2,096	1,378	2,007	1,418	1,396
Total non-performing loans and leases	4,575	4,513	7,564	13,129	18,285

Foreclosed assets:
Residential(2)	176	34	72	301	411
Home equity lines of credit	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	3,672	793	560
Construction and development	—	—	—	—	—
Consumer	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Direct financing leases	—	—	—	—	—
Total foreclosed assets	176	34	3,744	1,094	971

Total non-performing assets	$4,751	$4,547	$11,308	$14,223	$19,256

Troubled debt restructurings (accruing):
Residential(2)	—	—	—	70	54
Home equity lines of credit	—	—	—	—	—
Multi-family	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction and development	—	—	—	—	—
Consumer	—	—	—	—	—
Commercial and industrial	—	—	152	170	181
Direct financing leases	—	—	—	—	—
Total trouble debt restructuring (accruing)	$0	$0	$152	$240	$235

Total non-performing loans to total loans	0.69%	0.80%	1.62%	3.23%	4.90%
Total non-performing assets to total assets	0.56%	0.60%	1.63%	2.11%	3.14%
Total non-performing assets and troubled debt restructurings (accruing) to total assets	0.56%	0.60%	1.65%	2.14%	3.17%

(1)	Non-accrual loans and leases include $1.6 million, $2.7 million, $2.8 million, $6.5 million and $7.1 million, of troubled debt restructurings for the years ended December 31, 2018, 2017, 2016, 2015 and 2014, respectively.
(2)	Includes loans secured by first and second mortgages on residential properties.

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Interest income that would have been recorded for the year ended December 31, 2018 had non-accruing loans been current according to their original terms amounted to $157,000, of which none was recorded.

Other Loans and Leases of Concern.   Other loans and leases of concern are those loans and leases that are currently accruing interest and are not considered impaired, but which we are monitoring because the financial information of the borrower causes us concerns as to their ability to comply with their loan repayment terms. Potential problem loans and leases, not included in the non-performing asset table above, totaled $3.2 million at December 31, 2018.

Classified Assets. Our regulators require that we classify loans and other assets, such as debt and equity securities considered to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan and lease losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by our regulators, which may order the establishment of additional general or specific loss allowances.

In accordance with our loan policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or if the loan possesses weaknesses although currently performing. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.” Management reviews the status of each impaired loan on our watch list on a quarterly basis.

On the basis of this review of our assets, our classified assets at the dates indicated were as follows:

	At December 31,
	2018	2017	2016

Watch and special mention	$3,782	$550	$1,940
Substandard	7,695	7,378	10,092
Doubtful	202	25	124
Loss	—	—	—
Total classified assets	$11,679	$7,953	$17,587

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Allowance for Loan and Lease Losses

The allowance for loan and lease losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan and lease portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan and lease portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan and lease portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan and lease losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans and leases are charged or credited to the provision for loan and lease losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans and leases, facts and issues related to specific loans and leases, historical loan and lease loss and delinquency experience, trends in past due and non-accrual loans and leases, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination process, the Indiana Department of Financial Institutions and the FDIC will periodically review our allowance for loan and lease losses, and as a result of such reviews, we may have to adjust our allowance for loan and lease losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan and lease losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

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Allowance for Loan and Lease Losses. The following table sets forth an analysis of our allowance for loan and lease losses at the dates and for the periods indicated.

	Years Ended December 31,
	2018	2017	2016	2015	2014
	(Dollars in thousands)
Balance at beginning of period:	$4,800	$5,394	$5,246	$6,266	$6,860

Charge-offs:
Real estate loans:
Residential(1)	121	1,842	772	376	1,790
Home equity	—	—	—	—	24
Multi-family	—	—	—	—	18
Commercial	—	—	81	619	102
Construction and development	—	—	15	—	1,226
Total real estate loans	121	1,842	868	995	3,160

Consumer loans	57	57	92	145	78

Commercial business:
Commercial and industrial	1,033	265	225	680	73
Direct financing leases	454	304	345	534	184
Total commercial business loans and leases	1,487	569	570	1,214	257
Total charge offs	1,665	2,468	1,530	2,354	3,495

Recoveries:
Real estate loans:
Residential(1)	137	101	57	53	67
Home equity	2	2	2	—	11
Multi-family		—	—	—	—
Commercial	308	38	141	41	98
Construction and development	17	35	17	12	19
Total real estate loans	464	176	217	106	195

Consumer loans	31	29	30	56	78

Commercial business:
Commercial and industrial	26	21	40	93	504
Direct financing leases	264	278	236	249	324
Total commercial business loans and leases	290	299	276	342	828
Total recoveries	785	504	523	504	1,101

Net charge-offs	880	1,964	1,007	1,850	2,394
Additions charged to operations	1,680	1,370	1,155	830	1,800
Balance at end of period	$5,600	$4,800	$5,394	$5,246	$6,266

Net charge-offs during the period to average loans outstanding during the period	0.14%	0.38%	0.23%	0.48%	0.64%

Net charge-offs during the period to average non-performing assets	18.93%	24.77%	7.89%	11.05%	11.45%

Allowance as a percentage of non- performing assets	117.87%	105.56%	47.70%	36.88%	32.54%

Allowance as a percentage of total gross loans and leases receivable (end of period)	0.85%	0.85%	1.15%	1.29%	1.68%

(1)	Includes loans secured by first and second mortgages on residential properties.

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Allocation of Allowance for Loan and Lease Losses. The following table sets forth the allowance for loan and lease losses allocated by category, the total balances by category, and the percent of loans and leases in each category to total loans and leases at the dates indicated. The allowance for loan and lease losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories. At the dates indicated, we had no unallocated allowance for loan and lease losses.

	At December 31,
	2018		2017		2016		2015		2014
	Amount	Percent of loans and leases in each category to total loans	Amount	Percent of loans and leases in each category to total loans	Amount	Percent of loans and leases in each category to total loans	Amount	Percent of loans and leases in each category to total loans	Amount	Percent of loans and leases in each category to total loans
	(Dollars in thousands)
Allocated at end of period to:

Real estate loans:
Residential(1)	$139	17.8%	$257	21.2%	$359	25.9%	$933	29.8%	$1,295	31.0%
Commercial(2)	3,147	54.4	2,424	48.2	1,829	39.8	1,956	33.1	2,687	31.7
Total real estate loans	3,286	72.2	2,681	69.4	2,188	65.7	2,889	62.9	3,982	62.7

Consumer loans	108	2.5	119	2.6	128	2.8	120	3.2	24	3.6

Commercial loans and leases:
Commercial and industrial	1,817	9.0	1,663	10.3	1,421	11.5	751	12.3	1,245	13.4
Direct financing leases	389	16.3	337	17.7	1,657	20.0	1,486	21.6	1,015	20.3
Total commercial loans and leases	2,206	25.3	2,000	28.0	3,078	31.5	2,237	33.9	2,260	33.7

Total loans and leases	$5,600	100.0%	$4,800	100.0%	$5,394	100.0%	$5,246	100.0%	$6,266	100.0%

(1)	Includes the allowance related to residential mortgage loans, home equity loans and lines of credit, and residential construction loans.
(2)	Includes the allowance related to commercial and multi-family real estate loans and commercial construction loans.

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At December 31, 2018, our allowance for loan and lease losses represented 0.85% of total loans and leases and 122.4% of non-performing loans and leases. There were $880,000 in net loan charge-offs during the year ended December 31, 2018.

Although we believe that we use the best information available to establish the allowance for loan and lease losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan and lease losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan or lease portfolio deteriorates as a result. Any material increase in the allowance for loan and lease losses may adversely affect our financial condition and results of operations.

Investment Activities

General. First Bank Richmond has the legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the Federal Home Loan Bank of Indianapolis, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities. We also are required to maintain an investment in Federal Home Loan Bank of Indianapolis stock.

The objectives of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate interest rate and market risk, to diversify our assets, and to maximize the rate of return on invested funds within the context of our interest rate and credit risk objectives. First Bank Richmond’s board of directors is responsible for adopting our investment policy. The strategies utilized to meet the objective of our investment policy are established by our Asset/Liability Committee, which consists of at least three board members, the President and Chief Executive Officer, and the Chief Financial Officer of First Bank Richmond. The Asset/Liability Committee meets quarterly, or more often if necessary, to insure that investment policies and strategies are consistent with both First Bank Richmond’s investment guidelines and market conditions. The Asset/Liability Committee reviews the investment policy at least annually and recommends any revisions, if necessary, to the board of directors of First Bank Richmond.

Our President and Chief Executive Officer and our Chief Financial Officer are responsible for the management of our investment portfolio, subject to the direction and guidance of the Asset/ Liability Committee. Various factors are considered when making decisions regarding our investment portfolio, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases. All investment transactions are reviewed at the next regularly scheduled meeting of the board of directors. Our investment securities are usually classified as available-for-sale; however, the purchasing officer has the option, at the time of purchase, to designate individual securities as held-to-maturity, available-for-sale, or trading. At December 31, 2018, we had $122.5 million of securities, at fair value, classified as available-for-sale, $21.1 million of securities, at cost, classified as held-to-maturity, and no securities classified as trading.

We may from time to time invest in “special situation” investments in order to earn profits or to hedge against interest rate risk. These investments may include interest rate swaps and/or interest rate caps. These investments are handled on a case-by-case basis requiring the advice and counsel of the Asset/Liability Committee. The President and/or Chief Financial Officer can act on his own authority for investments under $400,000. However, once this authority is utilized, it must be reauthorized at the next Asset/Liability Committee meeting. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at December 31, 2018.

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In connection with managing our investment securities portfolio, we will solicit and receive advice from approved broker/dealers, recognizing the extensive resources and valuable experience that they can provide. However, the final decision concerning all investment activities will be the responsibility of our President and the Chief Financial Officer with the approval of the Asset/Liability Committee. We evaluate each broker/dealer on its financial strength, expertise, and acceptable business practices. Annually, the Asset/Liability Committee will review and reaffirm the list of approved brokers/dealers. The Asset/Liability Committee, in addition to its annual review, may choose to make changes to this list throughout the year.

We held common stock of the FHLB of Indianapolis and the FHLB of Cincinnati in connection with our borrowing activities totaling $6.6 million at December 31, 2018. For the year ended December 31, 2018, First Bank Richmond received a total of $341,000 in dividends from these FHLBs. Our required investment in the stock of the FHLBs is based on a predetermined formula, carried at cost and evaluated for impairment. We may be required to purchase additional FHLB stock if we increase borrowings in the future. Prior to our conversion to a state-chartered commercial bank in 2017, we also held stock in the Federal Reserve Bank.

The table below sets forth information regarding the composition of our securities portfolio and other investments at the dates indicated. At December 31, 2018, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	At December 31,
	2018		2017		2016
	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
	(In thousands)
Securities available for sale:
U.S. government and federal agency	$40,812	$38,010	$40,892	$38,726	$40,987	$38,285
State and municipal obligations	30,531	29,789	24,011	23,364	34,995	33,696
Government sponsored mortgage-backed securities	56,945	54,670	57,858	56,254	70,799	68,651
Other	13	13	13	13	3,625	3,582
Total securities available for sale	128,301	122,482	122,774	118,357	150,406	144,214

Securities held to maturity:
State and municipal obligations	18,580	18,543	22,392	22,443	24,860	24,740
Other(1)	2,500	5,110	2,500	5,132	2,500	5,103
Total securities held to maturity	21,080	23,653	24,896	27,575	27,360	29,843

Federal Reserve and FHLB stock	6,561	6,561	6,717	6,717	6,224	6,224

Total investment securities	$155,942	$152,696	$154,383	$152,649	$183,990	$180,281

(1)	Consists of trust preferred securities issued by our mutual holding company, First Mutual of Richmond-MHC, through a statutory trust. Following completion of the reorganization and stock offering, Richmond Mutual Bancorporation-Maryland intends to utilize a portion of the net proceeds from the stock offering to redeem these trust preferred securities. See “Business of First Bank Richmond – Borrowed Funds.”

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Portfolio Maturities and Yields. The following table sets forth the stated maturities and weighted average yields of investment securities, excluding Federal Reserve and FHLB stock, at December 31, 2018. Weighted average yields on tax-exempt securities are presented on a tax-equivalent basis using a combined federal and state marginal tax rate of approximately 26.6%. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investment securities available for sale do not give effect to changes in fair value that are reflected as a component of equity.

	1 year or less		Over 1 year to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Securities available for sale:
U.S. government and federal agency	$—	—%	$3,000	1.83%	$37,812	2.07%	$—	—%	$40,812	2.05%	$38,010
State and municipal obligations	157	2.58	6,109	2.15	14,699	2.39	9,566	3.12	30,531	2.57	29,789
Government sponsored mortgage backed securities	—	—	63	4.41	9,233	1.54	47,649	2.47	56,945	2.32	54,670
Other	—	—	—	—	—	—	13	—	13	—	13
Total securities available for sale	157	2.58	9,172	2.06	61,744	2.07	57,228	2.58	128,301	2.29	122,482

Securities held to maturity:
State and municipal obligations	2,540	2.05	9,448	2.63	5,095	3.29	1,497	5.55	18,580	2.97	18,543
Other(1)	—	—		—	—	—	2,500	3.93	2,500	3.93	5,110
Total securities held to maturity	2,540	2.05	9,448	2.63	5,095	3.29	3,997	4.54	21,080	3.08	23,653
Total investment securities	$2,697	2.08%	$18,620	2.35%	$66,839	2.16%	$61,225	2.71%	$149,381	2.40%	$146,135

(1)	Consists of trust preferred securities issued by our mutual holding company, First Mutual of Richmond-MHC, through a statutory trust. Following completion of the reorganization and stock offering, Richmond Mutual Bancorporation-Maryland intends to utilize a portion of the net proceeds from the stock offering to redeem these trust preferred securities. See “Business of First Bank Richmond – Borrowed Funds.”

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Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily FHLB advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, loan and mortgage-backed securities prepayments, maturities and calls of available-for-sale securities, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. We offer deposit accounts to consumers and businesses having a wide range of interest rates and terms. Our deposits consist of savings deposit accounts, NOW and demand accounts and certificates of deposit. We solicit deposits in our market areas as well as online through our website. We also participate in reciprocal deposit services for our customers through the Certificate of Deposit Account Registry Service (“CDARS”) and Insured Cash Sweep (“ICS”) networks. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits. We also accept brokered deposits from deposit brokers. At December 31, 2018, our brokered deposits totaled $124.5 million, or 20.1% of total deposits, with an average interest rate of 2.07% and a 13 month weighted-average maturity. Our reliance on brokered deposits may increase our overall cost of funds.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive markets in which we operate, which include numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates. Additionally, we concentrate on gathering deposits from both existing commercial loan clients and new commercial prospects which positively impacts our lower cost deposits and assists in retaining full service clients. At December 31, 2018, our core deposits, which are deposits other than certificates of deposit in excess of $250,000 and brokered deposits, totaled $464.1 million, representing 74.8% of total deposits.

Our largest banking office based on deposits is our main office in Richmond, Indiana, which had total deposits of $146.5 million or 23.6% of our total deposits at December 31, 2018. Approximately 75.3% ($467.6 million) of our total deposits were held in our Wayne County, Indiana offices as of December 31, 2018, with 64.9% ($403.0 million) of those deposits held in our five Richmond, Indiana offices. Overall, $500.5 million or 80.6% of our total deposits were held in Indiana branches and $120.1 million or 19.4% were held in Ohio branches as of December 31, 2018.

The FRB requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At December 31, 2018, we were in compliance with these reserve requirements.

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The following table sets forth our total deposit activities for the periods indicated.

	Years Ended December 31,
	2018	2017	2016
	(Dollars in thousands)

Beginning balance	$560,395	$516,302	$520,487
Net deposits (withdrawals)	54,594	40,297	(7,242)
Interest credited	5,648	3,796	3,057
Ending balance	$620,637	$560,395	$516,302

Net increase (decrease)	$60,242	$44,093	$(4,185)

Percent increase (decrease)	10.7%	8.5%	(0.8)%

The following tables set forth the distribution of total deposit accounts, by account type, for the periods indicated.

	At December 31,
	2018		2017		2016
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Transaction and Savings Deposits:

Demand deposits	$159,460	25.7%	$155,200	27.7%	$154,022	29.8%
Savings	68,627	11.0	66,782	11.9	65,240	12.7
Money market	84,129	13.6	88,092	15.7	86,696	16.8

Total non-certificates	312,216	50.3	310,074	55.3	305,958	59.3

Certificates:

0.00 – 1.00%	28,266	4.6	44,562	8.0	96,043	18.6
1.01 – 2.00%	135,637	21.9	193,703	34.5	100,448	19.4
2.01 – 3.00%	143,327	23.0	11,746	2.1	13,494	2.6
3.01 – 4.00%	1,191	0.2	310	0.1	315	0.1
Over 4.00%	—	—	—	—	44	—

Total certificates	308,421	49.7	250,321	44.7	210,344	40.7

Total deposits	$620,637	100.0%	$560,395	100.0%	$516,302	100.0%

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The following table indicates the time deposit accounts classified by rate and maturity at December 31, 2018.

	0.00- 1.00%	1.01- 2.00%	2.01- 3.00%	Over 3.00%	Total	Percent of Total
	(Dollars in thousands)
Certificate accounts maturing in quarter ending:

March 31, 2019	$4,591	$20,232	$6,353	$—	$31,176	10.1%
June 30, 2019	6,676	20,755	829	—	28,260	9.2
September 30, 2019	3,594	18,739	42,163	—	64,496	20.9
December 31, 2019	5,760	11,868	56,339	—	73,967	24.0
March 31, 2020	2,700	11,584	16,500	—	30,784	10.0
June 30, 2020	2,568	5,473	1,725	17	9,783	3.2
September 30, 2020	1,213	5,772	467	—	7,452	2.4
December 31, 2020	756	13,574	1,680	1,134	17,144	5.6
March 31, 2021	181	4,437	4,083	24	8,725	2.8
June 30, 2021	47	5,538	601	—	6,186	2.0
September 30, 2021	58	3,221	236	16	3,531	1.1
December 31, 2021	80	2,937	686	—	3,703	1.2
Thereafter	42	11,507	11,665	—	23,214	7.5

Total	$28,266	$135,637	$143,327	$1,191	$308,421	100.00%

Percent of total	9.2%	44.0%	46.4%	0.4%	100%

The following table indicates the amount of certificates of deposit by time remaining until maturity at December 31, 2018. Jumbo certificates of deposit require minimum deposits of $100,000.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)

Certificates of deposit less than $100,000	$8,538	$13,163	$42,854	$34,202	$98,757
Certificates of deposit of $100,000 or more	22,536	15,097	92,133	70,047	199,813
Public funds(1)	102	—	3,478	6,271	9,851
Total certificates of deposit	$31,176	$28,260	$138,465	$110,520	$308,421

(1)	Deposits from government and other public entities.

Borrowed Funds. We utilize borrowings as a source of funds, especially when they are less costly than deposits and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the FHLB of Indianapolis. We may obtain advances from the FHLB of Indianapolis and the FHLB of Cincinnati upon the security of the capital stock we own in the FHLBs and certain of our mortgage loans and investment securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. We use such advances to provide short-term funding as a supplement to our deposits. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile. At December 31, 2018, we had $136.1 million in FHLB advances outstanding. Based on current collateral levels, at December 31, 2018 we could borrow an additional $45.0 million from the FHLB of Indianapolis and $0 from the FHLB of Cincinnati at prevailing interest rates.

FHLB advances totaling $59.0 million at a weighted, fixed interest rate of 1.71% are subject to an option by the FHLB of Indianapolis to convert, at a specified date in the future, the entire fixed-rate advance to a periodic adjustable rate. The adjustable rate would be for the remaining term of the advance at a predetermined rate based on LIBOR (London Interbank Offer Rate). If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be pre-payable at our option, at par and without a penalty.

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We also have an available line of credit with the FHLB of Indianapolis totaling $10,000,000. The line of credit expires March 2019; however, it is renewed annually, and bears interest at a rate equal to the current variable advance rate. At December 31, 2018, the current interest rate was 2.87%. There were no amounts outstanding on the line at December 31, 2018 or 2017. We also are authorized to borrow from the Federal Reserve Bank of Chicago’s “discount window.” We have never borrowed from the Federal Reserve Bank and currently do not have any assets pledged to them for borrowing.

The following tables sets forth information concerning balances and interest rates on our borrowings at and for the periods shown. The tables include both long- and short-term borrowings.

	Years Ended December 31,
	2018	2017	2016
	(Dollars in thousands)
Maximum balance:
FHLB advances	$136,500	$115,300	$92,300

Average balances:
FHLB advances	$112,678	$95,102	$78,491

Weighted average interest rate:
FHLB advances	2.22%	1.63%	1.31%

	At December 31,
	2018	2017	2016
	(Dollars in thousands)
Balance outstanding at end of period:
FHLB advances	$136,100	$104,000	$92,300

Weighted average interest rate:
FHLB advances	2.22%	1.63%	1.31%

In connection with the reorganization and stock offering, Richmond Mutual Bancorporation-Maryland will acquire all of the assets and assume all of the liabilities of First Mutual of Richmond-MHC and Richmond Mutual Bancorporation-Delaware. Included among the liabilities to be assumed is $10.0 million of subordinated debentures issued by First Mutual of Richmond-MHC in connection with the issuance, through a statutory trust formed by First Mutual of Richmond-MHC, of $10.0 million of related trust preferred securities. The financial statements of First Mutual of Richmond-MHC are not consolidated with those of Richmond Mutual Bancorporation-Delaware, therefore, the $10.0 million of subordinate debentures issued by First Mutual of Richmond-MHC and the related trust preferred securities are not reflected as a liability in the consolidated financial statements of Richmond Mutual Bancorporation-Delaware contained in this prospectus. Included among the assets being acquired by Richmond Mutual Bancorporation-Maryland, however, is $5.1 million (fair market value) of the trust preferred securities issued by First Mutual of Richmond-MHC which was acquired by Richmond Mutual Bancorporation-Delaware in 2010 from a third party at a discount. These trust preferred securities are reflected as assets in the consolidated financial statement of Richmond Mutual Bancorporation-Delaware in this prospectus.

The subordinated debentures and related securities, which were issued in July 2007, mature on September 15, 2037 and currently may be redeemed at par, subject to any required regulatory approvals. Following completion of the reorganization and stock offering, Richmond Mutual Bancorporation-Maryland intends to redeem the outstanding subordinated debentures and related trust preferred securities, which is expected to result in a net use of proceeds from the stock offering of approximately $5.0 million.

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Trust and Financial Services

We provide a variety of fee-based financial services, including trust and estate administration, investment management services, retirement plan administration and private banking services, in our market areas. Trust services are provided to both individual and corporate customers, including personal trust and agency accounts, and employee benefit plans. We also manage private investment accounts for individuals and institutions. Total wealth management assets under management and administration were $126.0 million at December 31, 2018. These activities provide an additional source of fee income to First Bank Richmond and in 2018 constituted 9.0% of our total non-interest income.

Properties

As of December 31, 2018, the net book value of our real properties, including land, was $12.3 million. The following is a list of our offices:

				Lease	Net Book
	Year	Square	Owned/	Expiration	Value at
Location	Opened	Footage	Leased	Date	December 31, 2018
					(Dollars in thousands)
Corporate Office/Financial Center:
31 North 9th Street Richmond, IN 47374(1)	2002	35,182	Owned	—	$3,583	(5)

Indiana Branch Offices:
200 W Main Street Cambridge City, Indiana 47327(2)	2014	4,560	Owned	—	412

119 East Main Street Centerville, Indiana 47330(2)	1959	19,851	Owned	—	—	(6)

20 North 9th Street Richmond, Indiana 47374(2)	1959	2,592	Owned	—	80

3403 East Main Street Richmond, Indiana 47374(2)	1991	3,321	Owned	—	502

601 South A Street Richmond, Indiana 47374(3)	1999	360	Leased	2023	160

2499 Chester Boulevard Richmond, Indiana 47374(2)	2003	2,467	Owned	—	618

2929 National Road West Richmond, Indiana 47374(2)	2006	2,365	Owned	—	1,191

1835 Marketplace Boulevard Shelbyville, Indiana 46176(2)	2016	3,096	Owned	—	1,948

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				Lease	Net Book
	Year	Square	Owned/	Expiration	Value at
Location	Opened	Footage	Leased	Date	December 31, 2018
					(Dollars in thousands)
Ohio Branch Offices:
138 N Sunset Drive Piqua, Ohio 45356(2)	1994	2,410	Owned	—	278

126 W High Street Piqua, Ohio 45356(2)	2019	3,140	Owned	—	346

121 South Ohio Avenue Sidney, Ohio 45365(2)	1922	8,627	Owned	—	1,168

2601 Michigan St Sidney, Ohio 45365(2)	2016	3,460	Owned	—	1,535

1867 West Main Street Troy, Ohio 45373(2)	2004	2,883	Owned	—	519

8351 N High St, Suite 280 Columbus, Ohio 43235(4)	2015	1,117	Leased	2019	—

(1)	Administrative, trust and wealth management services provided at this location; no banking deposits are accepted.
(2)	Full service brick and mortar office.
(3)	Drive through facility for existing customer transaction purposes only.
(4)	Loan production office. Subsequent to December 31, 2018, the lease term was extended until 2122.
(5)	Represents the combined net book value at December 31, 2018 of our 31 North 9th Street and 20 North 9th Street locations.
(6)	The net book value of these premises at December 31, 2018 is combined with the Corporate Office. See footnote 5 above.

Subsidiary and Other Activities

Upon completion of the reorganization, First Bank Richmond will become the wholly owned subsidiary of Richmond Mutual Bancorporation-Maryland. First Bank Richmond has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at December 31, 2018, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

First Bank Richmond will enter into an agreement with Richmond Mutual Bancorporation-Maryland to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, First Bank Richmond and Richmond Mutual Bancorporation-Maryland will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2018, we had 172 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

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TAXATION

General. Richmond Mutual Bancorporation-Maryland and First Bank Richmond will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Our federal and state tax returns have not been audited for the past five years.

The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to Richmond Mutual Bancorporation-Maryland and First Bank Richmond.

Federal Taxation

Method of Accounting. For federal income tax purposes, First Bank Richmond currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. Richmond Mutual Bancorporation-Maryland and First Bank Richmond will file a consolidated federal income tax return.

Tax Cuts and Jobs Act (“Tax Act”). The Tax Act was enacted on December 22, 2017 reducing our federal corporate tax rate from 34% to 21%, effective January 1, 2018. At December 31, 2018, we have substantially completed our accounting for the tax effects of enactment of the Tax Act. As Accounting Standards Codification 740, Income Taxes, requires the effects of changes in tax rates and laws on deferred tax balances to be recognized in the period in which the legislation is enacted, we re-measured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is 21%. As a result, we recorded an additional tax expense of $1.46 million in 2017 due to the revaluation of our deferred tax asset. Included in this additional one-time income tax expense of $1.46 million was income tax expense of $537,000 related to the adjustment of the deferred tax asset for the net unrealized losses on available-for-sale securities.

Taxable Distributions and Recapture. Bad debt reserves created prior to the year ended December 31, 1997 were subject to recapture into taxable income if First Bank Richmond failed to meet certain thrift asset and definitional tests. Federal legislation eliminated these thrift recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should First Bank Richmond make certain non-dividend distributions or cease to maintain a bank charter.

Minimum Tax. For tax years beginning after December 31, 2017, corporate alternative minimum tax was repealed. The prior year minimum tax credit is continued to be allowed to offset the taxpayer’s regular tax liability for any tax year. For tax years beginning after 2017 and before 2022, the prior year minimum tax credit would be refundable in an amount equal to 50% (100% for tax years beginning in 2021) of the excess of the credit for the tax year over the amount of the credit allowable for the year against regular tax liability. First Bank Richmond has approximately $80,000 available as minimum tax credits for carryover, as of December 31, 2018.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2018, we had no capital loss carryovers.

Corporate Dividends. Richmond Mutual Bancorporation-Maryland may generally exclude from its income 100% of dividends received from First Bank Richmond as a member of the same affiliated group of corporations.

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State Taxation

First Bank Richmond is subject to Indiana’s financial institutions tax, which is imposed at a flat rate as of December 31, 2018, of 6.5% on “adjusted gross income” apportioned to Indiana. “Adjusted gross income,” for purposes of the financial institutions tax, begins with taxable income as defined by Section 63 of the Internal Revenue Code and incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications including only considering members of the combined group which have Indiana nexus. The Indiana legislature started reducing the financial institutions tax from 8.5% to 6.5% in 0.5% increments over a four year period that commenced in 2014. The full rate reduction to 4.9% will be phased in fully by 2023. First Bank Richmond is not currently under audit with respect to its Indiana tax returns.

First Bank Richmond is also subject to Ohio taxation in the same general manner as other corporations. In particular, Richmond Mutual Bancorporation-Maryland and First Bank Richmond will be subject to the Ohio corporation franchise tax, which is an excise tax imposed on corporations for the privilege of doing business in Ohio, owning capital or property in Ohio, holding a charter or certificate of compliance authorizing the corporation to do business in Ohio, or otherwise having nexus with Ohio during a calendar year. The franchise tax is imposed on the value of a corporation's issued and outstanding shares of stock. Financial institutions determine the value of their issued and outstanding shares based upon the net worth of the shares. For Ohio franchise tax purposes, financial institutions are currently taxed at a rate equal to 0.8% of taxable net worth. First Bank Richmond is currently under audit with respect to its Ohio franchise tax returns, for the tax years 2015-2017.

Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

As a Maryland business corporation, Richmond Mutual Bancorporation-Maryland will be required to file an annual report with and pay franchise taxes to the State of Maryland.

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REGULATION AND SUPERVISION

General

First Bank Richmond is an Indiana-chartered commercial bank. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. First Bank Richmond is subject to extensive regulation by the Indiana Department of Financial Institutions, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its deposit insurer. First Bank Richmond is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions concerning its activities and financial condition and must obtain regulatory approvals before entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. In addition, First Bank Richmond is a member of and owns stock in the FHLB of Indianapolis and the FHLB of Cincinnati, which are two of the 11 regional banks in the Federal Home Loan Bank System.

The regulations and supervision of First Bank Richmond establish a comprehensive framework of activities in which an institution can engage and are intended primarily for the protection of depositors and borrowers and, for purposes of the Federal Deposit Insurance Corporation, the protection of the insurance fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

As a bank holding company, Richmond Mutual Bancorporation-Maryland will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. Richmond Mutual Bancorporation-Maryland will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to First Bank Richmond and Richmond Mutual Bancorporation-Maryland. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on First Bank Richmond and Richmond Mutual Bancorporation-Maryland. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Richmond Mutual Bancorporation-Maryland, First Bank Richmond and their operations.

Dodd-Frank Act

As noted above in “Risk Factors,” the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as First Bank Richmond, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets continue to be examined for compliance by their applicable bank regulators. This legislation gave state attorneys general the ability to enforce applicable federal consumer protection laws.

In addition to creating the Consumer Financial Protection Bureau, the Dodd-Frank Act, among other things, directed changes in the way that institutions are assessed for deposit insurance, mandated the imposition of tougher consolidated capital requirements on holding companies, required the issuance of regulations requiring originators of securitized loans to retain a percentage of the risk for the transferred loans, imposed regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contained a number of reforms related to mortgage originations.

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Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. The implementation of the legislation is an ongoing process. The Dodd-Frank Act has resulted in, and may continue to result in, an increased regulatory burden and increased compliance, operating and interest expense for First Bank Richmond.

2018 Regulatory Reform

In May 2018 the Economic Growth, Regulatory Relief and Consumer Protection Act (“EGRRCPA”), was enacted to modify or remove certain financial reform rules and regulations, including some of those implemented under the Dodd-Frank Act. While the EGRRCPA maintains most of the regulatory structure established by the Dodd-Frank Act, it amends certain aspects of the regulatory framework for small depository institutions with assets of less than $10 billion and for large banks with assets of more than $50 billion. Many of these changes could result in meaningful regulatory changes for community banks such as First Bank Richmond, and their holding companies.

The EGRRCPA, among other matters, expands the definition of qualified mortgages which may be held by a financial institution and simplifies the regulatory capital rules for financial institutions and their holding companies with total consolidated assets of less than $10 billion by instructing the federal banking regulators to establish a single “Community Bank Leverage Ratio” of between 8 and 10 percent. Any qualifying depository institution or its holding company that exceeds the Community Bank Leverage Ratio will be considered to have met generally applicable leverage and risk-based regulatory capital requirements and any qualifying depository institution that exceeds the new ratio will be considered to be “well capitalized” under the prompt corrective action rules.

The EGRRCPA also expands the category of holding companies that may rely on the Small Bank Holding Company and Savings and Loan Holding Company Policy Statement by raising the maximum amount of assets a qualifying bank holding company may have from $1 billion to $3 billion. A major effect of this change is to exclude such holding companies from the minimum capital requirements of the Dodd-Frank Act. In addition, the Act includes regulatory relief for community banks regarding regulatory examination cycles, call reports, the Volcker Rule (proprietary trading prohibitions), mortgage disclosures and risk weights for certain high-risk commercial real estate loans.

It is difficult at this time to predict when or how any new standards under the EGRRCPA will ultimately be applied to us or what specific impact the EGRRCPA and the yet-to-be-written implementing rules and regulations will have on community banks.

Indiana Banking Regulation

First Bank Richmond, as an Indiana commercial bank, is regulated and supervised by the Indiana Department of Financial Institutions. The Indiana Department of Financial Institutions is required to regularly examine each state-chartered bank. The approval of the Indiana Department of Financial Institutions is required to establish or close branches, to merge with another bank, to issue stock and to undertake many other activities. Any Indiana bank that does not operate according to the regulations, policies and directives of the Indiana Department of Financial Institutions may be sanctioned.

The powers that Indiana-chartered banks can exercise under these laws include, but are not limited to, the following:

Lending Activities. An Indiana-chartered commercial bank may make a wide variety of mortgage loans including fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction and development loans, condominium and co-operative loans, second mortgage loans and other types of loans that may be made according to applicable regulations. Commercial loans may be made to corporations and other commercial enterprises with or without security. Consumer and personal loans may also be made with or without security.

Investment Activities. In general, First Bank Richmond may invest in certain types of debt securities, certain types of corporate equity securities, and certain other assets. However, these investment authorities are constrained by federal law. See “- Federal Banking Regulation — Investment Activities” for such federal restrictions.

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Loans to One Borrower Limitations. Under Indiana law, First Bank Richmond’s total loans or extensions of credit to a single borrower or group of related borrowers cannot exceed, with specified exceptions, 15% of its capital stock, surplus fund and undivided profits. First Bank Richmond may lend additional amounts up to 10% if the loans or extensions of credit are fully secured by readily-marketable collateral. At December 31, 2018, First Bank Richmond complied with these loans-to-one-borrower limitations. At December 31, 2018, First Bank Richmond’s largest aggregate amount of loans to one borrower was $10.1 million.

Dividends. Under Indiana law, First Bank Richmond, following the completion of the reorganization, will be permitted to declare and pay dividends out of its undivided profits. The prior approval of the Indiana Department of Financial Institutions is required if the total of all dividends declared in a calendar year would exceed the total of its net income for that year combined with its retained net income for the preceding two years. See “- Federal Banking Regulation — Capital Requirements,” “— Prompt Corrective Action” and “- Holding Company Regulation” for restrictions on dividends under federal law.

Assessments. As an Indiana state-chartered commercial bank, First Bank Richmond is required to pay to the Indiana Department of Financial Institutions a general assessment fee in connection with the regulation and supervision of First Bank Richmond. The Federal Deposit Insurance Corporation, as discussed below, charges all insured depository institutions deposit insurance assessments.

Regulatory Enforcement Authority. Any Indiana bank that does not operate according to the regulations, policies and directives of the Indiana Department of Financial Institutions may be subject to sanctions for non-compliance, including seizure of the property and business of the bank and suspension or revocation of its charter. The Indiana Department of Financial Institutions may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in a manner which is unsafe, unsound or contrary to the depositors interests or been negligent in the performance of their duties. In addition, upon finding that a bank has engaged in an unfair or deceptive act or practice, the Indiana Department of Financial Institutions may issue an order to cease and desist and impose a fine on the bank. Indiana consumer protection and civil rights statutes applicable to First Bank Richmond permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damages and attorney’s fees in the case of certain violations of those statutes.

Federal Banking Regulation

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including state-chartered banks, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. These capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. The regulations also establish a minimum required leverage ratio of at least 4% of Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised a one-time opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). First Bank Richmond did exercise the opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

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In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to certain equity interests, depending on certain specified factors. In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of common equity Tier 1 capital to risk-weighted assets more than 2.5% above the amount necessary to meet its minimum risk-based capital requirements.

Legislation enacted in May 2018 requires the federal banking agencies, including the Federal Deposit Insurance Corporation, to establish for institutions with less than $10 billion of assets a “community bank leverage ratio” of between 8 to 10%. Institutions with capital meeting the specified requirement will be considered in compliance with the applicable regulatory capital requirements, including the risk-based requirements. The community bank leverage ratio is to be established by notice and comment rulemaking by the federal regulators.

At December 31, 2018, First Bank Richmond’s capital exceeded all applicable requirements including the applicable capital conservation buffer. See “Historical and Pro Forma Regulatory Capital Compliance.”

The Financial Accounting Standards Board has adopted a new accounting standard for US GAAP that will be effective for us beginning in 2020. This standard, referred to as Current Expected Credit Loss, or CECL, requires FDIC-insured institutions and their holding companies (banking organizations) to recognize credit losses expected over the life of certain financial assets. CECL covers a broader range of assets than the current method of recognizing credit losses and generally results in earlier recognition of credit losses. Upon adoption of CECL, a banking organization must record a one-time adjustment to its credit loss allowances as of the beginning of the fiscal year of adoption equal to the difference, if any, between the amount of credit loss allowances under the current methodology and the amount required under CECL. For a banking organization, implementation of CECL is generally likely to reduce retained earnings, and to affect other items, in a manner that reduces its regulatory capital. The federal banking regulators, including the Federal Reserve and the FDIC, have adopted a rule that gives a banking organization the option to phase in over a three-year period the day-one adverse effects of CECL on its regulatory capital.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Investment Activities. All state-chartered Federal Deposit Insurance Corporation-insured banks, including commercial banks, are generally limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions.

In addition, the Federal Deposit Insurance Corporation is authorized to permit such a state bank to engage in state-authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if it meets all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has adopted procedures for institutions seeking approval to engage in such activities or investments. In addition, a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

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Interstate Banking and Branching. Federal law permits well capitalized and well managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, the Dodd-Frank Act permits banks to establish de novo branches on an interstate basis provided that the branch location is permissible under the law of the host state for banks chartered by that state.

Prompt Corrective Action. Under the federal prompt corrective action rules, the Federal Deposit Insurance Corporation is required to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. An institution that has a total risk-based capital ratio of 10% or more, a Tier 1 risk-based ratio of 8.0% or more, a common equity Tier 1 ratio of 6.5% or more and a leverage ratio of 5.0% or more is considered “well capitalized,” provided that it is not subject to an agreement, order or directive issued by the Federal Deposit Insurance Corporation requiring it to meet and maintain a specific capital level. Institutions that are not well capitalized are subject to certain restrictions on brokered deposits and interest rates on deposits. An institution that meets the minimum capital ratios described under “Capital Requirements” above (but is not well capitalized) is considered to be “adequately capitalized.” An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4% is considered to be “undercapitalized.” An institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” An institution that has a tangible equity ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

At December 31, 2018, First Bank Richmond met the criteria to be considered “well capitalized.”

Transaction with Affiliates and Regulation W of the Federal Reserve Regulations. Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized according to the requirements set forth in Section 23A of the Federal Reserve Act.

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Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal shareholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% shareholder of a financial institution, and certain affiliated interests of these, together with all other outstanding loans to such person and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured state chartered banks that are not members of the Federal Reserve System (referred to as non-member banks), including First Bank Richmond. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices. The Federal Deposit Insurance Corporation is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” It may also appoint itself as conservator or receiver for an insured state non-member bank under specified circumstances, including, among others: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Insurance of Deposit Accounts. First Bank Richmond is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in First Bank Richmond are insured up to a maximum of $250,000 for each separately insured depositor.

The Federal Deposit Insurance Corporation imposes an assessment for deposit insurance on all depository institutions. Under its risk-based assessment system, assessment rates for an insured institution with assets of less than $10 billion are based on the institution’s examination ratings. These assessment rates currently range from 3 to 30 basis points (subject to certain adjustments) applied to the institution’s total assets less tangible capital. The Federal Deposit Insurance Corporation may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation. It has recently exercised that discretion by establishing a long range fund ratio of 2%.

On September 30, 2018, the Deposit Insurance Fund reserve ratio reached 1.36 percent, exceeding the statutorily required minimum reserve ratio of 1.35 percent ahead of the September 30, 2020, deadline required under the Dodd-Frank Act. Federal Deposit Insurance Corporation regulations provide for two changes to deposit insurance assessments upon reaching the minimum: (1) surcharges on insured depository institutions with total consolidated assets of $10 billion or more (large banks) will cease; and (2) small banks will receive assessment credits for the portion of their assessments that contributed to the growth in the reserve ratio from between 1.15 percent and 1.35 percent, to be applied when the reserve ratio is at or above 1.38 percent.

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The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of First Bank Richmond. Future insurance assessment rates cannot be predicted.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of First Bank Richmond’s deposit insurance.

Privacy Regulations. Federal Deposit Insurance Corporation regulations generally require that First Bank Richmond disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, First Bank Richmond is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. First Bank Richmond currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

Community Reinvestment Act. Under the Community Reinvestment Act, or CRA, as implemented by the Federal Deposit Insurance Corporation, a state non-member bank, such as First Bank Richmond, has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Federal Deposit Insurance Corporation, in connection with its examination of a state non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. First Bank Richmond’s latest Federal Deposit Insurance Corporation CRA rating was “Satisfactory.”

Consumer Protection and Fair Lending Regulations. Indiana chartered banks are subject to a variety of federal and Indiana statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes, including Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts and practices against consumers, authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations. The Dodd-Frank prohibits unfair, deceptive or abusive acts or practices against consumers, which can be enforced by the Consumer Financial Protection Bureau, the Federal Deposit Insurance Corporation and state Attorneys General.

USA Patriot Act. First Bank Richmond is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act includes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies, and imposes affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.

Other Regulations

Interest and other charges collected or contracted for by First Bank Richmond are subject to state usury laws and federal laws concerning interest rates. First Bank Richmond’s operations are also subject to state and federal laws applicable to credit and other transactions, such as the:

•	Truth in Lending Act, which requires lenders to disclose the terms and conditions of consumer credit;

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•	Real Estate Settlement Procedures Act, which requires lenders to disclose the nature and costs of the real estate settlement process and prohibits specific practices, such as kickbacks, and places limitations upon the use of escrow accounts;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of First Bank Richmond also are subject to, among others, the:

•	Truth in Savings Act, which requires financial institutions to disclose the terms and conditions of their deposit accounts;

•	Expedited Funds Availability Act, which requires banks to make funds deposited in transaction accounts available to their customers within specified time frames;

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Indiana banking laws and regulations governing deposit powers and other matters.

Federal Home Loan Bank System

First Bank Richmond is a member of the FHLB of Indianapolis and the FHLB of Cincinnati, two of the 11 regional FHLBs which provide a central credit facility primarily for member institutions. Member institutions are required to acquire and hold shares of capital stock in the FHLB. First Bank Richmond complied with this requirement at December 31, 2018. This stock has no quoted market value and is carried at cost. First Bank Richmond reviews the cost basis of the FHLB stock for ultimate recoverability regularly. At December 31, 2018, no impairment of the value of the stock has been recognized.

Acquisitions

An acquisition of Richmond Mutual Bancorporation-Maryland or First Bank Richmond, an acquisition of control of either, or an acquisition by either of another bank holding company or depository institution or control of such a company or institution would generally be subject to prior approval by applicable federal and state banking regulators, as would certain acquisitions by Richmond Mutual Bancorporation-Maryland or First Bank Richmond of other types of entities.  "Control" is defined in various ways for this purpose, including but not limited to control of 10% of outstanding voting stock of an entity. See “– Holding Company Regulation” below.

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Holding Company Regulation

Upon completion of the reorganization, Richmond Mutual Bancorporation-Maryland will be a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As such, Richmond Mutual Bancorporation-Maryland will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over Richmond Mutual Bancorporation-Maryland and its non-bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary bank.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

The Dodd-Frank Act required the Federal Reserve Board to establish for all bank and savings and loan holding companies, minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks apply to bank holding companies with less than $3.0 billion of consolidated assets.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The Federal Reserve Board has issued a policy statement regarding capital distributions, including dividends, by bank holding companies. In general, the policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks (referred to as the source of strength doctrine) by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength doctrine. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Richmond Mutual Bancorporation-Maryland to pay dividends or otherwise engage in capital distributions.

Under the Federal Deposit Insurance Act, depository institutions are liable to the Federal Deposit Insurance Corporation for losses suffered or anticipated by the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled depository institution or any assistance provided by the Federal Deposit Insurance Corporation to such an institution in danger of default.

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The status of Richmond Mutual Bancorporation-Maryland as a registered bank holding company under the Bank Holding Company Act of 1956 will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Federal Securities Laws

Richmond Mutual Bancorporation-Maryland’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Richmond Mutual Bancorporation-Maryland will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The JOBS Act, which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Richmond Mutual Bancorporation-Maryland qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold non-binding advisory stockholder votes on annual executive compensation (more frequently referred to as “say-on-pay” votes) or on executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Richmond Mutual Bancorporation-Maryland will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $250 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Richmond Mutual Bancorporation-Maryland has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

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MANAGEMENT

General

The boards of directors of First Mutual of Richmond-MHC and Richmond Mutual Bancorporation-Delaware currently consist of the same individuals who serve as directors of First Bank Richmond. See “—Directors of First Bank Richmond” below. In its current structure, First Mutual of Richmond-MHC owns all the issued and outstanding capital stock of Richmond Mutual Bancorporation-Delaware and Richmond Mutual Bancorporation-Delaware owns all the issued and outstanding capital stock of First Bank Richmond. As the holding company of First Bank Richmond, the board of directors of Richmond Mutual Bancorporation-Delaware elects the directors of First Bank Richmond. As the holding company of Richmond Mutual Bancorporation-Delaware, the board of directors of First Mutual of Richmond-MHC elects the directors of Richmond Mutual Bancorporation-Delaware, while the members of First Mutual of Richmond-MHC elect the directors of First Mutual of Richmond-MHC.

Following the reorganization and offering, Richmond Mutual Bancorporation-Maryland will own all the issued and outstanding capital stock of First Bank Richmond. As the holding company of First Bank Richmond, the board of directors of Richmond Mutual Bancorporation-Maryland will elect the directors of First Bank Richmond, while the shareholders of Richmond Mutual Bancorporation-Maryland will elect the directors of Richmond Mutual Bancorporation-Maryland.

The executive officers of First Bank Richmond are appointed annually by the board of directors and hold office until their respective successors have been appointed or until death, resignation or removal by the board of directors. The following individuals are executive officers of First Bank Richmond and hold the offices set forth below opposite their names.

Name	Age(1)	Position

Garry D. Kleer	63	President/Chief Executive Officer
Donald A. Benziger	65	Executive Vice President/Chief Financial Officer
Dean W. Weinert(2)	66	President of Mutual Federal(3)
Beth A. Brittenham	63	Sr. Vice President/Human Resources Director
Albert E. Fullerton, Jr.	55	Sr. Vice President/Chief Information Officer/Information Security Officer
Cathy J. Hays	62	Sr. Vice President/Chief Audit Executive/Training Director
Alan M. Spears	61	Sr. Vice President/Trust
Pamela S. Stoops	51	Sr. Vice President/Retail Lending Manager
Robin S. Weinert(2)	55	Sr. Vice President/Operations and Retail Banking
Paul J. Witte	47	Sr. Vice President/Commercial Lending Manager

(1)	As of December 31, 2018.
(2)	Dean Weinert and Robin Weinert are related by marriage.
(3)	Mutual Federal, which operates in Ohio, is a division of First Bank Richmond.

Garry Kleer and Donald Benziger also serve as executive officers of First Mutual of Richmond-MHC and Richmond Mutual Bancorporation-Delaware, which entities will cease to exist following the reorganization and offering. We expect that Richmond Mutual Bancorporation-Maryland and First Bank Richmond will continue to have common executive officers until there is a business reason to establish separate management structures.

Richmond Mutual Bancorporation-Maryland will reimburse First Bank Richmond for services rendered by executive officers of First Bank Richmond on its behalf. It is not anticipated that separate compensation will be paid to the executive officers of Richmond Mutual Bancorporation-Maryland until such time as these persons devote significant time to the separate management of Richmond Mutual Bancorporation-Maryland’s affairs, which is not expected to occur until Richmond Mutual Bancorporation-Maryland becomes actively engaged in additional businesses other than holding the stock of First Bank Richmond. Richmond Mutual Bancorporation-Maryland may determine that such compensation is appropriate in the future.

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Information concerning the background and business experience of each of the directors and executive officers of Richmond Mutual Bancorporation-Maryland and First Bank Richmond is set forth under “—Directors of First Bank Richmond” and “— Executive Officers Who Are Not Directors.”

Directors of First Bank Richmond

The board of directors of First Bank Richmond consists of eight directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of shareholders. The composition of the boards of directors of Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC is identical to that of First Bank Richmond.

The following table sets forth certain information regarding the board of directors of First Bank Richmond.

Name	Age(1)	Position	Director Since	Term of Office Expires(2)

Garry D. Kleer	63	Chairman of the Board, President and Chief Executive Officer	2002	2020
E. Michael Blum	63	Director	1993	2019
Thomas L. Holthouse(2)	83	Director	1971	2019
Jeffrey A. Jackson	63	Director	2018	2021
Lindley S. Mann	73	Director	1998	2021
W. Ray Stevens, III	68	Director	1994	2020
Kathryn Cruz-Uribe	62	Director	2016	2020
M. Lynn Wetzel	69	Director	2016	2021

(1)	As of December 31, 2018.
(2)	Mr. Holthouse will retire from the boards of directors of First Bank Richmond, Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC in April 2019. As a result, the term of office of the remaining directors will be adjusted so that approximately one-third of the directors will be elected at each annual meeting of shareholders.

The composition of the board of directors of Richmond Mutual Bancorporation-Maryland is identical to that of First Bank Richmond, except for Mr. Holthouse. As stated above, Mr. Holthouse will retire as a director of First Bank Richmond, Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC in April 2019 and, therefore, has not been appointed to serve as a director of Richmond Mutual Bancorporation-Maryland. We greatly appreciate Mr. Holthouse’s 48 years of dedication and service to our organization.

The board of directors of Richmond Mutual Bancorporation-Maryland consists of seven directors and is divided into three classes, each of which contains approximately one-third of the members of the board. The directors of Richmond Mutual Bancorporation-Maryland will be elected by the stockholders of Richmond Mutual Bancorporation-Maryland generally for three-year terms, or until their successors are elected and qualified. One class of directors, consisting of W. Ray Stevens, III, Kathryn Cruz-Uribe and Lindley S. Mann has a term of office expiring in 2020. A second class of directors, consisting of M. Lynn Wetzel and Jeffrey A. Jackson, has a term of office expiring in 2021. The third class of directors, consisting of E. Michael Blum and Garry D. Kleer, has a term of office expiring in 2022.

Richmond Mutual Bancorporation-Maryland’s bylaws provide that no person 76 years of age or older shall be eligible for election, re-election, appointment or re-appointment to the Board of Directors. No director who has attained the age of 76 shall continue to serve as a director beyond the annual meeting of stockholders at which his or her term as a director expires.

The background and business experience for at least the past five years of each director of Richmond Mutual Bancorporation-Maryland is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

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Garry D. Kleer. Mr. Kleer joined First Bank Richmond in May 1994 and currently serves as Chairman of the Board, President and Chief Executive Officer of First Bank Richmond, Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC (collectively, the “First Bank Richmond Entities”).  Mr. Kleer also serves as a member of the Mutual Federal advisory board of directors. He has served as President and Chief Executive Officer of First Bank Richmond since 2001 and Richmond Mutual Bancorporation and First Mutual of Richmond since 2006.  He was appointed Chairman of the Board in January 2019.  Mr. Kleer began his banking career in 1978 at American Fletcher National Bank in the Career Associates Program and was promoted to Vice President and Branch Manager in 1983. In 1986, American Fletcher National Bank, the second largest banking company in Indiana at the time, was acquired by Bank One where Mr. Kleer served as a Vice President until he joined First Bank Richmond as Vice President of Commercial Lending.  His community involvement includes serving on the Boards of the Richmond Symphony Orchestra, Wayne County Revolving Loan Fund, Reid Health Foundation, Boys & Girls Club of Wayne County, Indiana Bankers Association and Wayne County Foundation.  Mr. Kleer has also served as Past President of the Boys and Girls Clubs of Wayne County.  He has been recognized with the Indiana University East Chancellor’s Medallion, Junior Achievement Business Hall of Fame, Richmond/Wayne County Distinguished Community Leader, and Boys and Girls Club Man and Youth Award.  Mr. Kleer earned a Bachelor of Science degree in Finance from Indiana University in 1978.  He attended the ABA Graduate School of Commercial Lending and graduated with honors from the Stonier Graduate School of Banking.  With 40 years of experience working in the banking industry, his service on the Boards of numerous community organizations and his extensive involvement in our community, Mr. Kleer brings outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry.

E. Michael Blum. Mr. Blum has served as a board member of First Bank Richmond since 1993 and Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC since their formation in 1998. Mr. Blum, since 1987, is the President and Owner of Bullerdick, a furniture and mattress store located in Richmond Indiana, which has been in business since 1930. He is a member of the Richmond Redevelopment Commission and was a past president and director of Main Street Center City Development, a former community-based nonprofit organization dedicated to the revitalization of the historic downtown area of Richmond, Indiana. Mr. Blum’s years of work with and running Bullerdick has provided him with strong leadership, management, financial and administrative skills, which together with his 25 years of service as a bank director, brings valuable knowledge and skills to our organization. In addition, his participation in our local business community for over 30 years brings knowledge of the local economy and business opportunities to First Bank Richmond.

Jeffrey A. Jackson. Mr. Jackson joined the board of directors of the First Bank Richmond Entities in November 2018. Mr. Jackson currently is a director at Brady Ware & Company, a regional accounting firm with more than 150 professional team members, serving clients throughout the Midwest and in Georgia in a variety of industries. He joined Brady Ware & Company in 1980 and became a director in the firm in 1989 and served on its executive committee until December 2018. Mr. Jackson serves a wide variety of industries including manufacturers, contractors, retailers, agricultural businesses and professionals, with a focus on tax and financial planning issues of business owners and their closely-held businesses. Mr. Jackson has served nearly ten years as a member of the Board of Directors of the Economic Development Corporation of Wayne County and also currently serves on the Business Advisory Council for IU East School of Business and Economics. He is also a member of the board of the Richmond Symphony Orchestra. Mr. Jackson’s past board service includes the Reid Health Foundation and the Forest Hills Country Club, where he also served as president. Mr. Jackson joined the United States Army upon graduation from high school and, following his military service, graduated Magna Cum Laude with a degree in accounting from Ball State University. Mr. Jackson, who will serve as our audit committee financial expert following the reorganization, is a Certified Public Accountant, a Certified Financial Planner and has received his Personal Financial Specialist credentials from the American Institute of Certified Public Accountants. Mr. Jackson was inducted into the eastern Indiana Junior Achievement Business Hall of Fame in 2017. Mr. Jackson’s qualifications to serve as a board member include his extensive and varied accounting experience, as well as his knowledge of and involvement in the communities we serve.

Lindley S. Mann. Mr. Mann has served as a board member of the First Bank Richmond Entities since 1998. Mr. Mann is president, since 1976, of EG Hill Co., a wholesale florist located in Richmond, Indiana. He also served as president of Hill Floral Products, a floral distributor, from 1992 until it was sold in 2002. Mr. Mann currently serves as a trustee on the board of the Boys and Girls Clubs of Wayne County and in the past was actively involved in the Wayne County Area Chamber of Commerce and the Richmond Art Museum. Mr. Mann received a degree in Business Administration from the University of Mississippi. Mr. Mann’s business and management experience in the retail space, as both an owner and operator, and his 21 years serving as a bank director give him a broad range of experience and knowledge which he draws upon for service on our board and his assigned committees. In addition, his participation in our local business community for over 40 years brings knowledge of the local economy and business opportunities to First Bank Richmond.

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W. Ray Stevens, III. Mr. Stevens has served as a board member of First Bank Richmond since 1994 and Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC since their formation in 1998. Mr. Stevens was the President and Owner of Stevens Wire Products, a manufacturer of wire products, from 1986 until his retirement in 2016. He is a past board member of the Wire Fabricators Association, the Richmond YMCA, the Richmond Redevelopment Commission, the Wayne County Chamber of Commerce and the Forest Hills Country Club, and has supported and continues to support various not-for-profit organizations in our community. Mr. Stevens graduated with a Bachelor of Science degree from Indiana University. Mr. Stevens’ business experience as an owner and operator of a manufacturing company, including navigating the numerous business cycles which occurred over his more than 30 years in the industry, and his 25 years serving as a bank director helped him develop valuable skills which he draws upon for service on our board and his assigned committees. In addition, his participation in our local business community for over 30 years brings knowledge of the local economy and business opportunities to First Bank Richmond.

Kathryn Cruz-Uribe. Ms. Cruz-Uribe has served as a board member of the First Bank Richmond Entities since 2016. Ms. Cruz-Uribe currently serves as the Chancellor/CEO of Indiana University East located in Richmond, Indiana, a growing, vibrant educational institution with a significant online presence and over 300 employees. As Chancellor, Ms. Cruz-Uribe exercises broad responsibilities for all aspects of the academic, student, financial, development and administrative operations of the campus in coordination with Indiana University central administration. Her responsibilities also include strategic planning, risk assessment (including Information Technology threats and security), federal and state regulatory compliance and maintenance of accreditation standards. Prior to joining Indiana University East in 2013, Ms. Cruz-Uribe was Provost and Vice President for Academic Affairs at California State University, Monterey Bay, from 2007 to 2013, leading all aspects of the academic operations of the university and serving as its second-in-command. Before that she was at Northern Arizona University from 1989 to 2006, serving four years as Dean of the College of Social and Behavioral Sciences. Ms. Cruz-Uribe serves on the board of the Wayne County Area Chamber of Commerce (past chair of the board), the Richmond Art Museum (second vice president), the Richmond Symphony Orchestra (vice president), the Wayne County Foundation and Reid Health. She earned her BA from Middlebury College, followed by an M.A. and Ph.D. from the University of Chicago. Ms. Cruz-Uribe’s extensive leadership, management and strategic planning experience, as well as her civic and community involvement, provide her with valuable skills beneficial to our board and the committees on which she serves.

M. Lynn Wetzel. Mr. Wetzel has served as a board member of the First Bank Richmond Entities since 2016. Mr. Wetzel began working in the automobile industry in 1973, purchasing his first dealership in Pittsburgh, Pennsylvania, a Mercedes-Benz dealership, in 1983. Mr. Wetzel currently owns and operates six dealerships in Richmond, Indiana, which include Honda and Dodge dealerships purchased in 1998, Chrysler and Jeep dealerships purchased in 2004, and Ford and Chevrolet dealerships purchased in 2007. He serves as a trustee on the board of the Boys and Girls Clubs of Wayne County, is a former board member of the Wayne County Area Chamber of Commerce, past president and former board member of the Pittsburgh Auto Dealers Trade Association and former board member of the Pennsylvania Automobile Dealers Association. Mr. Wetzel also actively supports multiple charitable causes in the community including sponsorship, in partnership with First Bank Richmond and the Wayne County Area Chamber of Commerce, of the “School is Cool” program which gives an automobile or scholarship annually to a senior high school student with perfect attendance during the school year. Mr. Wetzel’s business acumen, including his broad range of knowledge in the areas of finance, leasing, negotiations and day to day business operations resulting from his extensive career in the automobile industry makes him a valuable asset to our board and the committees on which he serves.

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Director Compensation

The directors of First Bank Richmond and Richmond Mutual Bancorporation-Delaware receive compensation for their service on the boards. The following table provides compensation information for each member of the board of directors of First Bank Richmond and Richmond Mutual Bancorporation-Delaware during the year ended December 31, 2018, except for Mr. Kleer, our President and Chief Executive Officer, whose compensation is presented in the Summary Compensation table under the caption “— Executive Compensation” below.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total

Thomas L. Holthouse (1)	$67,700	—	$67,700
E. Michael Blum	40,250	—	40,250
Jeffrey A. Jackson (2)	1,750	—	1,750
Lindley S. Mann	45,800	—	45,800
W. Ray Stevens, III	40,950	—	40,950
Kathryn Cruz-Uribe	39,000	—	39,000
M. Lynn Wetzel	39,750	—	39,750

(1)	Served as Chairman during 2018. Retired in April 2019.
(2)	Appointed to the Boards in November 2018.

In setting their compensation, the board of directors considers the significant amount of time and level of skill required for director service. During 2018, directors of Richmond Mutual Bancorporation-Delaware received an annual retainer of $12,000 for service on the Richmond Mutual Bancorporation-Delaware board, with no additional fees paid for attendance at any board or committee meetings. We anticipate that the directors of Richmond Mutual Bancorporation-Maryland will be compensated similarly to that of the directors of Richmond Mutual Bancorporation-Delaware.

During 2018, directors of First Bank Richmond, except for the Chairman of the Board, received an annual retainer of $14,500 for service on the First Bank Richmond board and $750 for each board meeting attended. In addition, each non-employee director of First Bank Richmond received $250 for each committee meeting attended and $300 per meeting for service as Committee Chair. The Chairman of the Board of First Bank Richmond received an annual retainer of $55,700, with no additional fees for attendance at board or committee meetings. In 2019, we combined the positions of Chief Executive Officer and Chairman into one position and eliminated the separate fee paid for serving as Chairman of the Board.

Directors of First Mutual of Richmond-MHC are not compensated for service as a director of First Mutual of Richmond-MHC.

Directors have the option to enroll in First Bank Richmond’s health insurance coverage on the same terms and conditions that are available generally to all salaried employees and are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending industry conferences and continuing education seminars.

Director Independence

The rules of the Nasdaq Stock Market, as well as those of the SEC, impose several requirements with respect to the independence of our directors, including the requirement that at least a majority of the board be “independent” as that term is defined under the applicable rules. Our board of directors has undertaken a review of the independence of each director in accordance with these rules. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that E. Michael Blum, Jeffrey A. Jackson, Lindley S. Mann, W. Ray Stevens, III, Kathryn Cruz-Uribe and M. Lynn Wetzel do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the following relationships between us and our directors and executive officers, which are not required to be reported under “- Certain Relationships and Related Transactions — Transactions With Certain Related Persons” below. Mr. Jackson’s daughter is an employee in the leasing division of First Bank Richmond.

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Corporate Governance

Richmond Mutual Bancorporation-Maryland, incorporated under the laws of the State of Maryland, was organized by First Bank Richmond for the purpose of acquiring all of the outstanding capital stock of First Bank Richmond in connection with the reorganization and offering. Prior to completion of the reorganization, the board of directors of Richmond Mutual Bancorporation-Maryland will establish an Audit Committee, Compensation Committee and Governance/Nominating Committee. Each of the directors that will serve on the Audit, Compensation and Governance/Nominating Committees will be independent as defined in the listing standards of The Nasdaq Stock Market. Jeffrey A. Jackson is expected to serve on the Audit Committee and to be designated as the “audit committee financial expert,” as defined in the rules of the SEC.

The board of directors of Richmond Mutual Bancorporation-Maryland will also adopt written charters for the Audit, Compensation and Governance/Nominating Committees, as well as a code of business conduct and ethics. These charters will govern the composition and responsibilities of these committees and also address other matters that are required under applicable Nasdaq listing standards and that the board of directors believes to be good corporate governance practices. The code of business conduct and ethics, which will apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to attempt to deter wrongdoing and to promote honest and ethical conduct; the avoidance of conflicts of interest; full and accurate disclosure; compliance with all applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. We expect to post these committee charters and code of business conduct and ethics on our website following completion of the reorganization and offering.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors.

Donald A. Benziger. Mr. Benziger joined First Bank Richmond in 2012 as Senior Vice President-Chief Financial Officer and has served as Executive Vice President-Chief Financial Officer since 2014. Mr. Benziger has more than 40 years of experience in the financial services industry. This experience has included serving as Chief Financial Officer at several public companies, including SEC registrants. His responsibilities include management and direction of the finance and accounting functions, asset-liability management, budgeting, investment management, and regulatory reporting. Mr. Benziger holds a Bachelor’s Degree from Ohio Northern University and an MBA in Finance from Bowling Green State University. He is also a graduate of the Stonier Graduate School of Banking.

Beth A. Brittenham. Ms. Brittenham, employed by First Bank Richmond since 1979, currently serves as Senior Vice President-Human Resources. Ms. Brittenham has served in various positions in the human resources department during her 40 year career at First Bank Richmond and as Senior Vice President-Human Resources since 2011. Her responsibilities include employee relations, payroll, benefits and the administration of all phases of the human resources area. In addition, Ms. Brittenham serves as corporate secretary to the First Bank Richmond Entities.

Albert E. Fullerton, Jr. Mr. Fullerton, employed by First Bank Richmond since 2005, currently serves as Senior Vice President-Chief Information Officer/Information Security Officer. Mr. Fullerton has served as Senior Vice President and Chief Information Officer/Information Security Officer since 2013. His responsibilities include managing the bank’s technology resources and coordinating the evaluation, deployment, and management of IT systems across the organization. In addition, Mr. Fullerton is responsible for the development of the cyber security-related policies and processes that reduce the organization’s operational risks. Mr. Fullerton received his graduate degree from the Graduate School of Banking at the University of Wisconsin - Madison. He earned a Certified Information Security Manager (CISM) designation from ISACA and a Certified Banking Security Manager (CBSM) designation from the SBS Cyber Security Institute.

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Cathy J. Hays. Ms. Hays, employed by First Bank Richmond since 1999, currently serves as Senior Vice President-Chief Audit Examiner and Training Director and has been employed in the financial services industry for 34 years. Her responsibilities include overseeing the bank’s internal audit program, FDICIA compliance, exam preparation for all regulators and external auditors, and coordinating and overseeing employee training. Ms. Hays received her BA from Indiana University East and, in 2004, received her designation as a BAI Certified Bank Auditor.

Alan M. Spears. Mr. Spears, since 2003, has served as Senior Vice President-Senior Trust Officer of First Bank Richmond. Mr. Spears has 29 years of experience in wealth management with a focus on investments and estate planning. He is responsible for investments, trust and estate administration and new business development. Mr. Spears holds a Bachelor’s Degree in Political Science and a Master’s in Public Administration from Indiana University, and a JD from the Indiana University Robert H. McKinney School of Law in Indianapolis.

Pamela S. Stoops. Ms. Stoops, since 2004, has served as Senior Vice President-Retail Lending Manager at First Bank Richmond.  Ms. Stoops has more than 33 years of experience in the financial services industry, primarily in residential lending. Her responsibilities include overseeing all aspects of our retail lending operations, including our secondary market operations. Ms. Stoops received her Associate’s Degree in Business from Indiana Wesleyan University and holds a life, accident and health insurance license.

Dean W. Weinert. Mr. Weinert served as the President and Chief Executive Officer of Mutual Federal Savings Bank, which operated independently from First Bank Richmond as a wholly owned bank subsidiary of Richmond Mutual Bancorporation-Delaware, from 2010 through 2016, and as Division President since 2016 when Mutual Federal Savings Bank was combined with First Bank Richmond through an internal merger transaction. Mr. Weinert also serves as a member of the Mutual Federal advisory board of directors. Prior to joining Mutual Federal and First Bank Richmond, Mr. Weinert served as a senior officer in the large corporate special assets division of PNC National Bank in Indianapolis (2008-2010), a senior commercial lending officer at Park National Bank in Columbus, Ohio (2006-2008), and as President of Eaton National Bank, Eaton, Ohio (2002-2006). In addition, over his 45 year career in banking, Mr. Weinert has held numerous commercial banking positions, including serving as a senior credit analyst, corporate lending officer, commercial lending division manager, special assets group manager, corporate banking manager and chief commercial credit officer, predominately with the Indiana National Bank in Indiana and its several successor entities through subsequent mergers. Mr. Weinert holds a BA in Economics from Wabash College and an MBA from Butler University.

Robin S. Weinert. Mrs. Weinert, employed by First Bank Richmond since 2006, currently serves as Senior Vice President-Operations/Retail Banking. Mrs. Weinert has served as Senior Vice President-Operations/Retail Banking of First Bank Richmond since 2015. Her responsibilities include overseeing our retail branches and marketing. She also is responsible for the overall planning and effectiveness of the retail branch initiatives related to the delivery of exceptional customer service and diversification strategies. Mrs. Weinert has over 30 years of experience in the financial services industry with an emphasis on retail, operations and sales. Mrs. Weinert is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison. She has also completed Indiana University East’s Center for Leadership Development program and the Indiana Bankers Association’s Compliance School Operations and Deposit programs.

Paul J. Witte. Mr. Witte, employed by First Bank Richmond since 1996, currently serves as Senior Vice President of Commercial Lending and Commercial Leasing. Mr. Witte has served as Senior Vice President of Commercial Lending since 2014 and Commercial Leasing since 2006. Mr. Witte manages First Bank Richmond’s Commercial Lending Department and is co-chair of the Officer’s Loan Committee and member of the Executive Loan Committee. He also provides direction and oversight to the Leasing Department, as needed, and generally is responsible for the review of larger leasing credit applications. Mr. Witte is a graduate of Ball State University with a B.S. in Accounting, Corporate Finance and Institutional Finance. He is a Certified Public Accountant (currently inactive). He is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison and has attended the Financial Managers School sponsored by the Graduate School of Banking at the University of Wisconsin-Madison.

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Executive Officer Compensation

Summary Compensation Table. The table below summarizes for the year ended December 31, 2018 the total compensation paid to or earned by our President and Chief Executive Officer, Garry Kleer, and our two other most highly compensated executive officers. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus(1) ($)	All Other Compensation(2) ($)	Total ($)
Garry D. Kleer President and Chief Executive Officer	2018	$394,615	$31,900	$47,893	$474,408
Donald A. Benziger Executive Vice President/CFO	2018	$207,692	$6,900	—	$214,592
Dean W. Weinert, President of Mutual Federal, a division of First Bank Richmond	2018	$195,154	$1,900	$10,912	$207,966

(1)	Amounts in this column represent a discretionary bonus.
(2)	The amounts in this column reflect what First Bank Richmond paid for, or reimbursed, the applicable named executive officer for the various benefits and perquisites received. Includes: (i) $35,500 for Mr. Kleer’s service as a director on the boards of directors of First Bank Richmond and Richmond Mutual Bancorporation-Delaware, $5,000 for his service as an advisory director on the Mutual Federal advisory board and $7,393 in 401(k) plan matching contributions; and (ii) $5,000 for Mr. Weinert’s service as an advisory director on the Mutual Federal advisory board and $5,912 in 401(k) plan matching contributions.

Existing and Future Benefit Plans and Agreements

Medical Benefits. First Bank Richmond provides various health benefits to its employees, including medical, dental and vision insurance plans, and accidental death and dismemberment, life and long-term disability insurance.

401(k) Plan. First Bank Richmond maintains a 401(k) Savings Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other eligible employees of First Bank Richmond. An eligible employee must complete 90 days of service and attain the age of 21 to be eligible to participate in the 401(k) Plan by making elective deferrals (including Roth elective deferrals) and are eligible for matching contributions from First Bank Richmond after one year of service.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 50% of his or her total taxable compensation, subject to the maximum amount as permitted by the Internal Revenue Code. For 2019, the salary deferral contribution limit is $19,000, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan for a total of $25,000. In addition to salary deferral contributions, First Bank Richmond may make matching contributions to the 401(k) Plan. Currently, First Bank Richmond makes a matching contribution to the 401(k) Plan equal to 50% of a participant’s salary deferrals, up to the first six percent of the participant’s total taxable compensation.

A participant is always 100% vested in his or her salary deferral contributions. Participants are 100% vested in any matching contributions after the completion of three years of employment. Participants also become fully vested upon their death, disability or the attainment of their retirement age. Participants have the ability to direct the investment of their account balances among a number of investment alternatives. Participants in the 401(k) Plan will not be permitted to use their account balances under the plan to subscribe for stock in the offering. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of the participant’s termination of employment. Participants are also permitted to receive distributions from the 401(k) Plan during employment under certain circumstances, including for hardship withdrawals and participant loans. Expense recognized in connection with the 401(k) Plan totaled approximately $191,000 for the fiscal year ended December 31, 2018.

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Defined Benefit Plan. First Bank Richmond participates in the Pentegra DB Plan which covers substantially all employees. The Pentegra DB Plan operates as a multiemployer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. The Pentegra DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities. Accordingly, under the Pentegra DB Plan contributions made by a participating employer may be used to provide benefits to participants of other participating employers. First Bank Richmond’s contribution to the Pentegra DB Plan totaled $1.6 million for the year ended December 31, 2018. Given the current interest rate environment, the lower asset valuations, and other factors impacting the operations of the Pentegra DB Plan, it is likely that the future funding obligations could increase. As a result, we intend to terminate our participation in the plan in 2019, which will require us to pay an amount based on the underfunded status of the plan, referred to as a withdrawal liability, which we estimate will be approximately $13.3 million ($9.8 million after taxes).

Nonqualified Deferred Compensation Plan. In January 2019, Richmond Mutual Bancorporation-Delaware and First Bank Richmond (the “Employers”) entered into a Nonqualified Deferred Compensation Plan (the “SERP”) with Garry Kleer, their President and Chief Executive Officer, in order to provide Mr. Kleer with supplemental retirement benefits. The SERP provides for the following: (i) a normal retirement benefit of $200,000 per year for a period of 15 years, payable in annual installments, if Mr. Kleer has a separation from service on or after age 68 other than for cause or death, (ii) an early termination benefit equal to the normal retirement benefit if he has a separation from service prior to age 68 other than for cause or death, with such benefit to commence after he reaches age 68, (iii) a lump sum death benefit equal to the amount of the SERP benefit accrued at the time of death under generally accepted accounting principles if Mr. Kleer dies while still employed and prior to a change in control or disability, (iv) a lump sum death benefit equal to the present value of any remaining installments if Mr. Kleer dies after an event triggering installment payments but prior to receiving all installment payments owed, (v) a lump sum disability benefit equal to the amount of the SERP benefit accrued at the time of disability under generally accepted accounting principles if Mr. Kleer becomes disabled while still employed, and (vi) a lump sum change in control benefit equal to the present value of his normal retirement benefit if a change in control (as defined in the SERP) occurs while Mr. Kleer is still employed and prior to any disability. In the event Mr. Kleer’s employment is terminated for cause (as defined in the SERP), he will forfeit any and all benefits to which he would otherwise be entitled to receive under the SERP. The SERP constitutes an unfunded, unsecured promise by the Employers to make payments to Mr. Kleer or his beneficiary in the future.

Proposed Employee Stock Ownership Plan. We intend to adopt a tax-qualified employee stock ownership plan for employees of Richmond Mutual Bancorporation-Maryland and First Bank Richmond to become effective upon completion of the reorganization. Employees of Richmond Mutual Bancorporation-Maryland and First Bank Richmond who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the employee stock ownership plan.

As part of the reorganization and offering, it is anticipated that the employee stock ownership plan will borrow funds from Richmond Mutual Bancorporation-Maryland. The employee stock ownership plan will use these funds to purchase a number of shares of common stock up to 8.0% of the shares of common stock to be outstanding after this offering. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid primarily from First Bank Richmond’s contributions to the employee stock ownership plan over a period of 20 years, and from dividends on common stock held by the employee stock ownership plan. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the loan is expected to be set at the applicable long-term federal rate as published by the IRS in effect at the time the loan is funded. First Bank Richmond may, in any plan year, make additional discretionary contributions for the benefit of plan participants. These contributions may be made either in cash or in shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, or upon the original issuance of additional shares by Richmond Mutual Bancorporation-Maryland. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including the terms of the employee stock ownership loan, prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

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Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released from the employee stock ownership plan suspense account will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible employee stock ownership plan participants. An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more hours of service during the plan year, and is actually employed on the last day of the plan year. Forfeitures will be reallocated among remaining participating employees in the same manner as an employee contribution. The account balances of participants within the employee stock ownership plan will become 100% vested upon completion of three years of service. Credit for eligibility and vesting is given for years of service with First Bank Richmond prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service, or upon termination of the plan. First Bank Richmond contributions to the employee stock ownership plan are not fixed and the value of the common stock cannot be determined in advance, so benefits payable under the employee stock ownership plan cannot be estimated.

First Bankers Trust, Quincy, Illinois, is expected to serve as trustee of the employee stock ownership plan. Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

Generally accepted accounting principles require that any third party borrowing by the employee stock ownership plan be reflected as a liability on Richmond Mutual Bancorporation-Maryland’s statement of financial condition. Since the employee stock ownership plan is borrowing from Richmond Mutual Bancorporation-Maryland, such obligation is not treated as a liability, but will be excluded from stockholders’ equity. If the employee stock ownership plan purchases newly issued shares from Richmond Mutual Bancorporation-Maryland, total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

The employee stock ownership plan will be subject to the requirements of the Internal Revenue Code of 1986, Employment Retirement Income Security Act (“ERISA”), and the regulations of the IRS and the Department of Labor thereunder.

Proposed Stock-Based Incentive Plan. Following the offering, we intend to adopt a stock-based incentive plan that will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Richmond Mutual Bancorporation-Maryland as an incentive to contribute to our success and reward key employees for outstanding performance. If the stock-based incentive plan is adopted within one year following the reorganization, the number of options granted and shares of restricted common stock awarded under stock-based benefit plans may not exceed 10.0% and 4.0%, respectively, of our total outstanding shares (including shares issued to our charitable foundation), provided that, if First Bank Richmond’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 3.0% of our outstanding shares. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of Richmond Mutual Bancorporation-Maryland common stock. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes actually cast. The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plans;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plans;

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•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of First Bank Richmond or Richmond Mutual Bancorporation-Maryland.

•	our executive officers or directors must exercise or forfeit their options in the event that First Bank Richmond becomes critically undercapitalized under applicable regulatory capital requirements, is subject to enforcement action by the Federal Reserve or receives a capital directive under 12 C.F.R. § 263.83.

These restrictions do not apply to plans adopted after one year following the consummation of the offering.

We have not determined whether we will present a stock-based benefit plan for stockholder approval prior to or more than 12 months after the consummation of the stock offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Certain Relationships and Related Transactions

We may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related party transactions.”

Related Party Transaction Policy. Our board of directors will adopt a written policy governing the review and approval of transactions with related parties that will or may be expected to exceed $120,000 in any fiscal year. The policy will call for the related party transactions to be reviewed and, if deemed appropriate, approved or ratified by our audit committee. Upon determination by our audit committee that a transaction requires review under the policy, the material facts are required to be presented to the audit committee. In determining whether or not to approve a related party transaction, our audit committee will take into account, among other relevant factors, whether the related party transaction is in our best interests, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy before it was entered into, our audit committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our audit committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

Certain decisions and transactions are not subject to the related party transaction approval policy, including: (i) decisions on compensation or benefits relating to directors or executive officers and (ii) indebtedness to us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

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Transactions With Certain Related Persons. Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as First Bank Richmond, to their executive officers and directors in compliance with federal banking regulations. At December 31, 2018, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Bank Richmond, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original repayment terms at December 31, 2018, and were made in compliance with federal banking regulations.

Robin Weinert serves as Senior Vice President/Operations & Retail Banking of First Bank Richmond. Mrs. Weinert is the spouse of Dean Weinert, who serves as President of Mutual Federal, a division of First Bank Richmond. As a result of her employment with First Bank Richmond, Mrs. Weinert received annual compensation of $135,192 in 2018, $128,332 in 2017 and $122,922 in 2016.

Except as stated above, we have not entered into any transactions since January 1, 2016 in which the amount involved exceeded $120,000 and in which any related persons had or will have a direct or indirect material interest.

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering – Additional Limitations on Common Stock Purchases.”

Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent of Outstanding Shares at Minimum of Offering Range

Garry D. Kleer, Chairman of the Board, President and CEO	25,000	$250,000	*
E. Michael Blum, Director	15,000	150,000	*
Thomas L. Holthouse, Director	10,000	100,000	*
Jeffrey A. Jackson, Director	7,500	75,000	*
Lindley S. Mann, Director	40,000	400,000	*
W. Ray Stevens, III, Director	12,500	125,000	*
Kathryn Cruz-Uribe, Director	25,000	250,000	*
M. Lynn Wetzel, Director	30,000	300,000	*
Donald A. Benziger, Executive Vice President/CFO	10,000	100,000	*
Dean W. Weinert, President of Mutual Federal, a division of First Bank Richmond(2)	17,500	175,000	*
Beth A. Brittenham, Sr. Vice President/Human Resources Director	1,000	10,000	*
Albert E. Fullerton, Jr., Sr. Vice President/Chief Information Officer/Information Security Officer	1,000	10,000	*
Cathy J. Hays, Sr. Vice President/Chief Audit Executive/Training Director	500	5,000	*
Alan M. Spears, Sr. Vice President/Trust	100	1,000	*
Pamela S. Stoops, Sr. Vice President/Retail Lending Manager	7,500	75,000	*
Robin S. Weinert, Sr. Vice President/Operations and Retail Banking(2)	17,500	175,000	*
Paul J. Witte, Sr. Vice President/Commercial Lending Manager	5,000	50,000	*
All directors and executive officers as a group (17 persons)	225,100	$2,251,000	2.5%

*	Less than 1.0%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization.
(2)	Dean Weinert and Robin Weinert are related by marriage.

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THE REORGANIZATION AND OFFERING

The boards of directors of First Mutual of Richmond-MHC, Richmond Mutual Bancorporation-Delaware and First Bank Richmond have approved the plan of reorganization and stock offering. The plan of reorganization and stock offering must also be approved by the members of First Mutual of Richmond-MHC (depositors and certain borrowers of First Bank Richmond). A special meeting of members of First Mutual of Richmond-MHC has been called for this purpose. The Federal Reserve Board has conditionally approved the plan of reorganization and stock offering; however, this approval does not constitute a recommendation or endorsement of the reorganization and stock offering by that agency.

General

Pursuant to the plan of reorganization and stock offering, our organization will convert from the mutual holding company form of organization to the full stock form. First Mutual of Richmond-MHC, the mutual holding company parent of Richmond Mutual Bancorporation-Delaware, will be merged into Richmond Mutual Bancorporation-Delaware and First Mutual of Richmond-MHC will no longer exist. Richmond Mutual Bancorporation-Delaware, which owns 100% of First Bank Richmond, will be merged into Richmond Mutual Bancorporation-Maryland, a new Maryland corporation. As part of the reorganization, the 100% ownership interest of First Mutual of Richmond-MHC in Richmond Mutual Bancorporation-Delaware will be offered for sale in the offering by Richmond Mutual Bancorporation-Maryland. When the reorganization and stock offering are completed, all of the outstanding common stock of First Bank Richmond will be owned by Richmond Mutual Bancorporation-Maryland, and all of the outstanding common stock of Richmond Mutual Bancorporation-Maryland will be owned by public shareholders and our charitable foundation.

Richmond Mutual Bancorporation-Maryland intends to retain between $27.3 million and $39.6 million of the net proceeds, or $46.7 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to First Bank Richmond. The reorganization will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of reorganization and stock offering.

The plan of reorganization and stock offering provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(1)	First, to depositors with accounts at First Bank Richmond with aggregate balances of at least $50.00 at the close of business on December 31, 2017.

(2)	Second, to our tax-qualified employee benefit plans (including First Bank Richmond’s employee stock ownership plan, but excluding our 401(k) plan) which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering and contributed to the charitable foundation. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering and contributed to the charitable foundation.

(3)	Third, to depositors with accounts at First Bank Richmond with aggregate balances of at least $50.00 at the close of business on [SERD].

(4)	Fourth, to depositors of First Bank Richmond at the close of business on [VRD] and borrowers of First Bank Richmond as of October 16,1997 whose borrowings remained outstanding at the close of business on [VRD] to the extent not already included in a prior category.

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Wayne, Fayette, Henry, Randolph, Shelby and Union counties, Indiana and Darke, Franklin, Miami, Preble and Shelby counties, Ohio. The community offering may commence concurrently with, during or promptly after the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with Federal Reserve Board approval.

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In addition, any shares of our common stock not purchased in the subscription offering or community offering are expected to be offered for sale to the general public in a syndicated community offering through a syndicate of selected dealers. We may begin the syndicated community offering at any time following the commencement of the subscription offering. The syndicated community offering will be managed by KBW acting as our agent. In such capacity, KBW may form a syndicate of other broker-dealers. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, KBW has agreed to use its best efforts in the sale of shares in any syndicated community offering. See “- Syndicated Community Offering.”

We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of Richmond Mutual Bancorporation-Maryland. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “- Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

We have mailed to each member of First Mutual of Richmond-MHC eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and First Bank Richmond’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan of reorganization and stock offering.

The following is a brief summary of the reorganization and is qualified in its entirety by reference to the provisions of the plan of reorganization and stock offering. A copy of the plan of reorganization and stock offering is available for inspection at each banking office of First Bank Richmond. The plan of reorganization and stock offering is also filed as an exhibit to First Mutual of Richmond-MHC’s application filed with the Federal Reserve Board, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of reorganization and stock offering is also an exhibit to our registration statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Reorganization and Offering

Our board of directors decided at this time to convert to a public stock form of ownership and conduct the offering in order to increase our capital position. Completing the offering is necessary for us to continue to grow and execute our business strategy.

Our primary reasons for converting and raising additional capital through the offering are to:

•	Enhance our capital base to support continued growth on a prudent basis. We intend to continue to grow our franchise, both organically and through strategic transactions as opportunities arise, on a prudent basis. While we currently exceed all regulatory capital requirements, the offering proceeds will strengthen our capital position and support our planned growth;

•	Offer our customers, employees and directors an equity ownership interest in First Bank Richmond. We believe that offering stock to our depositors will provide them with an economic interest in our future success should they decide to invest. The offering will also further enable us to attract and retain directors, management and employees through various stock-based benefit plans, including an employee stock ownership plan and one or more equity incentive plans;

•	Support our local communities through establishing and funding a charitable foundation. The contribution to the charitable foundation will complement our existing charitable activities, and should enable the communities that we serve to share in our long-term growth; and

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•	Facilitate future mergers and acquisitions, if available, on a prudent basis. Although we do not currently have any understandings or agreements regarding any specific transactions, the additional capital raised in the offering may be used to finance mergers with, and acquisitions of, other financial institutions, asset portfolios and branch offices when and if attractive opportunities arise

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of December 31, 2018, First Bank Richmond was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Federal Reserve Board, Indiana Department of Financial Institutions or Federal Deposit Insurance Corporation to raise capital.

Approvals Required — Plan of Reorganization and Stock Offering

The affirmative vote of a majority of the total eligible votes of the members of First Mutual of Richmond-MHC as of [VRD] is required to approve the plan of reorganization and stock offering. By their approval of the plan of reorganization and stock offering, the members of First Mutual of Richmond-MHC (comprised of depositors and certain borrowers of First Bank Richmond) will also be approving the merger of First Mutual of Richmond-MHC into Richmond Mutual Bancorporation-Delaware. The plan of reorganization and stock offering also must be approved by the Federal Reserve Board, which has given its conditional approval; however, this approval does not constitute a recommendation or endorsement of the plan of reorganization and stock offering by such agency.

Effects of the Reorganization on Depositors, Borrowers and Members

Continuity. While the reorganization is being accomplished, the normal business of First Bank Richmond of accepting deposits and making loans will continue without interruption. First Bank Richmond will continue to be an Indiana chartered commercial bank regulated by the Indiana Department of Financial Institutions. See “How We Are Regulated.” After the reorganization, First Bank Richmond will continue to offer existing services to depositors, borrowers and other customers. The directors and executive officers serving Richmond Mutual Bancorporation-Delaware at the time of the reorganization will be the directors and executive officers of Richmond Mutual Bancorporation-Maryland after the reorganization.

Effect on Deposit Accounts. Pursuant to the plan of reorganization and stock offering, each depositor of First Bank Richmond at the time of the reorganization will automatically continue as a depositor after the reorganization, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the reorganization. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the reorganization. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from First Bank Richmond will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the reorganization.

Effect on Voting Rights of Members. At present, all depositors and certain borrowers of First Bank Richmond are members of, and have voting rights in, First Mutual of Richmond-MHC as to all matters requiring membership action. Upon completion of the reorganization, depositors and those certain borrowers will cease to be members of First Mutual of Richmond-MHC and will no longer have voting rights, unless they purchase shares of Richmond Mutual Bancorporation-Maryland’s common stock. Upon completion of the reorganization, all voting rights in First Bank Richmond will be vested in Richmond Mutual Bancorporation-Maryland as the sole shareholder of First Bank Richmond. The shareholders of Richmond Mutual Bancorporation-Maryland will possess exclusive voting rights with respect to Richmond Mutual Bancorporation-Maryland common stock.

Tax Effects. We have received an opinion of counsel or a tax advisor with regard to the federal and state income tax consequences of the reorganization to the effect that the reorganization will not be a taxable transaction for federal or state income tax purposes to First Mutual of Richmond-MHC, Richmond Mutual Bancorporation-Delaware, members of First Mutual of Richmond-MHC, Eligible Account Holders, Supplemental Eligible Account Holders, or First Bank Richmond. See “- Material Income Tax Consequences.”

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Effect on Liquidation Rights. Each depositor in First Bank Richmond has both a deposit account in First Bank Richmond and a pro rata ownership interest in the net worth of First Mutual of Richmond-MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of First Mutual of Richmond-MHC and First Bank Richmond. Any depositor who opens a deposit account obtains a pro rata ownership interest in First Mutual of Richmond-MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of First Mutual of Richmond-MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that First Mutual of Richmond-MHC and First Bank Richmond are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of First Mutual of Richmond-MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of reorganization and stock offering, however, depositors will receive rights in a liquidation account maintained by Richmond Mutual Bancorporation-Maryland representing the amount of First Mutual of Richmond-MHC’s ownership interest in Richmond Mutual Bancorporation-Delaware’s total shareholders’ equity as of the date of the latest statement of financial condition used in this prospectus. Richmond Mutual Bancorporation-Maryland shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Account Holders who continue to maintain deposits in First Bank Richmond. The liquidation account is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Richmond Mutual Bancorporation-Maryland and First Bank Richmond. Specifically, in the unlikely event that Richmond Mutual Bancorporation-Maryland and First Bank Richmond were to liquidate after the reorganization, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of December 31, 2017 and [SERD] of the liquidation account maintained by Richmond Mutual Bancorporation-Maryland. Also, in a complete liquidation of both entities, or of just First Bank Richmond, when Richmond Mutual Bancorporation-Maryland has insufficient assets to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and First Bank Richmond has positive net worth, First Bank Richmond shall immediately pay amounts necessary to fund Richmond Mutual Bancorporation-Maryland’s remaining obligations under the liquidation account maintained by Richmond Mutual Bancorporation-Maryland. The plan of reorganization and stock offering also provides that if Richmond Mutual Bancorporation-Maryland is completely liquidated or sold apart from a sale or liquidation of First Bank Richmond, then the rights of Eligible Account Holders and Supplemental Account Holders in the liquidation account maintained by Richmond Mutual Bancorporation-Maryland shall be surrendered and treated as a liquidation account in First Bank Richmond (the “bank liquidation account”) and depositors shall have an equivalent interest in the bank liquidation account and the same rights and terms as the liquidation account maintained by Richmond Mutual Bancorporation-Maryland.

Pursuant to the plan of reorganization and stock offering, after three years from the date of reorganization and upon the written request of the Federal Reserve Board, Richmond Mutual Bancorporation-Maryland will eliminate or transfer the liquidation account it maintains and the interests in such account to First Bank Richmond and the liquidation account maintained by Richmond Mutual Bancorporation-Maryland shall thereupon become the bank liquidation account maintained by First Bank Richmond and not subject in any manner to the claims of Richmond Mutual Bancorporation-Maryland’s creditors. Also, under the rules and regulations of the Federal Reserve Board, no post-reorganization merger, consolidation, or similar combination or transaction with another depository institution in which Richmond Mutual Bancorporation-Maryland or First Bank Richmond is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation accounts maintained by Richmond Mutual Bancorporation-Maryland or First Bank Richmond, as the case may be, would be assumed by the surviving institution. See “- Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of reorganization and stock offering and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $100,000 and up to $10,000 for expenses and an additional $10,000 for each valuation update, as necessary. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

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The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of Richmond Mutual Bancorporation-Delaware. RP Financial also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our primary market area;

•	pertinent historical, financial and other information relating to First Bank Richmond;

•	a comparative evaluation of our operating and financial statistics with those of other financial institutions;

•	the impact of the offering on our stockholders' equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial considered comparable to Richmond Mutual Bancorporation-Maryland under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Richmond Mutual Bancorporation-Maryland also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial limited the peer group companies to institutions located in the all regions of the United States, except the Western Region, with assets between $500 million and $2.0 billion, tangible equity-to-assets ratios of less than 15% and core return on average equity ratios of less than 10%.

The independent valuation considered the pro forma effect of the offering. Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Richmond Mutual Bancorporation-Maryland with the peer group. RP Financial made a slight upward adjustment for financial condition, a slight downward adjustment for profitability growth, market area and viability of earnings, a slight downward adjustment for primary market area and made no adjustments for: (i) asset growth: (ii) dividends; (iii) liquidity of the shares; (iv) marketing of the issue; (v) management; and (vi) effect of government regulations and regulatory reform. The slight upward adjustment applied for financial condition took into consideration Richmond Mutual Bancorporation-Maryland’s higher pro forma capital position and interest-earning assets/interest bearing liabilities ratio, similar earning asset structure, similar funding composition and favorable credit risk position in terms of levels of non-performing assets relative to the comparable peer group measures. The slight downward adjustment applied for profitability, growth and viability of earnings took into consideration Richmond Mutual Bancorporation-Maryland’s lower pro forma return on equity, similar levels of return on average assets, expense coverage and efficiency ratio, a higher level of operating expenses and higher level of net interest income relative to the comparable peer group measures. The slight downward adjustment for primary market area took into account the smaller population base, slower growth characteristics and lower income levels of Richmond Mutual Bancorporation-Maryland’s headquarters county relative to the comparable peer group measures.

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Included in RP Financial’ independent valuation were certain assumptions as to the pro forma earnings of Richmond Mutual Bancorporation-Maryland after the reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 1.86% and purchases in the open market of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price. The independent valuation also took into account the consolidation of First Mutual of Richmond-MHC. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that at February 8, 2019, the estimated pro forma market value of Richmond Mutual Bancorporation-Maryland was $103.5 million (inclusive of the shares to be contributed to the charitable foundation). Based on applicable regulations, this market value forms the midpoint of a range with a minimum of $88.7 million and a maximum of $118.3 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by offering price of $10.00 per share. The number of shares offered will be equal to the aggregate offering price of the shares divided by the $10.00 price per share. Based on the valuation range and the $10.00 offering price per share, the minimum of the offering range is 8,372,500 shares, the midpoint of the offering range is 9,850,000 shares and the maximum of the offering range is 11,327,500 shares.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $135.3 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range, to up to 13,026,625 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed. See “- Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 13,026,625 shares.

The board of directors of Richmond Mutual Bancorporation-Maryland reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	a comparison of financial performance ratios of Richmond Mutual Bancorporation-Delaware (on a consolidated basis with First Bank Richmond) to those of other financial institutions of similar size; and

•	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and the board believes that these assumptions were reasonable. The offering range may be amended with the approval of the Federal Reserve Board, if required, as a result of subsequent developments in the financial condition of (on a consolidated basis with First Bank Richmond)or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Richmond Mutual Bancorporation-Maryland to less than $88.7 million or more than $135.3 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Richmond Mutual Bancorporation-Maryland’s registration statement.

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The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Richmond Mutual Bancorporation-Delaware (on a consolidated basis with First Bank Richmond) as a going concern and should not be considered as an indication of the liquidation value of Richmond Mutual Bancorporation-Delaware. Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the offering range to more than $130.3 million, or a decrease in the minimum of the offering range to less than $83.7 million, then, after consulting with the Federal Reserve Board, we may terminate the plan of reorganization and stock offering, cancel deposit account withdrawal authorizations and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board in order to complete the offering. In the event that a resolicitation is commenced due to a change in the independent valuation, all funds submitted for subscriptions will be promptly returned to investors, with interest at [•]% per annum from the date the stock order was received, and investors will be given the opportunity to place a new order for a period of time. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or [Date 4], 2021.

An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Richmond Mutual Bancorporation-Maryland’s pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Richmond Mutual Bancorporation-Maryland’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report prepared by RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the corporate offices of First Bank Richmond and as specified under “Where You Can Find Additional Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial confirms to us and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Richmond Mutual Bancorporation -Maryland at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal regulators; or take such other actions as permitted in order to complete the offering.

Subscription Offering and Subscription Rights

In accordance with the plan of reorganization and stock offering, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of reorganization and stock offering and as described below under “—Additional Limitations on Common Stock Purchases.”

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Priority 1: Eligible Account Holders. Each First Bank Richmond depositor with an aggregate deposit account balance of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2017 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $300,000 (30,000 shares) of our common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase and ownership limitations. See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2017. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of First Bank Richmond or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding December 31, 2017.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee stock benefit plans (other than our 401(k) plan) will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock sold in the offering and contributed to the charitable foundation. As a tax-qualified employee stock benefit plan, our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees and with the approval of the Federal Reserve Board, the employee stock ownership plan may elect to purchase shares in the open market following the completion of the reorganization. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization and stock offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each First Bank Richmond depositor, other than directors and executive officers of First Bank Richmond or Richmond Mutual Bancorporation-Delaware, with a Qualifying Deposit at the close of business on [SERD] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of: (i) $300,000 (30,000 shares) of common stock; (ii) one-tenth of one percent of the total number of shares of common stock issued in the offering; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be offered by a fraction, the numerator of which is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase and ownership limitations. See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at [SERD]. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

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Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of First Bank Richmond as of the close of business on [VRD] who is not an Eligible Account Holder or Supplemental Eligible Account Holder and each borrower of First Bank Richmond as of October 16, 1997 whose borrowings remained outstanding on [VRD] (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of $300,000 (30,000 shares) of common stock or one-tenth of one percent of the total number of shares of common stock issued in the offering, subject to the overall purchase and ownership limitations. See “- Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Any remaining shares will be allocated among Other Members in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all applicable accounts in which he or she had an ownership interest at [VRD]. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on [Date 1], 2019, unless extended by us for up to 45 days. This extension may be made without notice to you, except that extensions beyond [Date 2], 2019 will require the approval of the Federal Reserve Board and a resolicitation of subscribers in the offering. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void. Subscription rights will expire whether or not each eligible depositor can be located.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we expect to offer shares pursuant to the plan of reorganization and stock offering to members of the general public in a community offering. Shares would be offered with a preference to natural persons (including trusts of natural persons) residing in Wayne, Fayette, Henry, Randolph, Shelby and Union counties, Indiana and Darke, Franklin, Miami, Preble and Shelby counties, Ohio, and then to other members of the general public.

Purchasers in the community offering may purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase and ownership limitations. See “- Additional Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the accepted orders of purchasers residing in Wayne, Fayette, Henry, Randolph, Shelby and Union counties, Indiana and Darke, Franklin, Miami, Preble and Shelby counties, Ohio, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons residing in the areas listed above whose orders remain unsatisfied on an equal number of shares basis per order. In the event of an oversubscription among members of the general public, these same allocation procedures will also apply. In connection with the allocation process, unless the Federal Reserve Board permits otherwise, orders received for Richmond Mutual Bancorporation-Maryland common stock in the community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

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The term “residing” or “resident” as used in this prospectus with respect to Wayne, Fayette, Henry, Randolph, Shelby and Union counties, Indiana and Darke, Franklin, Miami, Preble and Shelby counties, Ohio means any person who occupies a dwelling within the local community, has a present intent to remain within such community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that this presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records, or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering. Richmond Mutual Bancorporation-Maryland may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [Date 2], 2019, in which case we will resolicit purchasers in the offering.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock. If a syndicated community offering is held, KBW will serve as sole manager and will assist us in selling our common stock on a best efforts basis. In such capacity, KBW may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase and ownership limitations. See “- Additional Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Federal Reserve Board permits otherwise, accepted orders for Richmond Mutual Bancorporation-Maryland common stock in the syndicated community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated. Unless the syndicated community offering begins during the community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

Order forms will be used to purchase shares of common stock in the syndicated community offering. Investors in the syndicated community offering must use a stock order form; however, payment must be made in immediately available funds (bank checks, money orders or deposit account withdrawal from accounts at First Bank Richmond). Investors in the syndicated community offering may also wire payment for their subscription directly to First Bank Richmond. Please call our Stock Information Center at (___) ___-____ to speak to a representative of KBW for wire transfer instructions. See also "– Procedure for Purchasing Shares in the Subscription and Community Offerings."

If for any reason we cannot affect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve Board and Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of reorganization and stock offering includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(1)	No individual, or group of individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than $300,000 (30,000 shares) in the offering;

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(2)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $400,000 (40,000 shares) of common stock in all categories of the offering combined;

(3)	Tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering and contributed to the charitable foundation, including shares issued upon an increase in the offering range of up to 15%;

(4)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase; and

(5)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of First Bank Richmond and their associates, in the aggregate, may not exceed 25% of the shares of Richmond Mutual Bancorporation-Maryland common stock outstanding upon completion of the reorganization.

Depending upon market or financial conditions, our board of directors, with the approval of the Federal Reserve Board and without further approval of members of First Mutual of Richmond-MHC, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, this limitation may be further increased to 9.99%, provided that orders for Richmond Mutual Bancorporation-Maryland common stock exceeding 5% of the shares issued in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range to up to 13,026,625 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of reorganization and stock offering:

(1)	if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities;

(2)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock sold in the offering and contributed to the charitable foundation;

(3)	if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(4)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons residing in Wayne, Fayette, Henry, Randolph, Shelby and Union counties in the state of Indiana, and Darke, Franklin, Miami, Preble and Shelby counties in the state of Ohio, and then to members of the general public.

The term “associate” of a person means:

(1)	any corporation or organization (other than First Mutual of Richmond-MHC, Richmond Mutual Bancorporation-Delaware, First Bank Richmond or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or beneficial owner, directly or indirectly, of 10% or more of any equity security;

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(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, that for the purposes of subscriptions in the offering and restrictions on the sale of stock after the reorganization, the term “associate” does not include a person who has a substantial beneficial interest in an employee stock benefit plan of First Bank Richmond, or who is a trustee or fiduciary of such plan, and for purposes of aggregating total shares that may be held by officers and directors of Richmond Mutual Bancorporation-Maryland or First Bank Richmond the term “associate” does not include any tax-qualified employee stock benefit plan of First Bank Richmond or Richmond Mutual Bancorporation-Maryland; and

(3)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Richmond Mutual Bancorporation-Maryland, First Mutual of Richmond-MHC, Richmond Mutual Bancorporation-Delaware or First Bank Richmond.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons exercising subscription rights through a single qualifying deposit account held jointly, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Richmond Mutual Bancorporation-Maryland or First Bank Richmond and except as described below. Any purchases made by any associate of Richmond Mutual Bancorporation-Maryland or First Bank Richmond for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of reorganization and thereafter, see “- Certain Restrictions on Purchase or Transfer of Our Shares after Reorganization” and “Restrictions on Acquisition of Richmond Mutual Bancorporation-Maryland.”

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and KBW.

To assist in the marketing of the common stock, we have retained KBW, which is a broker-dealer registered with the Financial Industry Regulatory Authority. In its role as financial advisor, KBW will:

(1)	provide advice on the financial and securities market implications of the plan of reorganization and stock offering and any related corporate documents, including the plan of reorganization and offering;

(2)	assist in structuring and marketing the offering;

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(3)	serve as sole bookrunning manager in connection with the offering;

(4)	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

(5)	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

(6)	assist us in analyzing proposals from outside vendors retained in connection with the offering, as needed;

(7)	assist us in the drafting of press releases as required or appropriate in connection with the offering; and

(8)	provide any other required financial advisory and investment banking services in connection with the reorganization and offering as may be agreed upon by us and KBW.

For these services, KBW will receive a management fee of $25,000 and a success fee of 1.00% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares purchased by the employee stock ownership plan, our tax-qualified or stock-based compensation or similar plans, or any shares contributed to the charitable foundation. The management fee, which has already been paid and is non-refundable, will be credited against the success fee payable upon the consummation of the reorganization and offering. In connection with the subscription offering, if, as a result of any resolicitation of subscribers, KBW reasonably determines that it is required or requested to provide significant services, KBW will be entitled to additional compensation for these services not to exceed $25,000.

The plan of reorganization and stock offering provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by KBW. In such capacity, KBW may form a syndicate of other broker-dealers. Neither KBW nor any other registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, KBW has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, KBW will receive a fee not to exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The success fee described above will be credited against the fees payable with respect to a syndicated community offering. Of this amount, KBW will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse KBW for its reasonable out-of-pocket expenses associated with its marketing efforts, not to exceed $25,000. In addition, we will reimburse KBW for fees and expenses of its counsel not to exceed $125,000. The reasonable out-of-pocket expenses of KBW and the fees and expenses of its counsel may be increased by an additional $10,000 and $15,000, respectively, in the event of a delay, resolicitation or other unusual circumstance with the offerings. If the plan of reorganization and stock offering is terminated or if KBW’s engagement is terminated in accordance with the provisions of the agreement, KBW will only receive reimbursement of its reasonable out-of-pocket expenses and the management fee, and will return any amounts paid or advanced by us in excess of these amounts.

We will indemnify KBW against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933, as amended.

KBW has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. KBW expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

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Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, so as to permit officers and directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock. KBW will solicit orders and conduct sales of the common stock of Richmond Mutual Bancorporation-Maryland in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock. The offering will also comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934, as amended.

We have also engaged KBW to act as our records agent in connection with the offering. In its role as records agent, KBW will provide, among others, the following services (i) consolidate accounts having the same ownership and separate the consolidated file information into necessary groupings to satisfy mailing requirements; (ii) create the master file of account holders; (iii) provide software for the operation of the Stock Information Center, including subscription management and proxy solicitation efforts; (iv) assist our financial printer with the imprinting of proxy materials for voting and subscribing for stock; (v) provide support for any follow-up mailings to members, as needed, including proxy grams and additional solicitation materials; (vi) proxy tabulation; (vii) assist the Inspector of Election for the special meeting of members, if requested; (viii) establish and manage the Stock Information Center; (ix) provide supporting account information to our legal counsel for “blue sky” research and applicable registration; (x) assist our transfer agent with the generation and mailing of stock ownership statements; and (xi) perform interest and refund calculations and provide a file to enable us to generate interest and refund checks.

For these services, KBW will receive a fee of $25,000. Of this fee for serving as records agent, $10,000 was paid on the signing of the engagement letter with the remainder to be paid upon completion of the offering. In the event of any material changes in applicable regulations or the plan of reorganization and stock offering, or delays requiring duplicate or replacement processing due to changes to the record dates, an additional fee not to exceed $10,000 may also be due to KBW. We also will reimburse KBW for its reasonable out-of-pocket expenses associated with its acting as records agent up to a maximum of $5,000. We will indemnify KBW against liabilities and expenses (including legal fees) related to or arising out of KBW’s engagement and performance of services as our records agent.

Offering Deadline

The subscription and community offerings will expire at 2:00 p.m., Eastern Time, on [Date 1], 2019, unless extended, without notice to you, for up to 45 days. Any extension of the offerings beyond [Date 2], 2019 would require the Federal Reserve Board’s approval. If the offering is extended beyond [Date 2], 2019 we will resolicit subscribers. Subscribers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a subscriber does not respond during the resolicitation period, his or her stock order will be cancelled and his or her (i) deposit account withdrawal authorizations will be cancelled or (ii) funds submitted will be returned promptly with interest at [•]% from the date the stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond [Date 4], 2021, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at [•]% from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.

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In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by KBW or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by KBW or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Use of Stock Order Forms. In order to purchase shares of common stock in the offering, you must properly complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 2:00 p.m., Eastern Time, [Date 1], 2019. We will not accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address indicated for that purpose on the stock order form, or by hand delivery to First Bank Richmond’s office located at 20 North 9th Street, Richmond, Indiana. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

Regardless of postmarks or the length of time you may allow for USPS delivery of your order, your order will be rejected if it is not received by the due date, [Date 1], 2019. We encourage you to consider in-person or overnight delivery of your stock order form to increase the likelihood your order will be received before the deadline.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and stock offering and of the acceptability of the stock order forms will be final.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by First Bank Richmond, Richmond Mutual Bancorporation-Maryland or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933, as amended. We have the right to reject any stock order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization and stock offering.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed original order forms for the purchase to be valid. You may not submit cash or wire transfers. Payment for shares may be made by:

(1)	personal check, bank check or money order, made payable to “Richmond Mutual Bancorporation, Inc.”; or

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(2)	authorization of withdrawal from the types of First Bank Richmond deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at First Bank Richmond are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current regular savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed, placed in a segregated account at First Bank Richmond and will earn interest calculated at [•]% from the date payment is processed until the offering is completed or terminated, at which time a subscriber will be issued a check for interest earned.

You may not designate withdrawal from accounts at First Bank Richmond with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your account. Additionally, you may not remit First Bank Richmond line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to First Bank Richmond. You may not designate on your stock order form a direct withdrawal from a First Bank Richmond retirement account. See "– Using Retirement Account Funds to Purchase Shares" for information on using such funds. Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [Date 2], 2019, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit First Bank Richmond from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the reorganization. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Richmond Mutual Bancorporation-Maryland to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds to Purchase Shares

If you are interested in using funds in your IRA or other retirement account to purchase shares of common stock, you must do so through an account offered by a custodian that can hold common stock. By regulation, First Bank Richmond’s retirement accounts are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a retirement account held at First Bank Richmond, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the IRA custodian of your choice. You may, but are under no obligation to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates as your IRA or other retirement account custodian. If you do purchase shares of Richmond Mutual Bancorporation-Maryland common stock using funds from a KBW, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates IRA account, you acknowledge that KBW, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRA accounts, KBW, Stifel, Nicolaus & Company, Incorporated and Century Securities Associates do not receive additional fees or compensation as a result of the purchase of Richmond Mutual Bancorporation-Maryland common stock through a KBW, Stifel, Nicolaus & Company, Incorporated or Century Securities Associates IRA or retirement account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at First Bank Richmond or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the [Date 1], 2019 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

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Delivery of Shares of Common Stock

All shares of Richmond Mutual Bancorporation-Maryland common stock being sold will be in book entry form. Paper stock certificates will not be issued. Information regarding shares of common stock sold in the subscription and community offerings will be mailed by regular mail to the persons entitled thereto at the registration address noted on the stock order form, as soon as practicable following completion of the reorganization and offering. It is possible that, until this information is delivered, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization and stock offering, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization and stock offering reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Federal Reserve Board regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When registering your stock purchase on the stock order form, you cannot add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. In addition, the stock order form requires that you list all eligible accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the reorganization or offering, please call our Stock Information Center at 1-(877) ___-____ to speak to a representative of KBW. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

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Liquidation Rights

Liquidation prior to the reorganization. In the unlikely event of a complete liquidation of First Bank Richmond prior to the reorganization, all claims of creditors of First Mutual of Richmond-MHC, Richmond Mutual Bancorporation-Delaware and First Bank Richmond, including those of depositors of First Bank Richmond (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets remaining, these assets would be distributed to the depositor members of First Mutual of Richmond-MHC (i.e., the depositors of First Bank Richmond) pro rata, based upon the deposit balances in their deposit account in First Bank Richmond immediately prior to liquidation.

Liquidation following the reorganization. In the unlikely event that Richmond Mutual Bancorporation-Maryland and First Bank Richmond were to liquidate after the reorganization, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by Richmond Mutual Bancorporation-Maryland pursuant to the plan of reorganization and stock offering to certain depositors, with any assets remaining thereafter distributed to Richmond Mutual Bancorporation-Maryland as the holder of First Bank Richmond capital stock.

The plan of reorganization and stock offering provides for the establishment, upon the completion of the reorganization, of a “liquidation account” by Richmond Mutual Bancorporation-Maryland for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to First Mutual of Richmond-MHC’s ownership interest in the total shareholder’s equity of Richmond Mutual Bancorporation-Delaware as of the date of its latest balance sheet contained in this prospectus. The plan of reorganization and stock offering also provides that Richmond Mutual Bancorporation-Maryland shall cause the establishment of a bank liquidation account to be maintained by First Bank Richmond.

The liquidation account to be established by Richmond Mutual Bancorporation-Maryland is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of Richmond Mutual Bancorporation-Maryland and First Bank Richmond. Specifically, in the unlikely event that Richmond Mutual Bancorporation-Maryland and First Bank Richmond were to completely liquidate after the reorganization, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation account maintained by Richmond Mutual Bancorporation-Maryland. In a liquidation of both entities, or of First Bank Richmond, when Richmond Mutual Bancorporation-Maryland has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and First Bank Richmond has positive net worth, First Bank Richmond shall pay amounts necessary to fund Richmond Mutual Bancorporation-Maryland’s remaining obligations under the liquidation account maintained by Richmond Mutual Bancorporation-Maryland. The plan of reorganization also provides that if Richmond Mutual Bancorporation-Maryland is sold or liquidated apart from a sale or liquidation of First Bank Richmond, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by Richmond Mutual Bancorporation-Maryland shall be surrendered and treated as a bank liquidation account maintained by First Bank Richmond.

Pursuant to the plan of reorganization and stock offering, after three years from the date of reorganization and upon the written request of the Federal Reserve Board, Richmond Mutual Bancorporation-Maryland will eliminate or transfer the liquidation account it maintains and the interests in such account to First Bank Richmond and the liquidation account maintained by Richmond Mutual Bancorporation-Maryland shall thereupon become the bank liquidation account maintained by First Bank Richmond and not be subject in any manner or amount to Richmond Mutual Bancorporation-Maryland’s creditors.

Also, under the rules and regulations of the Federal Reserve Board, no post-reorganization merger, consolidation, or similar combination or transaction with another depository institution in which Richmond Mutual Bancorporation-Maryland or First Bank Richmond is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation accounts maintained by Richmond Mutual Bancorporation-Maryland or First Bank Richmond, as the case may be, would be assumed by the surviving institution.

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Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account maintained by Richmond Mutual Bancorporation-Maryland for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in First Bank Richmond on December 31, 2017 or [SERD]. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account maintained by Richmond Mutual Bancorporation-Maryland for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2017 or [SERD] bears to the balance of all deposit accounts in First Bank Richmond on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the reorganization, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2017, or [SERD] or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and the interest will cease to exist if the deposit account is closed. In addition, no interest in the liquidation accounts maintained by Richmond Mutual Bancorporation-Maryland or First Bank Richmond, as the case may be, would ever be increased despite any subsequent increase in the related deposit account. The liquidation accounts maintained by Richmond Mutual Bancorporation-Maryland and First Bank Richmond reduce in amount corresponding to the reduction in the deposit account balances of eligible accountholders and supplemental eligible accountholders, as applicable, subsequent to the eligibility record date or supplemental eligibility record date, as applicable. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Richmond Mutual Bancorporation-Maryland as the sole shareholder of First Bank Richmond.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Federal Reserve Board that is consistent with the purposes of the plan of reorganization and stock offering and applicable law, regulations and policies, it is intended that the reorganization will be effected through various mergers. Completion of the offering is conditioned upon the prior receipt of an opinion of counsel or a tax advisor with respect to federal and Indiana tax laws to the effect that no gain or loss will be recognized by First Mutual of Richmond-MHC, Richmond Mutual Bancorporation-Delaware or First Bank Richmond as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We have received an opinion from Silver, Freedman, Taff & Tiernan LLP as to the federal tax consequences of the reorganization. We have also received an opinion from BKD LLP to the effect that, more likely than not, the income tax consequences under Indiana law of the offering are not materially different than for federal income tax purposes.

Silver, Freedman, Taff & Tiernan LLP has issued an opinion to us that for federal income tax purposes:

(a)	The merger of First Mutual of Richmond-MHC with and into Richmond Mutual Bancorporation-Delaware will qualify as a tax free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

(b)	The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ voting and liquidation rights in First Mutual of Richmond-MHC for liquidation interests in Richmond Mutual Bancorporation-Delaware in the merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

(c)	First Mutual of Richmond-MHC will not recognize any gain or loss on the transfer of its assets to Richmond Mutual Bancorporation-Delaware and Richmond Mutual Bancorporation-Delaware’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in Richmond Mutual Bancorporation-Delaware or on the constructive distribution of such liquidation interests to the members of First Mutual of Richmond-MHC who are Eligible Account Holders or Supplemental Eligible Account Holders of First Bank Richmond. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

(d)	No gain or loss will be recognized by Richmond Mutual Bancorporation-Delaware upon the receipt of the assets of First Mutual of Richmond-MHC in the merger in exchange for the constructive transfer of liquidation interests in Richmond Mutual Bancorporation-Delaware to the members of First Mutual of Richmond-MHC who are Eligible Account Holders and Supplemental Eligible Account Holders. (Section 1032(a) of the Internal Revenue Code)

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(e)	Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in Richmond Mutual Bancorporation-Delaware in exchange for their voting and liquidation rights in First Mutual of Richmond-MHC. (Section 354(a) of the Internal Revenue Code)

(f)	The basis of the assets of First Mutual of Richmond-MHC to be received by Richmond Mutual Bancorporation-Delaware in the merger will be the same as the basis of such assets in the hands of First Mutual of Richmond-MHC immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code)

(g)	The holding period of the assets of First Mutual of Richmond-MHC to be received by Richmond Mutual Bancorporation-Delaware in the merger will include the holding period of those assets in the hands of First Mutual of Richmond-MHC immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code)

(h)	The merger of Richmond Mutual Bancorporation-Delaware with and into Richmond Mutual Bancorporation-Maryland will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

(i)	The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Richmond Mutual Bancorporation-Delaware for interests in the liquidation account of Richmond Mutual Bancorporation-Maryland will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

(j)	Richmond Mutual Bancorporation-Delaware will not recognize any gain or loss on the transfer of its assets to Richmond Mutual Bancorporation-Maryland and Richmond Mutual Bancorporation-Maryland’s assumption of its liabilities in the merger pursuant to which Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the liquidation account of Richmond Mutual Bancorporation-Maryland in exchange for their liquidation interests in Richmond Mutual Bancorporation-Delaware. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code)

(k)	No gain or loss will be recognized by Richmond Mutual Bancorporation-Maryland upon the receipt of the assets of Richmond Mutual Bancorporation-Delaware in the merger. (Section 1032(a) of the Internal Revenue Code)

(l)	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Richmond Mutual Bancorporation-Delaware for interests in the liquidation account of Richmond Mutual Bancorporation-Maryland. (Section 354 of the Internal Revenue Code)

(m)	The basis of the assets of Richmond Mutual Bancorporation-Delaware to be received by Richmond Mutual Bancorporation-Maryland in the merger will be the same as the basis of those assets in the hands of Richmond Mutual Bancorporation-Delaware immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code)

(n)	The holding period of the assets of Richmond Mutual Bancorporation-Delaware to be received by Richmond Mutual Bancorporation-Maryland in the merger will include the holding period of those assets in the hands of Richmond Mutual Bancorporation-Delaware immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code)

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(o)	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Richmond Mutual Bancorporation-Maryland common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Richmond Mutual Bancorporation-Maryland common stock. (Section 356(a) of the Internal Revenue Code) Gain, if any, realized by these account holders and members will not exceed the fair market value of the subscription rights distributed. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights.

(p)	It is more likely than not that the fair market value of the benefit provided by the liquidation account of First Bank Richmond supporting the payment of the liquidation account of Richmond Mutual Bancorporation-Maryland in the event Richmond Mutual Bancorporation-Maryland lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Richmond Mutual Bancorporation-Maryland or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the liquidation account of First Bank Richmond or the deemed distribution to Richmond Mutual Bancorporation-Maryland for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders of rights in, or deemed distribution to Eligible Account Holders and Supplemental Eligible Account Holders of rights, in the liquidation account of First Bank Richmond in the merger. (Section 356(a) of the Internal Revenue Code)

(q)	It is more likely than not that the basis of the Richmond Mutual Bancorporation-Maryland common stock purchased in the offering through the exercise of nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code)

(r)	The holding period of the Richmond Mutual Bancorporation-Maryland common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire this stock was exercised. (Section 1223(5) of the Internal Revenue Code)

(s)	No gain or loss will be recognized by Richmond Mutual Bancorporation-Maryland on the receipt of money in exchange for Richmond Mutual Bancorporation-Maryland common stock sold in the offering. (Section 1032 of the Internal Revenue Code)

The tax opinion as to items (o) and (q) above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Silver, Freedman, Taff & Tiernan LLP noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Silver, Freedman, Taff & Tiernan LLP believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial stating its belief that the subscription rights do not have any ascertainable market value and that the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price that will be paid by members of the general public in any community offering.

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The tax opinion as to item (p) above is based on the position that the benefit provided by the First Bank Richmond liquidation account supporting the payment, without duplication, of the liquidation account of Richmond Mutual Bancorporation-Maryland in the event Richmond Mutual Bancorporation-Maryland lacks sufficient net assets has a fair market value of zero. We understand that: (i) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under either liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in First Bank Richmond are reduced; and (iv) the First Bank Richmond liquidation account payment obligation arises only if Richmond Mutual Bancorporation-Maryland lacks sufficient net assets to fund the liquidation account maintained by Richmond Mutual Bancorporation-Maryland.

In addition, we have received a letter from RP Financial stating its belief that the benefit provided by the First Bank Richmond liquidation account supporting the payment of the liquidation account maintained by Richmond Mutual Bancorporation-Maryland in the event Richmond Mutual Bancorporation-Maryland lacks sufficient net assets does not have any economic value at the time of the merger of Richmond Mutual Bancorporation-Delaware and Richmond Mutual Bancorporation-Maryland. Based on the foregoing, Silver, Freedman, Taff & Tiernan LLP believes it is more likely than not that such rights in the First Bank Richmond liquidation account have no value. If these rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of the fair market value as of the date of the merger of Richmond Mutual Bancorporation-Delaware and Richmond Mutual Bancorporation-Maryland.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and these authorities may disagree with the opinions. In the event of a disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Richmond Mutual Bancorporation-Maryland’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after the Reorganization

All shares of common stock purchased in the offering by a director or an executive officer of First Bank Richmond generally may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. We will provide our transfer agent with instructions to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Richmond Mutual Bancorporation-Maryland also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plans or through any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

Federal Reserve Board regulations prohibit Richmond Mutual Bancorporation-Maryland from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases. After one year, the Federal Reserve Board does not impose any repurchase restrictions.

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FIRST BANK RICHMOND, INC. COMMUNITY FOUNDATION

General

In furtherance of our commitment to the communities in our market area, the plan of reorganization and stock offering provides that we will establish a new charitable foundation, First Bank Richmond, Inc. Community Foundation, as a non-stock, nonprofit Indiana corporation in connection with the reorganization and offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of First Bank Richmond’s community banking franchise. The reorganization and offering present us with a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation.

Purpose of the Charitable Foundation

In connection with the closing of the reorganization and stock offering, we intend to contribute a total of $6.25 million to the charitable foundation, consisting of $1.25 million of cash and $5.0 million (500,000 shares) of common stock. The purpose of the charitable foundation is to provide financial support to charitable organizations in our market areas and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us.

Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with First Bank Richmond, thereby forming a partnership within the communities in which First Bank Richmond operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Indiana law as a non-stock, nonprofit corporation. The articles of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The articles of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Garry D. Kleer, Thomas L. Holthouse and Kathryn Cruz-Uribe of First Bank Richmond and at least one other individual. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the reorganization and offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of First Bank Richmond’s directors.

The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

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The charitable foundation’s place of business will be located at our corporate offices. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable Federal Reserve Board regulations governing transactions between First Bank Richmond and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(1)	any dividends that may be paid on our shares of common stock in the future to the extent that it continues to own shares of our common stock;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our shareholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

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Regulatory Requirements Imposed on the Charitable Foundation

The Federal Reserve Board requires that, before our board of directors adopted the plan of reorganization and stock offering, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of reorganization and stock offering.

The Federal Reserve Board will generally not object if a well-capitalized financial institution contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in an offering. First Bank Richmond qualifies as a well-capitalized financial institution for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

The Federal Reserve Board imposes the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the Federal Reserve Board may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the charitable foundation must provide annually to the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

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RESTRICTIONS ON ACQUISITION OF RICHMOND MUTUAL
BANCORPORATION, INC. (MARYLAND)

Although we are not aware of any effort that might be made to obtain control of Richmond Mutual Bancorporation-Maryland after the reorganization and offering, we believe that it is appropriate to include certain provisions as part of Richmond Mutual Bancorporation-Maryland’s articles of incorporation and bylaws to protect the interests of Richmond Mutual Bancorporation-Maryland and its shareholders from takeovers which our board of directors might conclude are not in the best interests of First Bank Richmond or Richmond Mutual Bancorporation-Maryland’s shareholders.

The following discussion is a general summary of the material provisions of Richmond Mutual Bancorporation-Maryland’s articles of incorporation and bylaws, First Bank Richmond’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Richmond Mutual Bancorporation-Maryland’s articles of incorporation and bylaws are included as part of First Mutual of Richmond-MHC’s application filed with the Federal Reserve Board and Richmond Mutual Bancorporation-Maryland’s registration statement filed with the SEC. See “Where You Can Find Additional Information.”

Articles of Incorporation and Bylaws of Richmond Mutual Bancorporation-Maryland

Richmond Mutual Bancorporation-Maryland’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that may discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Richmond Mutual Bancorporation-Maryland more difficult.

Directors. The board of directors will be divided into three classes. The members of each class generally will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, the bylaws impose advance notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of shareholders can be called by the Chairman of the Board, the Chief Executive Officer, by a majority of the whole board of directors or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”) voting together as a single class.

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Authorized but Unissued Shares. After the reorganization and offering, Richmond Mutual Bancorporation-Maryland will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Richmond Mutual Bancorporation-Maryland following the Reorganization.” The articles of incorporation authorize 10,000,000 shares of serial preferred stock. Richmond Mutual Bancorporation-Maryland is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Richmond Mutual Bancorporation-Maryland that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Richmond Mutual Bancorporation-Maryland. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation generally must be approved by our board of directors and also by the holders of a majority of the outstanding shares of our voting stock; provided, however, that the articles of incorporation provide that the articles may be amended by our board of directors without a shareholder vote to change the number of shares of authorized capital stock; and provided, further, that approval by the holders of at least 80% of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class, is required to amend the following provisions:

(1)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(2)	The division of the board of directors into three staggered classes;

(3)	The filling of vacancies on the board;

(4)	The requirement that at least two-thirds of the votes eligible to be cast by shareholders must vote to remove directors, and can only remove directors for cause;

(5)	The ability of the board of directors and shareholders to amend and repeal the bylaws;

(6)	The authority of the board of directors to provide for the issuance of, and fix the terms of, serial preferred stock;

(7)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes of stock outstanding and entitled to vote thereon, notwithstanding any provision of law setting a higher vote requirement, provided that a higher vote requirement for that particular matter is not contained in the articles of incorporation;

(8)	The number of shareholders constituting a quorum;

(9)	The indemnification of current and former directors and officers, as well as employees and other agents, by Richmond Mutual Bancorporation-Maryland;

(10)	The limitation of liability of officers and directors to Richmond Mutual Bancorporation-Maryland or its shareholders for money damages;

(11)	The inability of shareholders to cumulate their votes in the election of directors;

(12)	The advance notice requirements for shareholder proposals and nominations;

(13)	The provision regarding “business combinations” with “interested shareholders” (see “Business Combinations with Interested Shareholders” below);

(14)	The provision designed to prevent greenmail (see “—Prevention of Greenmail” below); and

(15)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (1) through (14) of this list.

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The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Richmond Mutual Bancorporation-Maryland’s directors or by the shareholders by the affirmative vote of at least 80% of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class. As noted above, any amendment of this super-majority requirement for amendment of the bylaws by shareholders would also require the approval of 80% of the outstanding voting stock.

Business Combinations with Interested Shareholders. The articles of incorporation generally require the approval of the holders of at least 80% of the voting power of the then-outstanding shares of stock entitled to vote in the election of directors, voting together as a single class, to approve certain “business combinations” with an “interested shareholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Richmond Mutual Bancorporation-Maryland’s board of directors who are unaffiliated with the interested shareholder and who were directors before the time when the interested shareholder became an interested shareholder or if the proposed transaction meets certain conditions that are designed to afford the shareholders a fair price in consideration for their shares.

The term “interested shareholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Richmond Mutual Bancorporation-Maryland or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Richmond Mutual Bancorporation-Maryland.

A “business combination” includes:

•	any merger or consolidation of Richmond Mutual Bancorporation-Maryland or any of its subsidiaries with any interested shareholder or affiliate of an interested shareholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•	any sale or other disposition to or with any interested shareholder of the assets of Richmond Mutual Bancorporation-Maryland or any subsidiary with an aggregate fair market value of 25% or more of the combined assets of Richmond Mutual Bancorporation-Maryland and its subsidiaries;

•	the issuance or transfer to any interested shareholder or its affiliate by Richmond Mutual Bancorporation-Maryland (or any subsidiary) of any securities of Richmond Mutual Bancorporation-Maryland (or any subsidiary) in exchange for cash, securities or other property the aggregate fair market value of which equals or exceeds 25% of the combined assets of Richmond Mutual Bancorporation-Maryland and its subsidiaries, except pursuant to an employee benefit plan of Richmond Mutual Bancorporation-Maryland or any subsidiary;

•	the adoption of any plan for the liquidation or dissolution of Richmond Mutual Bancorporation-Maryland proposed by or on behalf of any interested shareholder or its affiliate; and

•	any reclassification of securities, recapitalization, merger or consolidation of Richmond Mutual Bancorporation-Maryland with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Richmond Mutual Bancorporation-Maryland or any subsidiary owned directly or indirectly, by an interested shareholder or its affiliate.

Prevention of Greenmail. Richmond Mutual Bancorporation-Maryland’s articles of incorporation generally prohibit Richmond Mutual Bancorporation-Maryland from acquiring any of its own equity securities from a beneficial owner of 5% or more of our voting stock unless: (i) the acquisition is approved by the holders of at least 80% of the voting power of the then-outstanding shares of stock entitled to vote in the election of directors, that is not owned by the seller, voting together as a single class; (ii) the acquisition is made as part of a tender or exchange offer by Richmond Mutual Bancorporation-Maryland or a subsidiary of Richmond Mutual Bancorporation-Maryland to purchase securities of the same class on the same terms to all holders of such securities; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the board of directors, including a majority of the directors who are unaffiliated with the seller and who were directors before the time when the seller became a 5% or greater stockholder; or (iv) the acquisition is at or below the market price of the equity securities to be purchased and is approved by a majority of the board of directors, including a majority of the directors who are unaffiliated with the seller and who were directors before the time when the seller became a 5% or greater stockholder.

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Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	10% or more but less than 33⅓%;

•	33⅓% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special shareholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any shareholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to an acquisition previously approved or exempted by a provision in the charter or bylaws of the corporation. The bylaws of Richmond Mutual Bancorporation-Maryland include a provision opting out of this provision of Maryland General Corporation Law.

Evaluation of Offers. The articles of incorporation of Richmond Mutual Bancorporation-Maryland provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Richmond Mutual Bancorporation-Maryland (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Richmond Mutual Bancorporation-Maryland and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Richmond Mutual Bancorporation-Maryland’s shareholders, including shareholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Richmond Mutual Bancorporation-Maryland and its subsidiaries and on the communities in which Richmond Mutual Bancorporation-Maryland and its subsidiaries operate or are located;

144

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Richmond Mutual Bancorporation-Maryland;

•	whether a more favorable price could be obtained for Richmond Mutual Bancorporation-Maryland’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Richmond Mutual Bancorporation-Maryland and its subsidiaries;

•	the future value of the stock or any other securities of Richmond Mutual Bancorporation-Maryland or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Richmond Mutual Bancorporation-Maryland to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of Richmond Mutual Bancorporation-Maryland’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the reorganization and offering. Our board of directors believes these provisions are in the best interests of Richmond Mutual Bancorporation-Maryland and its shareholders. Our board of directors believes that it will be in the best position to determine the true value of Richmond Mutual Bancorporation-Maryland and to negotiate more effectively for what may be in the best interests of its shareholders. Accordingly, our board of directors believes that it is in the best interests of Richmond Mutual Bancorporation-Maryland and its shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Richmond Mutual Bancorporation-Maryland and that is in the best interests of all shareholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Richmond Mutual Bancorporation-Maryland for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Richmond Mutual Bancorporation-Maryland’s assets.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, these offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.

145

Despite our belief as to the benefits to shareholders of these provisions of Richmond Mutual Bancorporation-Maryland’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. These provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Following the reorganization and offering pursuant to applicable law and, if required, following the approval by shareholders, we may adopt additional anti-takeover provisions in our articles of incorporation and bylaws or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

The cumulative effect of the restrictions on acquisition of Richmond Mutual Bancorporation-Maryland contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain shareholders of Richmond Mutual Bancorporation-Maryland may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Federal Banking Law

Under the Change in Bank Control Act, no person may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote of 10% or more of a class of voting stock where (i) the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Richmond Mutual Bancorporation-Maryland or First Bank Richmond without the Federal Reserve Board’s prior approval.

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DESCRIPTION OF CAPITAL STOCK OF RICHMOND MUTUAL
BANCORPORATION, INC. (MARYLAND)

General

Under its articles of incorporation, Richmond Mutual Bancorporation-Maryland is authorized to issue 90,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The articles of incorporation provide that they may be amended by the board of directors without a shareholder vote to change the number of authorized shares of stock. Richmond Mutual Bancorporation-Maryland currently expects to issue in the offering up to a maximum of 11,327,500 shares of common stock or 13,026,625 shares of common stock in the event that the maximum of the offering range is increased by 15%. Richmond Mutual Bancorporation-Maryland will not issue shares of preferred stock in the offering. Each share of Richmond Mutual Bancorporation-Maryland common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Richmond Mutual Bancorporation-Maryland will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Richmond Mutual Bancorporation-Maryland may pay dividends up to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and up to an amount that would not make us insolvent, as and when declared by our board of directors. The payment of dividends by Richmond Mutual Bancorporation-Maryland is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Richmond Mutual Bancorporation-Maryland will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Richmond Mutual Bancorporation-Maryland issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the reorganization and offering, the holders of common stock of Richmond Mutual Bancorporation-Maryland will have exclusive voting rights in Richmond Mutual Bancorporation-Maryland. They will elect Richmond Mutual Bancorporation-Maryland’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Richmond Mutual Bancorporation-Maryland’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Richmond Mutual Bancorporation-Maryland issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% shareholder vote.

As an Indiana state chartered commercial bank, corporate powers and control of First Bank Richmond are vested in its board of directors, who elect the officers of First Bank Richmond and who fill any vacancies on the board of directors. Voting rights of First Bank Richmond are vested exclusively in the owners of the shares of capital stock of First Bank Richmond, which will be Richmond Mutual Bancorporation-Maryland, and voted at the direction of Richmond Mutual Bancorporation-Maryland’s board of directors. Consequently, the holders of the common stock of Richmond Mutual Bancorporation-Maryland will not have direct control of First Bank Richmond.

Liquidation. In the event of any liquidation, dissolution or winding up of First Bank Richmond, Richmond Mutual Bancorporation-Maryland, as the holder of 100% of First Bank Richmond’s capital stock, would be entitled to receive all assets of First Bank Richmond available for distribution, after payment or provision for payment of all debts and liabilities of First Bank Richmond, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Richmond Mutual Bancorporation-Maryland, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Richmond Mutual Bancorporation-Maryland available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

147

Preemptive Rights. Holders of the common stock of Richmond Mutual Bancorporation-Maryland will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Richmond Mutual Bancorporation-Maryland’s authorized preferred stock will be issued as part of the offering or the reorganization. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Any issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Richmond Mutual Bancorporation-Maryland common stock will be _______________.

EXPERTS

The consolidated financial statements of Richmond Mutual Bancorporation-Delaware and its subsidiary as of December 31, 2018 and 2017, and for each year in the two-year period ended December 31, 2018 included in this prospectus and in the registration statement have been audited by BKD, LLP, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to First Bank Richmond setting forth its opinion as to the estimated pro forma market value of the Richmond Mutual Bancorporation-Maryland common stock and its letter with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock issued in the offering and the federal income tax consequences of the reorganization have been passed upon for Richmond Mutual Bancorporation-Maryland and First Bank Richmond by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C., special counsel to Richmond Mutual Bancorporation-Maryland and First Bank Richmond. The Indiana income tax consequences of the reorganization and offering have been passed upon for Richmond Mutual Bancorporation-Maryland and First Bank Richmond by BKD, LLP, Indianapolis, Indiana. Certain legal matters regarding the reorganization and the offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Luse Gorman, P.C., Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Richmond Mutual Bancorporation-Maryland has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

148

Richmond Mutual Bancorporation-Maryland and First Bank Richmond have filed applications with the Federal Reserve Board and the Indiana Department of Financial Institutions with respect to the reorganization and offering. Pursuant to the rules and regulations of the Federal Reserve Board, this prospectus omits certain information contained in such applications. To obtain a copy of non-confidential portions of the applications filed with the Federal Reserve Board or the Indiana Department of Financial Institutions, you may contact Assistant Vice President of the Federal Reserve Bank of Chicago, at (312) 322-6846 or the Indiana Department of Financial Institutions at (317) 232-3955, respectively.

A copy of the charter and bylaws of Richmond Mutual Bancorporation-Maryland is available without charge from First Bank Richmond.

REGISTRATION REQUIREMENTS

In connection with the offering, Richmond Mutual Bancorporation-Maryland will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, Richmond Mutual Bancorporation-Maryland and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Richmond Mutual Bancorporation-Maryland has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

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(1) All schedules are omitted because the required information is not applicable or included in the consolidated financial statements and related notes.

(2) The financial statements of Richmond Mutual Bancorporation-Maryland have been omitted because Richmond Mutual Bancorporation has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee Richmond

Mutual Bancorporation, Inc.

Richmond, Indiana

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Richmond Mutual Bancorporation, Inc. (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

BKD, LLP

We have served as the Company’s auditor since at least 1990; however, an earlier year cannot be reliably determined.

Indianapolis, Indiana

March 6, 2019

F-2

Richmond Mutual Bancorporation, Inc.

Consolidated Balance Sheets
December 31, 2018 and 2017

	2018	2017

Assets

Cash and due from banks	$10,112,422	$9,883,088
Interest-bearing demand deposits	4,858,748	6,286,666
Cash and cash equivalents	14,971,170	16,169,754
Interest-bearing time deposits	-	200,000
Investment securities - available for sale	122,482,487	118,356,869
Investment securities - held to maturity	21,079,974	24,892,334
Loans and leases, net of allowance for losses of $5,600,000 and $4,800,000, respectively	654,755,066	557,929,014
Premises and equipment, net	14,025,476	13,592,274
Federal Reserve and Federal Home Loan Bank stock	6,560,600	6,716,700
Interest receivable	2,686,010	2,268,090
Mortgage-servicing rights	1,227,356	1,042,386
Cash surrender value of life insurance	3,718,219	3,597,276
Other assets	8,112,005	8,856,180

Total assets	$849,618,363	$753,620,877

Liabilities
Non-interest bearing deposits	$58,044,369	$58,922,097
Interest bearing deposits	562,592,451	501,472,847
Total deposits	620,636,820	560,394,944
Federal Home Loan Bank advances	136,100,000	104,000,000
Advances by borrowers for taxes and insurance	543,527	501,438
Interest payable	550,749	237,693
Other liabilities	5,934,235	6,688,979
Total liabilities	763,765,331	671,823,054

Commitments and Contingent Liabilities

Stockholders' Equity
Preferred stock, $.01 par value
Authorized - 500 shares
Issued and outstanding - 0 shares	-	1
Common stock, $.01 par value
Authorized - 500 shares
Issued and outstanding - 100 shares	1	1
Additional paid-in capital	12,750,999	12,757,998
Retained earnings	77,480,318	71,765,677
Accumulated other comprehensive loss	(4,378,286)	(2,725,854)
Total stockholders' equity	85,853,032	81,797,823

Total liabilities and stockholders' equity	$849,618,363	$753,620,877

See Notes to Consolidated Financial Statements

F-3

Richmond Mutual Bancorporation, Inc.

Consolidated Statements of Income
Years Ended December 31, 2018 and 2017

	2018	2017
Interest Income
Loans and leases	$31,559,268	$25,523,463
Investment securities	3,507,674	3,444,124
Other	132,308	136,852
Total interest income	35,199,250	29,104,439

Interest Expense
Deposits	5,648,261	3,796,077
Borrowings	2,104,058	1,453,922
Total interest expense	7,752,319	5,249,999

Net Interest Income	27,446,931	23,854,440
Provision for losses on loans and leases	1,680,000	1,370,000

Net Interest Income After Provision for Losses on Loans and Leases	25,766,931	22,484,440

Other Income
Service charges on deposit accounts	1,115,308	1,110,983
Card fee income	698,435	643,919
Loan and lease servicing fees	335,412	208,165
Net gains on securities (includes $14,857 and $96,048 for the years ended December 31, 2018 and 2017, respectively, related to accumulated other comprehensive loss reclassifications)	14,857	96,048
Net gains on loan and lease sales	458,618	794,171
Other loan fees	561,974	1,046,348
Other income	1,109,456	615,417
Total other income	4,294,060	4,515,051

Other Expenses
Salaries and employee benefits	13,802,299	12,799,272
Net occupancy expenses	1,113,005	1,041,380
Equipment expenses	986,141	836,467
Data processing fees	1,478,463	1,445,402
Deposit insurance expense	600,000	320,500
Printing and office supplies	144,702	137,901
Legal and professional fees	874,689	564,570
Advertising expense	543,845	527,745
Bank service charges	106,855	101,968
Real estate owned expense	60,891	107,316
Loss on sale of real estate owned	7,737	482,388
Loan tax and insurance expense	512,406	208,079
Other expenses	2,873,769	2,738,972
Total other expenses	23,104,802	21,311,960

Income Before Income Tax Expense	6,956,189	5,687,531
Provision for income taxes (includes $3,883 and $38,045 for the years ended December 31, 2018 and 2017, respectively, related to income tax expense from reclassification of items.)	1,278,238	2,972,190

Net Income	$5,677,951	$2,715,341

See Notes to Consolidated Financial Statements

F-4

Richmond Mutual Bancorporation, Inc.

Consolidated Statements of Comprehensive Income
Years Ended December 31, 2018 and 2017

	2018	2017

Net Income	$5,677,951	$2,715,341

Other Comprehensive Income (Loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of tax expense (benefit) of ($282,375) and $679,043 for the years ended December 31, 2018 and 2017, respectively	(1,104,768)	1,035,279
Less: reclassification adjustment for realized gains included in net income, net of tax expense of $3,883 and $38,045 for the years ended December 31, 2018 and 2017, respectively	10,974	58,003
	(1,115,742)	977,276

Comprehensive Income	$4,562,209	$3,692,617

See Notes to Consolidated Financial Statements

F-5

Richmond Mutual Bancorporation, Inc.

Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2018 and 2017

							Accumulated
	Preferred Stock		Common Stock		Additional		Other
	Shares		Shares		Paid-in	Retained	Comprehensive
	Outstanding	Amount	Outstanding	Amount	Capital	Earnings	Loss	Total

Balances, December 31, 2016	80	$1	100	$1	$12,757,998	$69,050,336	$(3,703,130)	$78,105,206
Net income						2,715,341		2,715,341
Other comprehensive income							977,276	977,276

Balances, December 31, 2017	80	1	100	1	12,757,998	71,765,677	(2,725,854)	81,797,823
Cumulative effect per ASU 2018-02						536,690	(536,690)	-
Redemption of preferred stock	(80)	$(1)			$(6,999)			(7,000)
Net income						5,677,951		5,677,951
Dividend						(500,000)		(500,000)
Other comprehensive loss							(1,115,742)	(1,115,742)

Balances, December 31, 2018	-	$-	100	$1	$12,750,999	$77,480,318	$(4,378,286)	$85,853,032

See Notes to Consolidated Financial Statements

F-6

Richmond Mutual Bancorporation, Inc.

Consolidated Statements of Cash Flows
Years Ended December 31, 2018 and 2017

	2018	2017
Operating Activities
Net income	$5,677,951	$2,715,341
Items not requiring (providing) cash
Provision for loan losses	1,680,000	1,370,000
Depreciation and amortization	895,318	876,604
Deferred income tax	938,000	2,168,789
Investment securities (accretion) amortization, net	987,330	1,247,145
Investment securities gains	(14,857)	(96,048)
Gain on sale of loans and leases held for sale	(458,618)	(794,171)
Loss on sale of real estate owned	7,737	482,388
Amortization of loan origination fees	(188,066)	(196,566)
Amortization of core deposit intangible	-	137,479
Amortization of mortgage-servicing rights	216,882	210,312
Increase in cash surrender value of life insurance	(120,943)	(120,062)
Loans originated for sale	(21,727,372)	(21,679,725)
Proceeds on loans sold	21,523,222	21,180,745
Net change in
Interest receivable	(417,920)	(120,035)
Other assets	(381,847)	(534,251)
Other liabilities	(469,532)	(472,588)
Interest payable	313,056	(159,936)
Net cash provided by operating activities	8,460,341	6,215,421

Investing Activities
Net change in interest-bearing time deposits	200,000	1,294,975
Purchases of securities available for sale	(22,340,455)	(3,356,665)
Proceeds from maturities and paydowns of securities available for sale	10,056,658	12,820,971
Proceeds from sales of securities available for sale	5,871,002	17,127,454
Proceeds from maturities and paydowns of securities held to maturity	3,726,110	2,355,000
Net change in loans	(97,988,206)	(96,251,588)
Proceeds from sales of real estate owned	111,421	3,458,265
Purchases of premises and equipment	(1,328,520)	(534,860)
Redemption (Purchase) of FHLB stock	156,100	(493,000)
Net cash used in investing activities	(101,535,890)	(63,579,448)

Financing Activities
Net change in
Demand and savings deposits	2,142,113	4,115,040
Certificates of deposit	58,099,763	39,978,019
Advances by borrowers for taxes and insurance	42,089	15,969
Redemption of preferred stock	(7,000)	-
Proceeds from FHLB advances	459,800,000	169,500,000
Repayment of FHLB advances	(427,700,000)	(157,800,000)
Dividends paid	(500,000)	-
Net cash provided by financing activities	91,876,965	55,809,028

Net Change in Cash and Cash Equivalents	(1,198,584)	(1,554,999)

Cash and Cash Equivalents, Beginning of Period	16,169,754	17,724,753

Cash and Cash Equivalents, End of Period	$14,971,170	$16,169,754

Additional Cash Flows and Supplementary Information
Interest paid	$7,439,263	$5,409,935
Income tax paid	658,245	137,000
Transfers from loans to other real estate owned	260,524	230,850

See Notes to Consolidated Financial Statements

F-7

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Richmond Mutual Bancorporation, Inc. (Company), which is a wholly owned subsidiary of First Mutual of Richmond, Inc. (Mutual), and the Company’s wholly owned subsidiary, First Bank Richmond (First Bank), conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, loan servicing rights, and fair values of financial instruments.

The Company is a bank holding company whose principal activity is the ownership and management of First Bank. First Bank operates under an Indiana state bank charter and provides full banking services. As a state bank, First Bank is subject to regulation by the Indiana Department of Financial Institutions (DFI) and the Federal Deposit Insurance Corporation (FDIC). In 2016, Mutual Federal Savings Bank’s charter (a subsidiary of the Company) was collapsed into First Bank's charter. In doing so, Mutual Federal Savings Bank became "Mutual Federal, a division of First Bank Richmond" (Mutual Federal or MFSB).

First Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Wayne and Shelby Counties, in Indiana; and Shelby, Miami, and Franklin Counties, in Ohio. First Bank’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Consolidation - The consolidated financial statements include the accounts of the Company and First Bank after elimination of all material intercompany transactions.

Cash Equivalents - The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

F-8

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Investment Securities - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Debt securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity or included in the trading account and marketable equity securities not classified as trading are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income (loss), net of tax. Equity securities available for sale are carried at fair value with changes in unrealized gains and losses recognized through net income. Trading account securities are held for resale in anticipation of short-term market movements and are valued at fair value. Gains and losses, both realized and unrealized, are included in other income.

The Company accounts for recognition and presentation of other-than-temporary impairment in accordance with ASC 320-10. When the Company does not intend to sell a debt security, and it is more likely than not, the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive loss. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive loss for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Purchased premiums and discounts on collateralized mortgage obligations (CMOs), real estate mortgage investment conduits (REMICs) and other mortgage related securities are amortized or accreted using the effective interest method. The period of amortization used is estimated based on anticipated principal prepayments. Differences between anticipated and actual prepayments result in adjustments which are charged or credited to income as an adjustment to yield. For classification purposes, REMICs are grouped with mortgage-backed securities.

Direct financing leases are carried at cost. Cost is defined as the total minimum lease payments receivable and the estimated residual value of the leased property, less the amount of unearned income. Unearned income on direct financing leases is recognized as income over the term of the lease using a method that approximates the interest method.

Loans - Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

F-9

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

For all loan classes, the accrual of interest is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. For all loan classes, the entire balance of the loan is considered past due if the minimum payment contractually required to be paid is not received by the contractual due date. For all loan classes, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. Consistent with regulatory guidance, charge-offs on all loan segments are taken when specific loans, or portions thereof, are considered uncollectible. The Company’s policy is to promptly charge these loans off in the period the uncollectible loss is reasonably determined.

For all loan portfolio segments except residential and consumer loans, the Company promptly charges off loans, or portions thereof, when available information confirms that specific loans are uncollectible based on information that includes, but is not limited to, (1) the deteriorating financial condition of the borrower, (2) declining collateral values, and/or (3) legal action, including bankruptcy, that impairs the borrower’s ability to adequately meet its obligations. For impaired loans that are considered to be solely collateral dependent, a partial charge-off is recorded when a loss has been confirmed by an updated appraisal or other appropriate valuation of the collateral.

The Company charges off residential and consumer loans, or portions thereof, when the Company reasonably determines the amount of the loss. The Company adheres to timeframes established by applicable regulatory guidance, which provides for the charge-down of 1-4 family first and junior lien mortgages to the net realizable value, less costs to sell when the loan is 120 days past due, charge-off of unsecured open-end loans when the loan is 90 days past due, and charge down to the net realizable value when other secured loans are 90 days past due. Loans at these respective delinquency thresholds for which the Company can clearly document that the loan is both well-secured and in the process of collection, such that collection will occur regardless of delinquency status, need not be charged off.

For all classes, all interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Nonaccrual loans are returned to accrual status when, in the opinion of management, the financial position of the borrower indicates there is no longer any reasonable doubt as to the timely collection of interest or principal. The Company requires a period of satisfactory performance of not less than six months before returning a nonaccrual loan to accrual status.

When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.

F-10

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Allowance for loan and lease losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical charge-off experience by segment. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior three years. Management believes the three year historical loss experience methodology, on a weighted basis, is appropriate in the current economic environment. Other adjustments (qualitative/environmental considerations) for each segment may be added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due based on the loan’s current payment status and the borrower’s financial condition including available sources of cash flows. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for nonhomogeneous type loans such as commercial, nonowner residential and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. For impaired loans where the Company utilizes the discounted cash flows to determine the level of impairment, the Company includes the entire change in the present value of cash flows as bad debt expense.

F-11

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The fair values of collateral dependent impaired loans are based on independent appraisals of the collateral. In general, the Company acquires an updated appraisal upon identification of impairment and annually thereafter for commercial, commercial real estate and multi-family loans. If the most recent appraisal is over a year old, and a new appraisal is not performed, due to lack of comparable values or other reasons, the existing appraisal is utilized and discounted based on the age of the appraisal, condition of the subject property, and overall economic conditions. After determining the collateral value as described, the fair value is calculated based on the determined collateral value, less selling expenses. The potential for outdated appraisal values is considered in the determination of the allowance for loan losses through an analysis of various trends and conditions including the local economy, trends in charge-offs and delinquencies, etc. and the related qualitative adjustments assigned by the Company.

Segments of loans with similar risk characteristics are collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

In the course of working with borrowers, the Company may choose to restructure the contractual terms of certain loans. In this scenario, the Company attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by the Company to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with its current financial status and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms, or a combination of the two. If such efforts by the Company do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure proceedings are initiated. At any time prior to a sale of the property at foreclosure, the Company may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.

It is the Company’s policy to have any restructured loans, which are on nonaccrual status prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Company reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.

With regard to determination of the amount of the allowance for credit losses, troubled debt restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.

Premises and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

F-12

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve (FRB) and Federal Home Loan Bank (FHLB) systems. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Core deposit intangible was being amortized on the straight-line basis over ten years. The core deposit intangible asset was periodically evaluated as to the recoverability of the carrying value.

Foreclosed Assets Held for Sale - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.

Mortgage-servicing rights on originated loans that have been sold are initially recorded at fair value. Capitalized servicing rights, which include purchased servicing rights, are amortized in proportion to and over the period of estimated servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage-servicing rights for a stratum exceed their fair value.

Long-lived Asset Impairment - The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No asset impairment was recognized during the years ended December 31, 2018 and 2017.

Reclassifications - Certain reclassifications have been made to the 2017 financial statements to conform to the 2018 financial statement presentation. These reclassifications had no effect on net income.

Income tax in the consolidated statements of operations includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its parent and subsidiary.

In February of 2018, the FASB issued ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This guidance allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The Company had approximately $537,000 stranded tax effects included in accumulated other comprehensive income and reclassified into retained earnings during 2018.

F-13

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Uncertain Tax Positions - The Company has adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 740, Income Taxes, concerning the accounting and disclosures for uncertain tax positions, previously deferred by ASC 740-10-65. As part of the implementation of this standard, management evaluated its current tax positions and determined the adoption of this standard had no material impact on the consolidated financial statements of the Company.

Note 2:	Accounting Pronouncements

Revenue Recognition — Accounting Standards Codification 606, “Revenue from Contracts with Customers” (ASC 606) provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance enumerates five steps that entities should follow in achieving this core principle. Revenue generated from financial instruments, including loans and investment securities, are not included in the scope of ASC 606. The adoption of ASC 606 did not result in a change to the accounting of any of the Company’s revenue streams that are within the scope of the amendments. Revenue-gathering activities that are within the scope of ASC 606 and that are presented as non-interest income in the Company’s consolidated statements of income include:

- Service charges on deposit accounts – these include general service fees charged for deposit account maintenance and activity and transaction-based fees charged for certain services, such as debit card, wire transfer and overdraft activities. Revenue is recognized when the performance obligation is completed, which is generally after a transaction is completed or monthly for account maintenance services.

- Card fee income – this includes debit card fees charged based on the volume and number of debit card transactions. Revenue is recognized when the performance obligation is completed, which is generally after a transaction is completed or monthly for account maintenance services.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. The ASU is effective for Securities and Exchange Commission (SEC) filers for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. All entities may adopt the amendments in this ASU earlier as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. While the Company expects that the implementation of this ASU will increase the balance of the allowance for loan losses, it is continuing to evaluate the potential impact on the Company’s results of operations and financial position. The Company has established a workgroup to review and produce different methodologies to best estimate future loan losses.

F-14

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The FASB has issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases, with the exception of short-term leases, at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2018. Based on leases outstanding as of December 31, 2018, the new standard will not have a material impact on the Company’s balance sheet or income statement.

In July 2018, the FASB issued amendments (ASU No. 2018-11) which provide entities with additional (and optional) transition method to adopt the new lease standard. Under this new transition method, an entity initially applies the new lease standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current GAAP (Topic 842, Leases). The amendments in ASU 2018-11 also provide lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component if the nonlease components otherwise would be accounted for under the new revenue guidance (Topic 606) and certain criteria are met.

Note 3:	Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2018 was $6,900,000.

At December 31, 2018, the Company’s cash accounts exceeded federally insured limits by approximately $559,000. The Company’s cash balances with the Federal Reserve Bank and the Federal Home Loan Bank, which are not federally insured, totaled approximately $5,580,000 at December 31, 2018.

F-15

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Note 4:	Investment Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	2018
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale
Federal agencies	$40,812	$-	$2,802	$38,010
State and municipal obligations	30,531	34	776	29,789
Mortgage-backed securities - government-sponsored enterprises (GSE) residential	56,945	11	2,286	54,670
Equity securities	13	-	-	13
	128,301	45	5,864	122,482
Held to maturity
State and municipal obligations	18,580	70	107	18,543
Corporate obligations	2,500	2,610	-	5,110
	21,080	2,680	107	23,653

Total investment securities	$149,381	$2,725	$5,971	$146,135

	2017
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale
Federal agencies	$40,892	$-	$2,166	$38,726
State and municipal obligations	24,011	9	656	23,364
Mortgage-backed securities - government-sponsored enterprises GSE residential	57,858	10	1,614	56,254
Equity securities	13	-	-	13
	122,774	19	4,436	118,357
Held to maturity
State and municipal obligations	22,392	143	92	22,443
Corporate obligations	2,500	2,632	-	5,132
	24,892	2,775	92	27,575

Total investment securities	$147,666	$2,794	$4,528	$145,932

F-16

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The amortized cost and fair value of securities at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$157	$156	$2,540	$2,535
One to five years	9,109	8,862	9,448	9,405
Five to ten years	52,511	49,414	5,095	5,082
After ten years	9,566	9,367	3,997	6,631
	71,343	67,799	21,080	23,653
Mortgage-backed securities -
GSE residential	56,945	54,670	-	-
Equity securities	13	13	-	-

Totals	$128,301	$122,482	$21,080	$23,653

Securities with a carrying value of $86,267,000 and $84,545,000 were pledged at December 31, 2018 and 2017, respectively, to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during year ended December 31, 2018 and 2017 were $5,871,000 and $17,127,000, respectively. Gross gains of $15,000 and $97,000 resulting from sales of available-for-sale securities were realized for the year ended December 31, 2018 and 2017, respectively. Gross losses of $0 and $1,000 were realized from sales of available-for-sale securities for the year ended December 31, 2018 and 2017, respectively.

Certain investments in debt securities are reported in the consolidated financial statements and notes at an amount less than their historical cost. Total fair value of these investments at
December 31, 2018 and 2017 was $126,736,000 and $127,855,000, which is approximately 88% and 89%, respectively, of the Company’s available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent changes in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any other securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

F-17

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2018 and 2017:

	2018
	Less Than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

Available-for-sale
Federal agencies	$-	$-	$38,010	$2,802	$38,010	$2,802
State and municipal obligations	4,516	26	21,529	750	26,045	776
Mortgage-backed securities -
GSE residential	5,872	30	45,676	2,256	51,548	2,286
Total available-for-sale	10,388	56	105,215	5,808	115,603	5,864

Held-to-maturity
State and municipal obligations	3,271	11	7,862	96	11,133	107

Total temporarily impaired securities	$13,659	$67	$113,077	$5,904	$126,736	$5,971

	2017
	Less Than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Losses	Value	Losses	Value	Losses

Available-for-sale
Federal agencies	$-	$-	$38,726	$2,166	$38,726	$2,166
State and municipal obligations	4,651	73	17,270	583	21,921	656
Mortgage-backed securities -
GSE residential	3,986	45	51,890	1,569	55,876	1,614
Total available-for-sale	8,637	118	107,886	4,318	116,523	4,436

Held-to-maturity
State and municipal obligations	9,671	59	1,661	33	11,332	92

Total temporarily impaired securities	$18,308	$177	$109,547	$4,351	$127,855	$4,528

F-18

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Federal Agencies and U.S. Treasury Securities

The unrealized losses on the Company’s investments in direct obligations of U.S. federal agencies and treasury securities were caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2018.

SBA Pools and Mortgage-Backed Securities - GSE Residential

The unrealized losses on the Company’s investment in SBA pools and mortgage-backed securities were caused by interest rate changes and illiquidity. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2018.

State and Municipal Obligations

The unrealized losses on the Company’s investments in securities of state and municipal obligations were caused by interest rate changes and illiquidity. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost basis, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2018.

F-19

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Note 5:	Loans, Leases and Allowance

Categories of loans at December 31, 2018 and 2017 include:

	2018	2017

Commercial mortgage	$211,237	$162,218
Commercial and industrial	71,854	61,753
Construction and development	72,955	27,944
Multi-family	43,816	63,701
Residential mortgage	132,492	128,773
Home equity	7,214	7,245
Direct financing leases	107,735	99,940
Consumer	13,520	11,628
	660,823	563,202
Less
Allowance for loan and lease losses	5,600	4,800
Deferred loan fees	468	473

	$654,755	$557,929

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2018 and 2017:

	2018
		Commercial
	Commercial	and	Residential
	Mortgage	Industrial	Mortgage	Leases	Consumer	Total

Allowance for loan losses:
Balance, January 1	$2,424	$1,663	$257	$337	$119	$4,800
Provision charged to expense	403	1,161	(141)	242	15	1,680
Charge-offs	(7)	(1,033)	(114)	(454)	(57)	(1,665)
Recoveries	327	26	137	264	31	785

Balance, December 31	$3,147	$1,817	$139	$389	$108	$5,600

Individually evaluated for impairment	$300	$394	$-	$-	$-	$694
Collectively evaluated for impairment	2,847	1,423	139	389	108	4,906

Balance, December 31	$3,147	$1,817	$139	$389	$108	$5,600

Loans:
Individually evaluated for impairment	$743	$1,177	$389	$-	$-	$2,309
Collectively evaluated for impairment	358,593	58,203	117,258	107,735	16,725	658,514
Ending balance:
December 31	$359,336	$59,380	$117,647	$107,735	$16,725	$660,823

F-20

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

	2017
		Commercial
	Commercial	and	Residential
	Mortgage	Industrial	Mortgage	Leases	Consumer	Total

Allowance for loan losses:
Balance, January 1	$1,829	$1,421	$359	$1,657	$128	$5,394
Provision charged to expense	2,046	486	113	(1,294)	19	1,370
Charge-offs	(1,540)	(265)	(302)	(304)	(57)	(2,468)
Recoveries	89	21	87	278	29	504

Balance, December 31	$2,424	$1,663	$257	$337	$119	$4,800

Individually evaluated for impairment	$-	$927	$-	$-	$-	$927
Collectively evaluated for impairment	2,424	736	257	337	119	3,873

Balance, December 31	$2,424	$1,663	$257	$337	$119	$4,800

Loans:
Individually evaluated for impairment	$181	$2,744	$319	$-	$-	$3,244
Collectively evaluated for impairment	271,009	55,218	118,931	99,940	14,860	559,958
Ending balance:
December 31	$271,190	$57,962	$119,250	$99,940	$14,860	$563,202

First Bank rates all loans by credit quality using the following designations:

Grade 1 - Exceptional

Exceptional loans are top-quality loans to individuals whose financial credentials are well known to the Company. These loans have excellent sources of repayment, are well documented and/or virtually free of risk (i.e., CD secured loans).

Grade 2 - Quality Loans

These loans have excellent sources of repayment with no identifiable risk of collection, and they conform in all respects to Company policy and DFI/FDIC regulations. Documentation exceptions are minimal or are in the process of being corrected and are not of a type that could subsequently expose the Company to risk of loss.

Grade 3 - Acceptable Loans

This category is for “average” quality loans. These loans have adequate sources of repayment with little identifiable risk of collection and they conform to Company policy and DFI/FDIC regulations.

F-21

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Grade 4 - Acceptable but Monitored

Loans in this category may have a greater than average risk due to financial weakness or uncertainty but do not appear to require classification as special mention or substandard loans. Loans rated “4” need to be monitored on a regular basis to ascertain that the reasons for placing them in this category do not advance or worsen.

Grade 5 - Special Mention

Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification. This special mention rating is designed to identify a specific level of risk and concern about an asset’s quality. Although a special mention loan has a higher probability of default than a pass rated loan, its default is not imminent.

Grade 6 - Substandard

Loans in this category are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Substandard loans have a high probability of payment default, or they have other well-defined weaknesses. Such loans have a distinct potential for loss; however, an individual loan’s potential for loss does not have to be distinct for the loan to be rated substandard.

The following are examples of situations that might cause a loan to be graded a “6”:

•	Cash flow deficiencies (losses) jeopardize future loan payments.

•	Sale of noncollateral assets has become a primary source of loan repayment.

•	The relationship has deteriorated to the point that sale of collateral is now the Company’s primary source of repayment, unless this was the original source of loan repayment.

•	The borrower is bankrupt or for any other reason future repayment is dependent on court action.

F-22

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Grade 7 - Doubtful

A loan classified as doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current existing facts, conditions, and values, highly questionable and improbable. A doubtful loan has a high probability of total or substantial loss. Doubtful borrowers are usually in default, lack adequate liquidity or capital, and lack the resources necessary to remain an operating entity. Because of high probability of loss, nonaccrual accounting treatment will be required for doubtful loans.

Grade 8 - Loss

Loans classified loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off the loan even though partial recovery may be affected in the future.

The risk characteristics of each loan portfolio segment are as follows:

Commercial and Industrial

Commercial and industrial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and may include a personal guarantee. Short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial Mortgage including Construction

Loans in this segment include commercial loans, commercial construction loans, and multi-family loans. This segment also includes loans secured by 1-4 family residences which were made for investment purposes. Commercial real estate loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The characteristics of properties securing the Company’s commercial real estate portfolio are diverse, but with geographic location almost entirely in the Company’s market area. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. In general, the Company avoids financing single purpose projects unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate versus nonowner-occupied loans.

F-23

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews and financial analysis of the developers and property owners. Construction loans are generally based on estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

Residential, Brokered and Consumer

Residential, brokered and consumer loans consist of three segments - residential mortgage loans, brokered mortgage loans and personal loans. For residential mortgage loans that are secured by 1-4 family residences and are generally owner-occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Brokered mortgages are purchased residential mortgage loans meeting the Company's criteria established for originating residential mortgage loans. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer personal loans are secured by consumer personal assets, such as automobiles or recreational vehicles. Some consumer personal loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas, such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Leases

Lease financing consists of direct financing leases and are used by commercial customers to finance capital purchases of equipment. The credit decisions for these transactions are based upon an assessment of the overall financial capacity of the applicant. A determination is made as to the applicant’s financial condition and ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved.

F-24

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of December 31, 2018 and 2017:

		2018
			Commercial	Construction
		Commercial	and	and	Multi-	Residential	Home
		Mortgage	Industrial	Development	Family	Mortgage	Equity	Leases	Consumer	Total

1-4	Pass	$210,158	$68,568	$72,955	$40,890	$128,665	$7,059	$107,382	$13,467	$649,144
5	Special Mention	492	35	-	2,926	264	65	-	-	3,782
6	Substandard	587	3,251	-	-	3,563	90	151	53	7,695
7	Doubtful	-	-	-	-	-	-	202	-	202
8	Loss	-	-	-	-	-	-	-	-	-

		$211,237	$71,854	$72,955	$43,816	$132,492	$7,214	$107,735	$13,520	$660,823

		2017
			Commercial	Construction
		Commercial	and	and	Multi-	Residential	Home
		Mortgage	Industrial	Development	Family	Mortgage	Equity	Leases	Consumer	Total

1-4	Pass	$161,979	$56,780	$27,944	$63,701	$126,124	$7,188	$99,912	$11,621	$555,249
5	Special Mention	-	58	-	-	492	-	-	-	550
6	Substandard	239	4,915	-	-	2,157	57	3	7	7,378
7	Doubtful	-	-	-	-	-	-	25	-	25
8	Loss	-	-	-	-	-	-	-	-	-

		$162,218	$61,753	$27,944	$63,701	$128,773	$7,245	$99,940	$11,628	$563,202

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

F-25

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2018 and 2017:

	2018
	Delinquent Loans					Total	Total Loans
	30-59 Days	60-89 Days	90 Days and	Total Past		Portfolio	> 90 Days
	Past Due	Past Due	Over	Due	Current	Loans	Accruing

Commercial mortgage	$-	$412	$78	$490	$210,747	$211,237	$-
Commercial and industrial	321	328	1,243	1,892	69,962	71,854	130
Construction	-	-	-	-	72,955	72,955	-
Multi-family	1,684	-	-	1,684	42,132	43,816	-
Residential mortgage	1,147	807	2,193	4,147	128,345	132,492	1,913
Home Equity	99	-	15	114	7,100	7,214	15
Leases	110	89	-	199	107,536	107,735	-
Consumer	67	24	38	129	13,391	13,520	38

Totals	$3,428	$1,660	$3,567	$8,655	$652,168	$660,823	$2,096

	2017
	Delinquent Loans					Total	Total Loans
	30-59 Days	60-89 Days	90 Days and	Total Past		Portfolio	> 90 Days
	Past Due	Past Due	Over	Due	Current	Loans	Accruing

Commercial mortgage	$570	$-	$78	$648	$161,570	$162,218	$-
Commercial and industrial	818	-	2,231	3,049	58,704	61,753	68
Construction	-	-	-	-	27,944	27,944	-
Multi-family	-	-	-	-	63,701	63,701	-
Residential mortgage	1,369	717	1,629	3,715	125,058	128,773	1,310
Home Equity	58	-	-	58	7,187	7,245	-
Leases	54	-	-	54	99,886	99,940	-
Consumer	108	6	-	114	11,514	11,628	-

Totals	$2,977	$723	$3,938	$7,638	$555,564	$563,202	$1,378

F-26

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The following tables present the Company’s impaired loans as of December 31, 2018 and 2017:

	2018
				Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized
Loans without a specific valuation allowance
Commercial mortgage	$397	$453	$-	$266	$21
Commercial and industrial	485	829	-	509	15
Residential mortgage	389	688	-	344	14

	$1,271	$1,970	$-	$1,119	$50

Loans with a specific valuation allowance
Commercial mortgage	$346	$387	$300	$362	$16
Commercial and industrial	692	2,495	394	1,411	34

	$1,038	$2,882	$694	$1,773	$50

Total impaired loans
Commercial mortgage	$743	$840	$300	$628	$37
Commercial and industrial	1,177	3,324	394	1,920	49
Residential mortgage	389	688	-	344	14

Total impaired loans	$2,309	$4,852	$694	$2,892	$100

F-27

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

	2017
				Average
		Unpaid		Investment in	Interest
	Recorded	Principal	Specific	Impaired	Income
	Balance	Balance	Allowance	Loans	Recognized
Loans without a specific valuation allowance
Commercial mortgage	$181	$897	$-	$437	$52
Commercial and industrial	906	1,405	-	1,570	50
Construction	-	88	-	35
Multi-family	-	9	-	2	1
Residential mortgage	319	4,198	-	2,159	173

	$1,406	$6,597	$-	$4,203	$276

Loans with a specific valuation allowance
Commercial and industrial	$1,838	$2,497	$927	$1,157	$25

	$1,838	$2,497	$927	$1,157	$25

Total impaired loans
Commercial mortgage	$181	$897	$-	$437	$52
Commercial and industrial	2,744	3,902	927	2,727	75
Construction	-	88	-	35	-
Multi-family	-	9	-	2	1
Residential mortgage	319	4,198	-	2,159	173

Total impaired loans	$3,244	$9,094	$927	$5,360	$301

F-28

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The following table presents the Company’s nonaccrual loans at December 31, 2018 and 2017:

	2018	2017

Commercial mortgage	$743	$181
Commercial and industrial	1,177	2,609
Residential mortgage	357	320
Leases	202	25

	$2,479	$3,135

During 2018, there were no newly classified troubled debt restructured loans.

At December 31, 2017, the Company had two loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following table presents information regarding troubled debt restructurings by class for the years ended December 31, 2017.

Newly classified troubled debt restructurings:

2017
		Pre-	Post-
		Modification	Modification
	Number of	Recorded	Recorded
	Loans	Balance	Balance

Commercial mortgage	-	$-	$-
Commercial and industrial	2	1,713	1,713
Residential mortgage	-	-	-

	2	$1,713	$1,713

The troubled debt restructurings described above did not increase the allowance for loan losses and did not result in charge-offs during the year ended December 31, 2017.

F-29

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Newly restructured loans by type of modification:

	2017
	Interest
	Only	Term	Combination	Balance

Commercial mortgage	$-	$-	$-	$-
Commercial and industrial	-	1,713	-	1,713
Residential mortgage	-	-	-	-

	$-	$1,713	$-	$1,713

No troubled debt restructurings modified in the past 12 months have subsequently defaulted.

At December 31, 2018 and 2017, the balance of real estate owned includes $176,000 and $34,000, respectively, of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property. At December 31, 2018 and 2017, the recorded investment of consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceeds were in process was $342,000 and $188,000, respectively.

The following lists the components of the net investment in direct financing leases:

	2018	2017

Total minimum lease payments to be received	$118,752	$110,417
Initial direct costs	5,459	4,856
	124,211	115,273
Less: Unearned income	(16,476)	(15,333)

Net investment in direct financing leases	$107,735	$99,940

The amount of leases serviced by First Bank for the benefit of others was approximately $2,752,000 and $6,325,000 at December 31, 2018 and 2017, respectively. Additionally, certain leases have been sold with partial recourse. First Bank estimates and records its obligation based upon historical loss percentages. At December 31, 2018 and 2017, First Bank has recorded a recourse obligation on leases sold with recourse of $0, and has a maximum exposure of $875,000 and $941,000, respectively, for these leases.

F-30

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

The following summarizes the future minimum lease payments receivable in subsequent years:

2019	$44,120
2020	34,235
2021	23,109
2022	12,338
2023	4,242
Thereafter	708

$118,752

Note 6:	Premises and Equipment

	2018	2017
Cost
Land	$3,045	$3,045
Buildings	14,524	14,191
Furniture and equipment	7,544	6,955
Computer software	1,927	1,881
Construction in progress	516	147
Total cost	27,556	26,219
Accumulated depreciation and amortization	(13,531)	(12,627)

Net	$14,025	$13,592

Note 7:	Core Deposit Intangible

The carrying basis and accumulated amortization of the recognized core deposit intangible at December 31, 2018 and 2017 were:

	2018	2017

Gross carrying amount	$-	$3,499
Accumulated amortization	-	(3,499)

Core deposit intangible	$-	$-

Amortization expense for years ended December 31, 2018 and 2017 was $0 and $137,000, respectively.

F-31

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Note 8:	Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others totaled $131,327,000 and $129,269,000 at December 31, 2018 and 2017, respectively.

The aggregate fair value of capitalized servicing rights at December 31, 2018, 2017 and 2016 totaled approximately $1,227,000, $1,042,000 and $997,000, respectively. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type and interest rates, were used to stratify the originated mortgage-servicing rights.

	2018	2017
Servicing Rights
Balances, beginning of period	$1,391	$1,400
Servicing rights capitalized	158	201
Amortization of servicing rights	(217)	(210)
Balances, end of period	1,332	1,391

Valuation allowances
Balances, beginning of period	349	403
Additions	-	-
Reductions	(244)	(54)
Balances, end of period	105	349

Servicing Rights, net	$1,227	$1,042

F-32

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Note 9:	Deposits

	2018	2017

Demand deposits	$243,589	$243,292
Savings deposits	68,627	66,782
Brokered certificates	124,477	85,676
Certificates and other time deposits of $250,000 or more	32,037	27,589
Other certificates and time deposits	151,907	137,056

	$620,637	$560,395

Certificates maturing in years ending December 31:

2019	$197,901
2020	65,163
2021	22,145
2022	17,264
2023	4,165
Thereafter	1,783

$308,421

Note 10:	Federal Home Loan Bank Advances

First Bank has Federal Home Loan Bank advances, with interest rates ranging from 1.06% to 3.28%.

The maturities of these borrowings at December 31, 2018 are as follows:

FHLB
Advances

2019	$52,100
2020	11,000
2021	8,000
2022	2,000
2023	2,000
Thereafter	61,000

$136,100

First mortgage loans and investment securities totaling $272,358,000 and $257,682,000 were pledged as collateral for FHLB advances at December 31, 2018 and 2017, respectively. Certain advances are subject to restrictions or penalties in the event of prepayment.

F-33

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

FHLB advances totaling $59,000,000 are subject to an option by the FHLB to put the entire advance to a periodic adjustable rate on the lock-out date. The adjustable rate would be for the remaining term at a predetermined rate based on LIBOR (London Interbank Offer Rate). If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be prepayable at the Company’s option, at par and without a penalty.

The Bank has an available line of credit with the FHLB totaling $10,000,000. The line of credit expires March 2019; however, it is renewed annually, and bears interest at a rate equal to the current variable advance rate. At December 31, 2018, the current interest rate was 2.87%. There were no amounts outstanding on the line at December 31, 2018 or 2017.

Note 11:	Income Tax

	2018	2017
Income tax expense
Currently payable
Federal	$319	$850
State	21	(46)
Deferred
Federal	699	1,906
State	239	262

Total income tax expense	$1,278	$2,972

Reconciliation of federal statutory to actual tax expense
Federal statutory income tax at 21% and 34%	$1,461	$1,934
Tax-exempt interest	(322)	(516)
Effect of state income taxes	205	142
Cash surrender value - life insurance	(25)	(33)
Impact of Tax Cuts and Jobs Act	-	1,461
Low Income Housing Tax Credit	(72)	-
Other	31	(16)

Actual tax expense	$1,278	$2,972

F-34

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

A cumulative deferred tax asset is included in other assets. The components of the asset are as follows:

	2018	2017
Assets
Allowance for loan losses	$1,354	$1,161
Net operating loss carryforward	137	571
Nonaccrual interest	165	128
Investment basis	4	5
Alternative minimum tax carryover	-	821
Accrued directors fees	48	79
Unrealized loss on securities available for sale	1,441	1,155
Other	433	311
Total assets	3,582	4,231

Liabilities
FHLB stock dividend	177	177
Purchase accounting adjustments	-	-
State taxes	87	130
Mortgage-servicing rights, purchased	297	252
Other	13	11
Total liabilities	574	570

Net deferred tax asset	$3,008	$3,661

On December 22, 2017, the United States enacted tax reform legislation through the Tax Cuts and Jobs Act, which significantly changes the existing U.S. tax laws, including a reduction in the corporate tax rate from 35% to 21%, and a repeal of the corporate Alternative Minimum Tax. As a result of enactment of the legislation, the Company incurred additional one-time income tax expense of $1,461,000 during the fourth quarter of 2017, related to the remeasurement of the Company's deferred tax assets and liabilities. Included in this additional one-time income tax expense of $1,461,000 is income tax expense of $537,000 related to the adjustment of the deferred tax asset for net unrealized losses on available-for-sale securities.

As of December 31, 2018, the Company has $4,300,000 of net operating loss carryforwards for Indiana franchise tax purposes, which will begin to expire in 2025. As of December 31, 2017, the Company had approximately $821,000 of alternative minimum tax credit carryforwards. As a result of the repeal of the corporate AMT under the Tax Cuts and Jobs Act the Company is able to use these credits to reduce its tax liability in 2018.

F-35

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

At December 31, 2018 and 2017, the Company determined that it is more likely than not that the deferred tax assets will be realized, largely based on available tax planning strategies and its projections of future taxable income. Therefore, no valuation reserve was recorded at
December 31, 2018 and 2017. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon judgment concerning the evaluation of both positive and negative evidence, the forecasts of future income, applicable tax planning strategies and assessments of current and future economic and business conditions. Positive evidence includes current positive earnings trends and the probability that taxable income will be generated in future periods, while negative evidence includes any cumulative losses in the current year and prior two years and general business and economic trends. Failure to achieve sufficient projected taxable income might affect the ultimate realization of the net deferred tax assets.

Note 12:	Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, included in stockholder’ equity, are as follows:

	2018	2017

Net unrealized loss on available-for-sale securities	$(5,819)	$(4,417)
Tax effect	1,441	1,691
Net-of-tax amount	(4,378)	(2,726)

Note 13:	Commitments and Contingent Liabilities

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. First Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. First Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statements of financial condition.

Financial instruments whose contract amounts represent credit risk as of December 31, 2018 and 2017 were as follows:

	2018	2017

Commitments to extend credit	$132,913	$142,265
Standby letters of credit	628	591

F-36

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The subsidiary evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the subsidiary to guarantee the performance of the customer to a third party.

The Company is also subject to other claims and lawsuits which arise primarily in the ordinary course of business. None of these matters are expected to have a material adverse effect on the Company's financial position.

Note 14:	Benefit Plans

The Company has a retirement savings 401(k) plan, in which substantially all employees may participate. The Company matches employees' contributions at the rate of 50 percent for the first 6 percent of base salary contributed by participants. The Company’s expense for the plan was $191,000 and $179,000 for the years ended December 31, 2018 and 2017, respectively.

The Company participates in the Pentegra Defined Benefit Plan for Financial Institutions (Pentegra Plan), an industry-wide, tax-qualified defined-benefit pension plan. The Pentegra Plan’s Employer Identification Number is 13-5645888 and the Plan Number is 333. The Pentegra Plan operates as a multi-employer plan for accounting purposes and as a multi-employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. There are no collective bargaining agreements in place that require contributions to the Pentegra Plan. The Pentegra Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities.

The risks of participating in a multi-employer plan are different from a single-employer plan in the following aspects:

1.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

2.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

3.	If the Company chooses to stop participating in some of its multi-employer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Pentegra Plan has not required and does not require a financial improvement plan (FIP) or a rehabilitation plan (RP).

F-37

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Total contributions by all employer participants in the Pentegra Plan, as reported on Form 5500, totaled $126.2 million and $182.1 million, respectively, for the plan years ended June 30, 2018 and 2017. The Company’s contributions to the Pentegra Plan totaled $1,724,000 and $1,734,000, respectively, for the years ended December 31, 2018 and 2017 and do not represent more than 5% of the total contributions made by all employer participants in the Pentegra Plan. There have been no significant changes that affect the comparability of December 31, 2018 and 2017 contributions. Given the current interest rate environment, the lower asset valuations, and other factors impacting the operations of the Pentegra Plan, it is likely that the future funding obligations could increase.

Note 15:	Dividend and Capital Restrictions

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. Generally, the Bank's payment of dividends is limited to net income for the current year plus the two preceding calendar years, less capital distributions paid over the comparable time period.

Note 16:	Regulatory Capital

First Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements and regulatory capital standards. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, First Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require First Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk-weighted assets (as defined), common equity Tier I capital (as defined) to total risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2018, that First Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2018, the most recent notification from the regulators categorized First Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, First Bank must maintain minimum total risk-based capital, Tier I risk-based capital, common equity Tier I risk-based capital and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed First Bank’s category.

F-38

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

First Bank’s actual and required capital amounts and ratios are as follows:

			Required for		To Be Well
	Actual		Adequate Capital [1]		Capitalized [1]
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2018
Total capital [1] (to risk-weighted assets)
First Bank	$89,850	12.3%	$58,640	8.0%	$73,300	10.0%
Tier I capital [1] (to risk-weighted assets)
First Bank	84,250	11.5	43,980	6.0	58,640	8.0
Common Equity Tier I capital [1] (to risk-weighted assets)
First Bank	84,250	11.5	32,985	4.5	47,645	6.5
Tier I capital [1] (to average assets)
First Bank	84,250	10.1	33,511	4.0	41,888	5.0

As of December 31, 2017
Total capital [1] (to risk-weighted assets)
First Bank	$81,200	12.6%	$51,682	8.0%	$64,603	10.0%
Tier I capital [1] (to risk-weighted assets)
First Bank	76,400	11.8	38,762	6.0	51,682	8.0
Common Equity Tier I capital [1] (to risk-weighted assets)
First Bank	76,400	11.8	29,071	4.5	41,992	6.5
Tier I capital [1] (to average assets)
First Bank	76,400	10.3	29,695	4.0	37,119	5.0

F-39

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Basel III Capital Rules

In July 2013, the three federal bank regulatory agencies jointly published final rules (the Basel III Capital Rules) establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. These rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. These rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach. The Basel III Capital Rules were effective for First Bank on January 1, 2015 (subject to a four-year phase-in period).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (CET1), (ii) specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

The above minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer is being phased in from 0.00% for 2015 to 2.50% by 2019. The capital conservation buffer was 1.875% at December 31, 2018. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

Note 17:	Related Party Transactions

The Company has entered into transactions with certain directors, executive officers and its affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with other customers. The aggregate amount of loans to such related parties at December 31, 2018 and 2017 was approximately $7,723,000 and $8,053,000, respectively.

Annual activity consisted of the following:

	2018	2017

Balance, beginning of the year	$8,053	$13,355
Change in composition	327	(3,535)
Repayments	(657)	(1,767)
Balance, end of the year	$7,723	$8,053

F-40

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Deposits from related parties held by the Company at December 31, 2018 and 2017 totaled $5,017,000 and $4,761,000, respectively.

Note 18:	Fair Values of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Recurring Measurements

The following tables present the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2018 and 2017:

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2018
Available-for-sale securities
Federal agencies	$38,010	$-	$38,010	$-
State and municipal obligations	29,789	-	29,789	-
Mortgage-backed securities -
GSE residential	54,670	-	54,670	-
Equity securities	13	13	-	-

	$122,482	$13	$122,469	$-

F-41

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2017
Available-for-sale securities
Federal agencies	$38,726	$-	$38,726	$-
State and municipal obligations	23,364	-	23,364	-
Mortgage-backed securities -
GSE residential	56,254	-	56,254	-
Equity securities	13	13	-	-

	$118,357	$13	$118,344	$-

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2018.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy, which includes equity securities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include agency securities, obligations of state and political subdivisions, and mortgage-backed securities. Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for specific investment securities but rather relying on the investment securities’ relationship to other benchmark quoted investment securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

F-42

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Nonrecurring Measurements

The following table presents the fair value measurement of assets and liabilities measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2018 and 2017:

		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2018
Impaired loans, collateral dependent	$344	$-	$-	$344
Mortgage-servicing rights	1,227	-	-	1,227

December 31, 2017
Impaired loans, collateral dependent	$912	$-	$-	$912
Mortgage-servicing rights	1,042	-	-	1,042

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Collateral-Dependent Impaired Loans, Net of ALLL

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.

F-43

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral-dependent loans.

Mortgage-Servicing Rights

Mortgage-servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of discount rate, prepayment speed and default rate. Due to the nature of the valuation inputs, mortgage-servicing rights are classified within Level 3 of the hierarchy.

Mortgage-servicing rights are tested for impairment on a yearly basis by obtaining an independent valuation. The valuation is reviewed by management for accuracy and for potential impairment.

Unobservable (Level 3) Inputs

The following tables present the fair value measurement of assets recognized in the accompanying consolidated balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2018 and 2017:

	Fair Value at
	December 31,	Valuation	Unobservable
	2018	Technique	Inputs	Range

Collateral-dependent impaired loans	$344	Appraisal	Marketability discount	0% - 70%

Mortgage-servicing rights	$1,227	Discounted cash flow	Discount rate	10%

	Fair Value at
	December 31,	Valuation	Unobservable
	2017	Technique	Inputs	Range

Collateral-dependent impaired loans	$912	Appraisal	Marketability discount	15%

Mortgage-servicing rights	$1,042	Discounted cash flow	Discount rate	10%

F-44

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Fair Value of Financial Instruments

The following tables present estimated fair values of the Company’s financial instruments at December 31, 2018 and 2017.

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2018
Financial assets
Cash and cash equivalents	$14,971	$14,971	$-	$-
Available-for-sale securities	122,482	-	122,482	-
Held-to-maturity securities	21,080	-	23,653	-
Loans and leases receivable, net	654,755	-	-	643,572
Federal Reserve and FHLB stock	6,561	-	6,561	-
Interest receivable	2,686	-	2,686	-

Financial liabilities
Deposits	620,637	-	620,380	-
FHLB advances	136,100	-	133,141	-
Interest payable	551	-	551	-

		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
December 31, 2017
Financial assets
Cash and cash equivalents	$16,170	$16,170	$-	$-
Interest-earning time deposits	200	200	-	-
Available-for-sale securities	118,357	-	118,357	-
Held-to-maturity securities	24,892	-	27,575	-
Loans and leases receivable, net	557,929	-	-	552,081
Federal Reserve and FHLB stock	6,717	-	6,717	-
Interest receivable	2,268	-	2,268	-

Financial liabilities
Deposits	560,395	-	560,976	-
FHLB advances	104,000	-	103,762	-
Interest payable	238	-	238	-

F-45

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

While these estimates of fair value are based on management’s judgement of the most appropriate factors, there is no assurance that were the Company to have disposed of such items at December 31, 2018 and 2017, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2018 and 2017 should not necessarily be considered to apply at subsequent dates.

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value.

Cash and Cash Equivalents, Interest-Earning Time Deposits and Federal Reserve and Federal Home Loan Bank Stock – The carrying amount approximates fair value.

Held-to-Maturity Securities – Fair value is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans and Leases – The fair value of loans and leases is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

Deposits – Deposits include demand deposits, savings accounts, NOW accounts and money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Interest Receivable and Interest Payable – The carrying amount approximates fair value.

Federal Home Loan Bank Advances – Rates currently available to the Company for borrowings with similar terms and remaining maturities are used to estimate the fair value of existing debt.

F-46

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Note 19:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets
	2018	2017
Assets
Cash and cash equivalents	$1,535	$2,046
Investment in subsidiaries	80,857	75,967
Other assets	4,888	4,074

Total assets	$87,280	$82,087

Other Liabilities	$1,427	$290

Stockholders' Equity	85,853	81,797

Total liabilities and stockholders' equity	$87,280	$82,087

Condensed Statements of Income and Comprehensive Income

	2018	2017

Other income	$313	$157

Expenses - other expenses	641	598

Income before equity in undistributed net income of subsidiaries	(328)	(441)

Equity in undistributed net income of subsidiaries	6,006	3,156

Net Income	$5,678	$2,715

Comprehensive Income	$4,562	$3,693

F-47

Richmond Mutual Bancorporation, Inc.

Notes to Consolidated Financial Statements
December 31, 2018 and 2017
(Table Dollar Amounts in Thousands)

Condensed Statements of Cash Flows

	2018	2017

Operating Activities
Net income	$5,678	$2,715
Items not providing cash	(5,682)	(2,981)
Net cash provided by operating activities	(4)	(266)

Financing Activities
Dividends paid	(500)	-
Redemption of preferred stock	(7)	-
Net cash used in financing activities	(507)	-

Net Change in Cash and Cash Equivalents	(511)	(266)

Cash and Cash Equivalents at Beginning of Year	2,046	2,312

Cash and Cash Equivalents at End of Year	$1,535	$2,046

Note 20:	Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk. Other significant estimates and concentrations not discussed in those footnotes include:

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.

Note 21:	Subsequent Events

Subsequent events have been evaluated through March 6, 2019, which is the date the consolidated financial statements were available to be issued.

F-48

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Richmond Mutual Bancorporation, Inc. or First Bank Richmond. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Richmond Mutual Bancorporation, Inc. or First Bank Richmond since any of the dates as of which information is furnished herein or since the date hereof.

Up to 11,327,500 Shares

(Subject to Increase to up to 13,026,625 shares)

RICHMOND MUTUAL BANCORPORATION, INC.

(Proposed Holding Company for

First Bank Richmond)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

_____, 2019

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until [Date 2], 2019 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount
Registrant’s Legal Fees and Expenses	$735,000
Registrant’s Accounting Fees and Expenses	235,000
Marketing Agent Fees (1)	1,194,450
Marketing Expenses (including legal fees and expenses)	175,000
Records Management Fees and Expenses	31,000
Appraisal Fees and Expenses	120,000
Printing, Postage, Mailing and EDGAR Fees	135,000
Filing Fees (NASDAQ, FINRA, SEC)	90,000
Transfer Agent Fees and Expenses	20,000
Business Plan Fees and Expenses	52,000
Other	7,000
Total	$2,784,450

(1)	Richmond Mutual Bancorporation-Maryland has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings. Estimated at the adjusted maximum of the offering range, assuming 100% of the shares are sold in the subscription offering (excluding shares sold to the Employee Stock Ownership Plan and shares contributed to the charitable foundation).

Item 14.	Indemnification of Directors and Officers

Articles 12 and 13 of the Articles of Incorporation of Richmond Mutual Bancorporation, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such and under which directors and officers of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages:

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Charter, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as part of this registration statement are:

(a)	List of Exhibits

1.1	Engagement Letter between First Mutual of Richmond, Inc., Richmond Mutual Bancorporation, Inc., First Bank Richmond and Keefe Bruyette & Woods, Inc., a Stifel Company

1.2	Form of Agency Agreement*

2	Plan of Reorganization and Stock Offering of First Mutual of Richmond, Inc.

3.1	Charter of Richmond Mutual Bancorporation, Inc.

3.2	Bylaws of Richmond Mutual Bancorporation, Inc.

4	Form of Common Stock Certificate of Richmond Mutual Bancorporation, Inc.

5	Opinion of Silver, Freedman, Taff & Tiernan LLP regarding legality of securities being registered

8.1	Federal Income Tax Opinion of Silver, Freedman, Taff & Tiernan LLP

8.2	State Income Tax Opinion of BKD LLP

10.1	Form of Non-Qualified Deferred Compensation Plan for Garry Kleer

21	Subsidiaries of Richmond Mutual Bancorporation, Inc.

23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of RP Financial, LC

23.3	Consent of BKD LLP

24	Power of Attorney (set forth on signature page)

99.1	Engagement letter with RP Financial, LC to serve as appraiser

99.2	Letter of RP Financial, LC with respect to value of Subscription Rights

99.3	Letter of RP Financial, LC with respect to value of Liquidation Rights

99.4	Appraisal Report of RP Financial, Inc.

99.5	Marketing Materials*

99.6	Stock Order and Certification Form*

* To be filed by amendment.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richmond, State of Indiana on March 11, 2019.

RICHMOND MUTUAL BANCORPORATION, INC., a Maryland corporation

By:	/s/ Garry D. Kleer
Garry D. Kleer
Chairman of the Board, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Richmond Mutual Bancorporation, Inc. a Maryland corporation (the “Corporation”) hereby severally constitute and appoint Garry D. Kleer as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said individual may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Corporation’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said individual shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Garry D. Kleer Garry D. Kleer	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 11, 2019

/s/ Donald A. Benziger Donald A. Benziger	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2019

/s/ E. Michael Blum E. Michael Blum	Director	March 11, 2019

/s/ Thomas L. Holthouse Thomas L. Holthouse	Director	March 11, 2019

/s/ Jeffrey A. Jackson Jeffrey A. Jackson	Director	March 11, 2019

/s/ Lindley S. Mann Lindley S. Mann	Director	March 11, 2019

/s/ W. Ray Stevens, III W. Ray Stevens, III	Director	March 11, 2019

/s/ Kathryn Cruz-Uribe Kathryn Cruz-Uribe	Director	March 11, 2019

/s/ M. Lynn Wetzel	Director	March 11, 2019
M. Lynn Wetzel